    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1995

                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          EL PASO NATURAL GAS COMPANY
             (Exact name of registrant as specified in its charter)

           DELAWARE
 (State or other jurisdiction               4922                        74-0608280
      of incorporation or       (Primary Standard Industrial         (I.R.S. Employer
          organization)          Classification Code Number)        Identification No.)

                             ONE PAUL KAYSER CENTER
                            100 NORTH STANTON STREET
                              EL PASO, TEXAS 79901
                                 (915) 541-2600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               BRITTON WHITE, JR.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          EL PASO NATURAL GAS COMPANY
                             ONE PAUL KAYSER CENTER
                            100 NORTH STANTON STREET
                              EL PASO, TEXAS 79901
                                 (915) 541-2600
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                                   Copies to:

          GARY P. COOPERSTEIN, ESQ.                     DALLAS R. PARKER, ESQ.
            FRIED, FRANK, HARRIS,                    BROWN, PARKER & LEAHY, L.L.P.
             SHRIVER & JACOBSON                         1200 SMITH, SUITE 3600
             ONE NEW YORK PLAZA                          HOUSTON, TEXAS 77002
          NEW YORK, NEW YORK 10004                          (713) 654-8111
               (212) 859-8000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                                     AMOUNT      PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
TITLE OF EACH CLASS OF                TO BE       OFFERING PRICE     OFFERING     REGISTRATION
SECURITIES TO BE REGISTERED(1)    REGISTERED(1)    PER SHARE(2)      PRICE(2)        FEE(2)
------------------------------------------------------------------------------------------------
Common Stock, $3.00 par value... 1,184,763 Shares      $25.90      $30,683,121     $10,580.39
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) Also includes associated Preferred Stock Purchase Rights. See "Comparative Rights of Stockholders -- Stockholder Rights Plan".

(2) The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of the common stock of Eastex Energy Inc. as reported on the NASDAQ -- National Market System on August 11, 1995 ($4.2188) and the maximum number of such shares (7,272,950 shares) that may be exchanged for the securities being registered. The proposed maximum offering price per share has been determined by dividing the maximum aggregate offering price by the number of shares being registered. $6,130.58 of the registration fee was paid upon filing with the Securities and Exchange Commission of the preliminary proxy materials of Eastex Energy Inc. on June 9, 1995.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          EL PASO NATURAL GAS COMPANY

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                  ITEM NUMBER AND CAPTION OF FORM S-4                LOCATION IN PROSPECTUS
          ----------------------------------------------------  ---------------------------------
A. Information About The Transaction
       1. Forepart of Registration Statement and Outside Front
            Cover Page of Prospectus..........................  Cover Page of Proxy
                                                                  Statement/Prospectus
       2. Inside Front and Outside Back Cover Pages of
            Prospectus........................................  Available Information; Documents
                                                                  Incorporated by Reference;
                                                                  Table of Contents
       3. Risk Factors, Ratio of Earnings to Fixed Charges and
            Other Information.................................  Summary; Information Concerning
                                                                  the Companies; The Special
                                                                  Meeting; The Merger
       4. Terms of the Transaction............................  Summary; The Merger; The Merger
                                                                  Agreement; Comparative Rights
                                                                  of Stockholders
       5. Pro Forma Financial Information.....................  Not Applicable
       6. Material Contacts with the Company Being Acquired...  The Merger; The Merger Agreement;
                                                                  Certain Agreements
       7. Additional Information Required for Reoffering by
            Persons and Parties Deemed to Be Underwriters.....  Not Applicable
       8. Interests of Named Experts and Counsel..............  Legal Matters; Experts
       9. Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities....................  Not Applicable

B. Information About The Registrant
      10. Information with Respect to S-3 Registrants.........  Not Applicable
      11. Incorporation of Certain Information by Reference...  Documents Incorporated by
                                                                  Reference
      12. Information with Respect to S-2 or S-3
            Registrants.......................................  Not Applicable
      13. Incorporation of Certain Information by Reference...  Not Applicable
      14. Information with Respect to Registrants Other Than
            S-3 or S-2 Registrants............................  Not Applicable

C. Information About The Company Being Acquired
      15. Information with Respect to S-3 Companies...........  Not Applicable
      16. Information with Respect to S-2 or S-3 Companies....  Documents Incorporated by
                                                                  Reference
      17. Information with Respect to Companies Other Than S-3
            or S-2 Companies..................................  Not Applicable

D. Voting and Management Information
      18. Information if Proxies, Consents or Authorizations
            are to be Solicited...............................  Cover Page of Proxy
                                                                  Statement/Prospectus; Documents
                                                                  Incorporated by Reference;
                                                                  Summary; The Special Meeting;
                                                                  The Merger; Security Ownership
                                                                  of Management and Certain
                                                                  Beneficial Owners
      19. Information of Proxies, Consents or Authorizations
            are not to be Solicited in an Exchange Offer......  Not Applicable

                                      LOGO

                1100 FIRST INTERSTATE BANK PLAZA, 1000 LOUISIANA
                              HOUSTON, TEXAS 77002

                                                                 August 14, 1995

Dear Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders of Eastex Energy Inc. ("Eastex") to be held on September 12, 1995 at 10:00 a.m., Central Daylight Savings time in the fourth floor auditorium of the First Interstate Bank Plaza, 1000 Louisiana, Houston, Texas. The purpose of the Special Meeting will be to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 8, 1995 (the "Merger Agreement"), between El Paso Natural Gas Company ("EPG"), El Paso Acquisition Company, a wholly owned subsidiary of EPG ("EPG Sub"), and Eastex, providing for, among other things, the merger of Eastex with and into EPG Sub (the "Merger"). As a result of the Merger, each of the then outstanding shares of common stock, $.01 par value, of Eastex ("Eastex Common Stock"), other than shares held by Eastex as treasury stock or by EPG, EPG Sub or any other subsidiary of EPG, will be converted into the right to receive, subject to the election procedures described in the accompanying Proxy Statement/Prospectus, either (i) a fraction of a share of common stock, $3.00 par value, of EPG ("EPG Common Stock") equal to the result obtained by dividing $4.50 by the average of the closing sales prices of a share of EPG Common Stock on the New York Stock Exchange over the ten business days immediately preceding the closing of the Merger, but in any event not less than .1485 and not more than .1629 of a share of EPG Common Stock or (ii) $4.50 in cash.

     Because the maximum cash component of the consideration to be paid to holders of Eastex Common Stock (including cash paid in respect of outstanding Eastex stock options and warrants and cash paid in lieu of fractional shares) pursuant to the Merger Agreement is limited to 49% of the aggregate merger consideration, the extent to which elections by holders of Eastex Common Stock will be accommodated will depend upon the respective numbers of Eastex stockholders who elect cash ("Cash Election") and stock (or make no election). Accordingly, if the number of shares of Eastex Common Stock covered by Cash Elections exceeds the maximum number of shares of Eastex Common Stock that may be converted into the right to receive cash pursuant to the Merger (the "Cash Conversion Number"), then the number of shares of Eastex Common Stock covered by each Cash Election to be converted into the right to receive cash will be determined by multiplying the total number of shares of Eastex Common Stock covered by such Cash Election by a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the total number of shares of Eastex Common Stock with respect to which effective Cash Elections were made. All shares of Eastex Common Stock covered by a cash election and not converted into the right to receive cash will be converted into the right to receive EPG Common Stock in the Merger. An illustration of the cash election allocation is set forth in the Proxy Statement/Prospectus. Holders of shares of Eastex Common Stock which are converted into the right to receive shares of EPG Common Stock pursuant to the Merger will receive, together with each share of EPG Common Stock issued in the Merger, one associated preferred stock purchase right of EPG (a "Right"). The Rights are currently attached to certificates for shares of EPG Common Stock, are not separately tradeable and become exercisable only upon certain conditions. In the event that, without the prior consent of the Board of Directors of EPG, any person or group acquires beneficial ownership of 15% or more of the voting power of all outstanding voting securities of EPG, each Right (other than Rights held by such acquiring person or group) will entitle the holder to purchase, at the then-current exercise price of the Right, a number of shares of EPG Common Stock having a value of twice the exercise price of the Right.

     The Merger Agreement contains a number of conditions and other terms, which are summarized, along with certain financial and other information, in the accompanying Proxy Statement/Prospectus. PLEASE READ AND CONSIDER THE PROXY STATEMENT/PROSPECTUS CAREFULLY.

     Your Board of Directors has unanimously approved the Merger Agreement. In addition, the Board of Directors has received a written opinion from its investment advisor, Rauscher Pierce Refsnes, Inc. (a copy of which is included with the accompanying Proxy Statement/Prospectus), that the consideration to be received by the stockholders of Eastex in the Merger is fair, from a financial point of view, to the Eastex stockholders. YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF EASTEX AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The affirmative vote of the holders of a majority of the outstanding shares of Eastex Common Stock is required to approve and adopt the Merger Agreement, so failure to vote will have the same effect as a vote against the Merger Agreement. Accordingly, you are urged to complete, sign, date and return the enclosed proxy card, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting, you may vote in person, if you wish, and revoke any previously submitted proxy card. Your vote is important.

                                          Sincerely,

                                          EASTEX ENERGY INC.

                                          /s/ ROBERT G. PHILLIPS
                                          Robert G. Phillips
                                          Chairman of the Board and
                                          Chief Executive Officer

                                      LOGO

                1100 First Interstate Bank Plaza, 1000 Louisiana
                              Houston, Texas 77002

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        To be held on September 12, 1995

To the Stockholders of Eastex Energy Inc.:

     Notice is hereby given that a Special Meeting of Stockholders of Eastex Energy Inc. ("Eastex") will be held in the fourth floor auditorium of the First Interstate Bank Plaza, 1000 Louisiana, Houston, Texas, on September 12, 1995, at 10:00 a.m., Central Daylight Savings time, to consider and act upon the following matters:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 8, 1995 (the "Merger Agreement") between El Paso Natural Gas Company ("EPG"), El Paso Acquisition Company, a wholly owned subsidiary of EPG ("EPG Sub"), and Eastex, providing for, among other things, the merger of Eastex with and into EPG Sub (the "Merger"). As a result of the Merger, each of the then outstanding shares of common stock, $.01 par value, of Eastex ("Eastex Common Stock"), other than shares held by Eastex as treasury stock or by EPG, EPG Sub or any other subsidiary of EPG, will be converted into the right to receive, subject to the election procedures described in the attached Proxy Statement/Prospectus, either (i) a fraction of a share of common stock, $3.00 par value, of EPG ("EPG Common Stock") equal to the result obtained by dividing $4.50 by the average of the closing sales prices of a share of EPG Common Stock on the New York Stock Exchange over the ten business days immediately preceding the closing of the Merger, but in any event not less than
 .1485 and not more than .1629 of a share of EPG Common Stock or (ii) $4.50 in cash. Holders of shares of Eastex Common Stock which are converted into the right to receive shares of EPG Common Stock pursuant to the Merger will receive, together with each share of EPG Common Stock issued in the Merger, one associated preferred stock purchase right of EPG. The terms of the Merger Agreement are more fully described in the attached Proxy Statement/Prospectus.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The Board of Directors of Eastex has fixed the close of business on July 14, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Only holders of record of Eastex Common Stock at the close of business on the record date will be entitled to notice of and to vote on matters at the Special Meeting and any adjournment thereof. A list of stockholders will be available at the Special Meeting and, during the ten day period prior to the Special Meeting, at the offices of Eastex, 1100 First Interstate Bank Plaza, 1000 Louisiana, Houston, Texas 77002, during ordinary business hours.

                                             By Order of the Board of Directors,

                                             LOGO

                                             Jo Anne Sheriff
                                             Assistant Secretary
Houston, Texas
August 14, 1995

     YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF EASTEX COMMON STOCK IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT. YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH, AND REVOKE ANY PREVIOUSLY SUBMITTED PROXY CARD.

                               EASTEX ENERGY INC.

                     PROXY STATEMENT FOR A SPECIAL MEETING
                     OF STOCKHOLDERS OF EASTEX ENERGY INC.
                        TO BE HELD ON SEPTEMBER 12, 1995
                            ------------------------

                          EL PASO NATURAL GAS COMPANY
                                   PROSPECTUS
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is furnished in connection with the solicitation of proxies by the Board of Directors of Eastex Energy Inc., a Delaware corporation ("Eastex"), for use in connection with a Special Meeting of Stockholders of Eastex (the "Special Meeting"), which is to be held on September 12, 1995, at 10:00 a.m., in the fourth floor auditorium of the First Interstate Bank Plaza, 1000 Louisiana, Houston, Texas, or any adjournment(s) or postponement(s) thereof.

     At the Special Meeting, the stockholders of Eastex will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 8, 1995 (the "Merger Agreement"), between El Paso Natural Gas Company, a Delaware corporation ("EPG"), El Paso Acquisition Company, a Delaware corporation and a wholly owned subsidiary of EPG ("EPG Sub"), and Eastex, pursuant to which, among other things, Eastex will be merged with and into EPG Sub (the "Merger"). As a result of the Merger, each of the then outstanding shares of common stock, $.01 par value, of Eastex ("Eastex Common Stock"), other than shares held by Eastex as treasury stock or by EPG, EPG Sub or any other subsidiary of EPG, will be converted into the right to receive, subject to the election procedures described herein, either (i) a fraction of a share of common stock, $3.00 par value, of EPG ("EPG Common Stock") equal to the result obtained by dividing $4.50 by the average of the closing sales prices of a share of EPG Common Stock on the New York Stock Exchange (the "NYSE") over the ten business days immediately preceding the closing of the Merger, but in any event not less than .1485 and not more than
 .1629 of a share of EPG Common Stock (the "Exchange Ratio") or (ii) $4.50 in cash.

     Because the maximum cash component of the consideration to be paid to holders of Eastex Common Stock (including cash paid in respect of outstanding Eastex stock options and warrants and cash paid in lieu of fractional shares) pursuant to the Merger Agreement is limited to 49% of the aggregate merger consideration, the extent to which elections by holders of Eastex Common Stock will be accommodated will depend upon the respective numbers of Eastex stockholders who elect cash ("Cash Election") and stock (or make no election). Accordingly, if the number of shares of Eastex Common Stock covered by Cash Elections exceeds the maximum number of shares of Eastex Common Stock that may be converted into the right to receive cash pursuant to the Merger (the "Cash Conversion Number"), then the number of shares of Eastex Common Stock covered by each Cash Election to be converted into the right to receive cash will be determined by multiplying the total number of shares of Eastex Common Stock covered by such Cash Election by a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the total number of shares of Eastex Common Stock with respect to which effective Cash Elections were made. All shares of Eastex Common Stock covered by a Cash Election and not converted into the right to receive cash will be converted into the right to receive EPG Common Stock in the Merger. See "The Merger Agreement -- Exchange
Procedures -- Illustration of Cash Elections Allocation." Holders of shares of Eastex Common Stock which are converted into the right to receive shares of EPG Common Stock pursuant to the Merger will receive, together with each share of EPG Common Stock issued in the Merger, one associated preferred stock purchase right of EPG (a "Right"). The Rights are currently attached to certificates for shares of EPG Common Stock, are not separately tradeable and become exercisable only upon certain conditions. In the event that, without the prior consent of the Board of Directors of EPG, any person or group acquires beneficial ownership of 15% or more of the voting power of all outstanding voting securities of EPG, each Right (other than Rights held by such acquiring person or group) will entitle the holder to purchase, at the then-current exercise price of the Right, a number of shares of EPG Common Stock having a value of twice the exercise price of the Right. Holders of shares of Eastex Common Stock which are converted into the right to receive shares of EPG Common Stock pursuant to the Merger will receive cash in lieu of any fractional shares of EPG Common Stock which would otherwise be issuable to such holders in the Merger. Shares of Eastex Common Stock held at the Effective Time (as defined in the Merger Agreement) by Eastex as treasury stock or by EPG, EPG Sub or any other subsidiary of EPG will be canceled pursuant to the Merger Agreement.

     This Proxy Statement/Prospectus also constitutes a prospectus of EPG with respect to the shares of EPG Common Stock (including the Rights) to be issued pursuant to the Merger. The shares of EPG Common Stock issuable pursuant to the Merger will be listed on the New York Stock Exchange ("NYSE").

     On August 11, 1995, the closing price of EPG Common Stock on the NYSE Composite Tape was $27.75, and the closing price of Eastex Common Stock as reported by the NASDAQ - National Market System ("NASDAQ") was $4.25. Holders of Eastex Common Stock may call EPG's transfer agent, First National Bank of Boston, at (800) 736-3001 toll-free at any time prior to the Special Meeting to obtain information as to the fraction of a share of EPG Common Stock which would be received in respect of a share of Eastex Common Stock converted into the right to receive EPG Common Stock, if the Exchange Ratio were determined based upon the closing price of EPG Common Stock for the then most recent ten trading days.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the stockholders of Eastex on or about August 14, 1995.

                            ------------------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED
  BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is August 14, 1995.

                             AVAILABLE INFORMATION

     EPG and Eastex are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The shares of EPG Common Stock are listed on the New York Stock Exchange and the shares of Eastex Common Stock are quoted on NASDAQ and, as a result, the periodic reports, proxy statements and other information filed by EPG and Eastex with the Commission can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, or of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006, respectively.

     EPG has filed a Registration Statement on Form S-4, together with all amendments, supplements and exhibits thereto (the "Registration Statement"), with the Commission under the Securities Act of 1933, as amended, with respect to the shares of EPG Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus also constitutes the Prospectus of EPG filed as part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement is available for inspection and copying as set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO EPG AND EASTEX WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO EPG (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM EL PASO NATURAL GAS COMPANY, ONE PAUL KAYSER CENTER, 100 NORTH STANTON STREET, EL PASO, TEXAS 79901, ATTENTION: STACY J. JAMES, CORPORATE SECRETARY, TELEPHONE: (915) 541-2600. DOCUMENTS RELATING TO EASTEX (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM EASTEX ENERGY INC., 1100 FIRST INTERSTATE BANK PLAZA, 1000 LOUISIANA, HOUSTON, TEXAS 77002, ATTENTION: LISA A. KELL, SECRETARY, TELEPHONE: (713) 650-6255. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY SEPTEMBER 5, 1995. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.

                                      (ii)

     The following EPG documents are incorporated by reference herein:

        1. Annual Report on Form 10-K for the year ended December 31, 1994.

        2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

        3. The description of EPG Common Stock set forth in the Registration Statement on Form 8-A dated February 13, 1992.

        4. The description of the Rights under the Shareholder Rights Agreement, dated as of July 7, 1992, between EPG and The First National Bank of Boston set forth in the Registration Statement on Form 8-A dated July 7, 1992.

        5. Current Report on Form 8-K filed May 23, 1995.

     The following Eastex documents are incorporated by reference herein:

        1. Annual Report on Form 10-K for the year ended December 31, 1994 (as amended by Amendments No. 1 and 2 on Form 10-K/A dated April 30, 1995 and August 14, 1995, respectively) (the "1994 Eastex 10-K").

        2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     All documents filed by EPG or Eastex with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     This Proxy Statement/Prospectus is accompanied by copies of the 1994 Eastex 10-K and Eastex's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

                            ------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EPG OR EASTEX SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                                      (iii)

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
GENERAL INFORMATION...................................................................   (i)
AVAILABLE INFORMATION.................................................................  (ii)
DOCUMENTS INCORPORATED BY REFERENCE...................................................  (ii)
SUMMARY...............................................................................     1
INFORMATION CONCERNING THE COMPANIES..................................................    11
  EPG.................................................................................    11
  EPG Sub.............................................................................    11
  Eastex..............................................................................    11
THE SPECIAL MEETING...................................................................    11
  Purpose.............................................................................    11
  Date, Time and Place................................................................    11
  Record Date and Outstanding Shares..................................................    12
  Quorum..............................................................................    12
  Vote Required.......................................................................    12
  Proxies.............................................................................    12
  Revocability of Proxies.............................................................    12
  No Dissenters' Rights...............................................................    13
  Solicitation of Proxies.............................................................    13
THE MERGER............................................................................    13
  General.............................................................................    13
  Background of the Merger............................................................    14
  Reasons for the Merger; Recommendation of Eastex Board..............................    18
  Opinion of Financial Advisor to Eastex..............................................    19
  Interests of Certain Persons in the Merger..........................................    24
  Accounting Treatment................................................................    25
  Certain Federal Income Tax Consequences.............................................    25
  Regulatory Approval.................................................................    27
  Resale Restrictions.................................................................    27
THE MERGER AGREEMENT..................................................................    27
  The Merger..........................................................................    27
  Exchange Procedures.................................................................    30
  Representations and Warranties......................................................    33
  Certain Covenants...................................................................    33
  No Solicitation of Transactions.....................................................    34
  Indemnification and Insurance.......................................................    35
  Conditions..........................................................................    35
  Termination.........................................................................    36
  Termination Fee.....................................................................    36
  Expenses............................................................................    37
  Amendment and Waiver................................................................    37
CERTAIN AGREEMENTS....................................................................    37
RECENT EASTEX LITIGATION..............................................................    39
SECURITY OWNERSHIP OF MANAGEMENT AND
  CERTAIN BENEFICIAL OWNERS...........................................................    39

                                      (iv)

                                                                                        PAGE
                                                                                        ----
COMPARATIVE RIGHTS OF STOCKHOLDERS....................................................    40
  General.............................................................................    40
  Size of the Board of Directors......................................................    40
  Election and Classification of the Board of Directors...............................    41
  Removal of Directors; Filling Vacancies.............................................    41
  Stockholder Action by Written Consent; Special Meetings of Stockholders.............    41
  Fair Price Provisions...............................................................    41
  Cumulative Voting...................................................................    43
  Preemptive Rights...................................................................    43
  Amendment of Certificate of Incorporation...........................................    43
  Limitation of Liability of Directors................................................    43
  Indemnification of Directors and Officers...........................................    43
  Stockholder Rights Plan.............................................................    44
LEGAL MATTERS.........................................................................    44
EXPERTS...............................................................................    45
EASTEX STOCKHOLDER PROPOSALS..........................................................    45
OTHER MATTERS.........................................................................    45
Appendix A  Agreement and Plan of Merger..............................................   A-1
Appendix B  Opinion of Rauscher Pierce Refsnes, Inc...................................   B-1

                                       (v)

                                    SUMMARY

     The following summary of certain information contained elsewhere in this Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") does not purport to be complete and is qualified in its entirety by reference to the full text, including the Appendices attached hereto. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, IN THEIR ENTIRETY.

                                 THE COMPANIES
EPG

     El Paso Natural Gas Company ("EPG"), incorporated in Delaware in 1928, owns and operates one of the nation's largest mainline natural gas transmission and gathering systems, connecting natural gas supply regions in New Mexico, Texas, Oklahoma, and Colorado to markets in California, Nevada, Arizona, New Mexico, Texas, and northern Mexico. EPG is directly connected to three of the nation's most prolific gas producing areas -- the San Juan, Permian and Anadarko Basins. During 1994, EPG delivered 1.3 trillion cubic feet of natural gas, accounting for approximately 6% of estimated total 1994 United States consumption. EPG's principal executive offices are located at One Paul Kayser Center, 100 North Stanton Street, El Paso, Texas 79901. Its telephone number is (915) 541-2600.

EPG SUB

     El Paso Acquisition Company ("EPG Sub"), incorporated in Delaware in 1994, is a wholly owned subsidiary of EPG which has not engaged in any business except in connection with the transactions contemplated by the Merger Agreement (as defined below). EPG Sub's principal executive offices are located at One Paul Kayser Center, 100 North Stanton Street, El Paso, Texas 79901. Its telephone number is (915) 541-2600.

EASTEX

     Eastex Energy Inc. ("Eastex"), incorporated in Delaware in 1987, is an independent natural gas merchant providing gas supplies and gas management services to its customers through (i) direct end user gas sales, (ii) merchant trading and (iii) gas inventory optimization services. Eastex offers a full line of sales services to its customers and owns and operates a gas storage and pipeline hub facility to enhance its marketing and trading activities. Eastex is one of the few remaining independent natural gas merchants which holds a significant national market presence. Eastex's principal executive offices are located at 1100 First Interstate Bank Plaza, 1000 Louisiana, Houston, Texas 77002. Its telephone number is (713) 650-6255.

                              THE SPECIAL MEETING
PURPOSE

     At the special meeting of stockholders of Eastex described herein (the "Special Meeting"), the holders of common stock, $.01 par value, of Eastex (the "Eastex Common Stock") will be asked to consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 8, 1995 (the "Merger Agreement"), between EPG, EPG Sub and Eastex, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus.

DATE, TIME AND PLACE

     The Special Meeting will be held on September 12, 1995, at 10:00 a.m., Central Daylight Savings time, in the fourth floor auditorium of the First Interstate Bank Plaza, 1000 Louisiana, Houston, Texas.

RECORD DATE

     The Board of Directors of Eastex (the "Eastex Board") has fixed the close of business on July 14, 1995 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Each holder of Eastex Common Stock is entitled to one vote on each matter coming before the stockholders. As of the Record Date, there were 6,627,950 shares of Eastex Common Stock outstanding, held by approximately 168 holders of record.

VOTE REQUIRED

     The favorable vote of the holders of a majority of the outstanding shares of Eastex Common Stock is required for the approval and adoption of the Merger Agreement. Any Eastex stockholder who is present (including broker non-votes) at the Special Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists; an abstention (or broker non-vote) with respect to any proposal has the same effect as a vote against the proposal. As of July 14, 1995, directors and executive officers of Eastex and their affiliates were beneficial owners of approximately 37.3% of the outstanding shares of Eastex Common Stock (excluding 548,579 shares which may be acquired upon exercise of options or other rights which are exercisable within 60 days of July 14, 1995).

     Pursuant to certain agreements described herein, (i) Robert G. Phillips, the Chairman of the Board and Chief Executive Officer of Eastex, has agreed, among other things, to vote the 2,393,000 shares of Eastex Common Stock owned by him in favor of the Merger (as defined below), and (ii) three employees of Heath Petra Resources, Inc., a wholly owned subsidiary of Eastex, have agreed, among other things, to vote an aggregate of 300,000 shares of Eastex Common Stock in favor of the Merger. The foregoing shares collectively represent approximately 40.6% of the shares of Eastex Common Stock outstanding as of the Record Date and, accordingly, the affirmative vote of an additional 620,976 shares (approximately 9.4% of the shares of Eastex Common Stock outstanding as of the Record Date) is required for the approval and adoption of the Merger Agreement.

PROXIES

     Shares of Eastex Common Stock represented by properly executed proxies received prior to or at the Special Meeting will, unless such proxies shall have been revoked, be voted in accordance with the instructions indicated therein. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY EXECUTED PROXY, THE SHARES OF EASTEX COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. See "The Special Meeting -- Proxies."

                                   THE MERGER

CONVERSION OF SECURITIES

     Upon consummation of the transactions contemplated by the Merger Agreement,
(a) Eastex will be merged with and into EPG Sub (the "Merger") and (b) each issued and outstanding share of Eastex Common Stock will be converted into the right to receive, subject to the election procedures described herein, either
(i) a fraction of a share of common stock, $3.00 par value, of EPG (the "EPG Common Stock") (subject to the Exchange Ratio described below) or (ii) $4.50 in cash, without interest (the "Cash Amount") (provided that, as described under "The Merger Agreement -- Exchange Procedures," the amount of cash paid in connection with the Merger to acquire Eastex Common Stock and warrants and upon cancellation of outstanding stock options to purchase Eastex Common Stock shall not exceed 49% of the total consideration paid in connection with the Merger). Each share of Eastex Common Stock issued and held in Eastex's treasury at the Effective Time (as defined below) or owned by EPG, EPG Sub or any other subsidiary of EPG will, by virtue of the Merger, cease to be outstanding and will be canceled and retired without payment of any consideration therefor.

     The number of shares of EPG Common Stock to be issued in exchange for each share of Eastex Common Stock in the Merger will be determined by dividing $4.50 by the Average Price (as defined below) of a share of EPG Common Stock, but in any event not less than .1485 and not more than .1629 of a share of EPG Common Stock (the "Exchange Ratio"). The "Average Price" of a share of EPG Common Stock shall be the average, rounded to four decimal places, of the closing sales prices thereof on the New York Stock Exchange ("NYSE") (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) over the ten business days immediately preceding the date of the closing of the Merger (the "Closing Date"). Holders of shares of Eastex Common Stock converted into EPG Common Stock will also receive, together with each share of EPG Common Stock issued in the Merger, one associated preferred stock purchase right (a "Right") in accordance with the Shareholder Rights Agreement, dated as of July 7, 1992, between EPG and The First National Bank of Boston. The Rights are currently attached to certificates for shares of EPG Common Stock, are not separately tradeable and become exercisable only upon certain conditions. In the event that, without the prior consent of the Board of Directors of EPG, any person or group acquires beneficial ownership of 15% or more of the voting power of all outstanding voting securities of EPG, each Right (other than Rights held by such acquiring person or group) will entitle the holder to purchase, at the then-current exercise price of the Right, a number of shares of EPG Common Stock having a value of twice the exercise price of the Right.

     No fractional shares of EPG Common Stock will be issued in the Merger. Cash adjustments will be paid to holders in respect of any fractional share of EPG Common Stock that would otherwise be issuable.

EXCHANGE OF EASTEX STOCK CERTIFICATES

     EPG will prepare a form (the "Form of Election") which will permit each holder of Eastex Common Stock to make an election as to: (i) the number of shares of Eastex Common Stock owned by such holder which such holder desires to have converted into the right to receive the Cash Amount in the Merger (a "Cash Election"); and (ii) the number of shares of Eastex Common Stock owned by such holder which such holder desires to have converted into the right to receive EPG Common Stock in the Merger. Any Cash Election may be conditioned on all of the shares of Eastex Common Stock covered thereby being converted into the right to receive the Cash Amount. Because the maximum cash component of the consideration to be paid to holders of Eastex Common Stock pursuant to the Merger Agreement (including cash paid in respect of outstanding Eastex stock options and warrants and cash paid in lieu of fractional shares) is limited to 49% of the aggregate merger consideration, the extent to which elections by holders of Eastex Common Stock will be accommodated will depend upon the respective numbers of Eastex stockholders who elect cash and stock (or make no election). Accordingly, if the number of shares of Eastex Common Stock covered by Cash Elections exceeds the maximum number of shares of Eastex Common Stock to be converted into the right to receive cash pursuant to the Merger (the "Cash Conversion Number"), then the number of shares of Eastex Common Stock covered by each Cash Election to be converted into the right to receive cash will be determined by multiplying the total number of shares of Eastex Common Stock covered by such Cash Elections by a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the total number of shares of Eastex Common Stock with respect to which effective Cash Elections were made. All shares of Eastex Common Stock covered by a Cash Election and not converted into the right to receive cash will be converted into the right to receive EPG Common Stock in the Merger. See "The Merger Agreement -- The Merger -- Illustration of Cash Elections Allocation." Holders of Eastex Common Stock who do not timely submit valid Forms of Election will be deemed to have elected to receive solely EPG Common Stock.

     An election to receive cash or stock will be properly made only if the exchange agent in the Merger at its office designated in the Form of Election has received by 5:00 p.m. local time in the city in which such Exchange Agent is located on the Election Date (defined below), a properly completed and signed Form of Election (with the signature or signatures thereon guaranteed if required by the Form of Election), accompanied, to the extent required by the Form of Election, by certificate(s) representing all of the shares of Eastex Common Stock owned by such holder, duly endorsed or otherwise acceptable for transfer, or by an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States. As used herein "Election Date" means the date announced by EPG, in a news release delivered to the Dow Jones News Service, as the last day on which Forms of Election will be accepted; provided, that such day will be a business day no earlier than five business days prior to the Effective Time (as defined below) and no later than the date on which the Effective Time occurs and will be at least five business days following the date of such news release. EASTEX STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A FORM OF ELECTION.

RECOMMENDATION OF THE EASTEX BOARD

     The Eastex Board has approved the Merger Agreement and unanimously recommends that stockholders of Eastex vote FOR approval and adoption of the Merger Agreement. The Eastex Board's recommendation is based upon a number of factors described in this Proxy Statement/Prospectus. See "The Merger -- Reasons for the Merger; Recommendation of Eastex Board."

TERMINATION

     The Merger Agreement is subject to termination at the option of either Eastex or EPG if the Effective Time (as defined below) has not occurred at or before December 31, 1995, and prior to such time upon the occurrence of certain events. Eastex is required to pay EPG a fee in the amount of $1 million and to reimburse EPG's expenses up to a maximum of $750,000 if the Merger Agreement is terminated under certain circumstances. See "The Merger
Agreement -- Termination" and "The Merger Agreement -- Termination Fee."

OPINION OF FINANCIAL ADVISOR TO EASTEX

     Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce"), Eastex's financial advisor, has delivered its written opinion, dated May 8, 1995, and has confirmed such opinion by delivery of its written opinion dated as of the date hereof (which is substantially identical to the opinion dated May 8, 1995), to the effect that, based upon and subject to the matters set forth in its opinion, the consideration to be paid to holders of Eastex Common Stock in the Merger is fair to such stockholders from a financial point of view. The full text of the Rauscher Pierce opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus. Eastex stockholders are urged to read the Rauscher Pierce opinion in its entirety. See "The Merger -- Opinion of Financial Advisor to Eastex."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Eastex Board with respect to the Merger Agreement, stockholders should be aware that certain members of Eastex management and the Eastex Board have certain interests in the Merger that are in addition to the interests of stockholders of Eastex generally. See "The
Merger -- Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

     The obligations of Eastex, EPG and EPG Sub to effect the Merger are subject to the fulfillment or (where permissible) waiver of certain conditions, including, among others, (i) obtaining Eastex stockholder approval, (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any injunction prohibiting consummation of the Merger, and (iv) the receipt of an opinion of counsel with respect to the tax consequences of the Merger. See "The Merger Agreement -- Conditions."

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law or at such later time which the parties to the Merger Agreement shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time"). Subject to the satisfaction (or waiver) of the other conditions to the obligations of EPG, EPG Sub and Eastex to effect the Merger, it is currently expected that the Merger will be effected on September 12, 1995 or as soon thereafter as such conditions are satisfied.

DISSENTERS' RIGHTS

     No holder of Eastex Common Stock will have any dissenters' rights in connection with, or as a result of, the matters to be acted upon at the Special Meeting. See "The Special Meeting -- No Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Consummation of the Merger is conditioned upon the receipt by each of EPG and Eastex of an opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to EPG (the "Fried Frank Opinion"), to the effect that on the basis of facts, representations and qualifications set forth in such opinion, for federal income tax purposes the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that EPG and Eastex will each be a party to that reorganization within the meaning of Section 368(b) of the Code. If the Merger is treated as a "reorganization," no gain or loss will be recognized by Eastex, EPG or EPG Sub, or by Eastex stockholders upon the conversion of their Eastex Common Stock by reason of the Merger (except to the extent that Eastex stockholders receive cash). Eastex stockholders are urged to consult their tax advisor as to the specific tax consequences to them of the Merger. See "The Merger -- Certain Federal Income Tax Consequences of the Merger." The discussion set forth above may not be applicable to persons who acquired Eastex Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles.

RESALE RESTRICTIONS

     All shares of EPG Common Stock received in the Merger by stockholders of Eastex will be freely transferable, except that shares of EPG Common Stock received by persons who are deemed to be "affiliates" (as such term is defined for purposes of Rule 145 under the Securities Act of 1933, as amended) of Eastex at the time of the Special Meeting may be resold by such persons only in certain permitted circumstances. See "The Merger -- Resale Restrictions."

CERTAIN AGREEMENTS

     In connection with the execution of the Merger Agreement, on May 8, 1995, EPG and EPG Sub entered into stockholder agreements with Robert G. Phillips, Chairman of the Board and Chief Executive Officer of Eastex (the "Phillips Stockholder Agreement"), and RIMCO Associates, Inc., as General Partner on behalf of RIMCO Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III and RIMCO Partners, L.P. IV (collectively, the "RIMCO Entities" and, together with Mr. Phillips, the "Stockholders") (the "RIMCO Stockholder Agreement" and, together with the Phillips Stockholder Agreement, the "Stockholder Agreements"). The Phillips Stockholder Agreement provides, among other things, for the grant by Mr. Phillips to EPG Sub of an option to purchase the 2,393,000 shares of Eastex Common Stock owned by him at an exercise price of $4.50 per share in cash. The RIMCO Stockholder Agreement provides, among other things, for the grant by the RIMCO Entities to EPG Sub of an option to purchase warrants to purchase 647,500 shares of Eastex Common Stock at an exercise price per warrant equal to the excess of (x) $4.50 (or such higher cash price per share as may be paid pursuant to the Merger Agreement) over (y) the exercise price per share of Eastex Common Stock of each such warrant ($2.00 in the case of 487,500 warrants and $4.00 in the case of 160,000 warrants), multiplied by the number of shares of Eastex Common Stock covered by such warrant. As disclosed in the Eastex Annual Report on Form 10-K for the fiscal year ended December 31, 1994, incorporated by reference herein, the RIMCO Entities purchased $5.0 million of Eastex's 12% Senior Secured Notes in February 1990, and $4.5 million of its Increasing Rate Notes in April 1993. The RIMCO Entities acquired the warrants mentioned above pursuant to these prior transactions. Except for such transactions, there is no affiliation or other relationship between any of the RIMCO Entities, RIMCO Associates, Inc., or any controlling person of RIMCO Associates, Inc., and Eastex.

     Under the Stockholder Agreements, among other things, each Stockholder has agreed that, during the time the applicable Stockholder Agreement is in effect, at any meeting of the stockholders of Eastex, however called, and in any action by written consent of the stockholders of Eastex, such Stockholder will (a) vote all shares of voting stock of Eastex, including all shares acquired or received pursuant to warrants, options or other securities or rights exercisable for, exchangeable for or convertible into shares of Eastex Common Stock (collectively, "Equity Securities"), of such Stockholder in favor of the Merger, and (b) vote all voting Equity Securities of such Stockholder against any action or agreement which would impede, interfere with or attempt to discourage the Merger. In addition, pursuant to certain agreements, three employees of Heath Petra Resources, Inc., a wholly owned subsidiary of Eastex, have agreed, among other things, to vote an aggregate of 300,000 shares of Eastex Common Stock in favor of the Merger. See "Certain Agreements."

RECENT EASTEX LITIGATION

     A petition was filed on July 28, 1995, in the 129th Judicial District Court of Harris County, Texas against NIPSCO Industries, Inc., certain other named subsidiaries of NIPSCO (collectively, the "NIPSCO entities"), Eastex, Robert G. Phillips, Chairman of the Board and Chief Executive Officer of Eastex (in his individual capacity) and certain individuals associated with NIPSCO (collectively, the "Defendants"), by certain minority shareholders of Triumph Natural Gas, Inc. ("Triumph") (collectively, the "Plaintiffs"). The petition alleges, among other things and insofar as it relates to Eastex and Mr. Phillips, that Eastex and Mr. Phillips wrongfully interfered with Triumph's business and/or contractual relations with the NIPSCO entities with the intention of harming Triumph and its stockholders, and that all of the Defendants conspired to deprive Triumph of valuable business opportunities for their own benefit. In early March 1994, Eastex and certain of the NIPSCO entities entered into an Agreement (the "Agreement"), whereby Eastex was to acquire the majority interest in Triumph owned by one of the NIPSCO entities, subject to certain conditions, including approval by the Triumph board of the transfer of the Triumph equity interest owned by NIPSCO to Eastex. In late March 1994, Triumph's board, a majority of whom were independent of the NIPSCO entities and Eastex, determined not to approve the proposed transfer. Accordingly, the transactions contemplated in the Agreement were not consummated and negotiations related thereto promptly ceased. See "The Merger -- Background of the Merger." The Plaintiffs have alleged lost profits and other damages against all of the Defendants in a range of $20 to $30 million, as well as punitive damages. Management of Eastex believes that the litigation is without merit and intends to vigorously defend the claims asserted against it.

                       SELECTED HISTORICAL FINANCIAL DATA

     Set forth below are selected historical financial data of EPG and Eastex. The following data should be read in conjunction with the respective consolidated financial statements incorporated by reference in this Proxy Statement/Prospectus.

                                      EPG

                                            THREE MONTHS
                                           ENDED MARCH 31,                          YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1995         1994         1994       1993(F)        1992         1991         1990
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Operations Data:
  Revenues...........................  $  204,131   $  221,945   $  869,872   $  908,928   $  802,812   $  735,196   $  851,750
  Depreciation and amortization......      16,805       16,229       65,037       54,051       73,229       61,300       67,098
  Litigation special charge(a).......          --       15,062       15,062           --           --           --           --
  Operating income...................      56,213       47,797      222,295      229,245      184,910      184,919      190,012
  Income from continuing operations
    before income taxes..............      36,525       34,706      148,076      150,826      123,289      140,500      128,481
  Income taxes.......................      14,555       13,591       58,463       59,153       46,963       51,956       44,847
  Income from continuing
    operations.......................      21,970       21,115       89,613       91,673       76,326       88,544       83,634
  Earnings per common share --
    continuing operations............         .62          .57         2.45         2.46         2.12         2.82         2.66
  Average common shares
    outstanding......................      35,156       36,892       36,632       37,212       36,049       31,422       31,422
  Cash dividends declared per common
    share(b).........................         .33          .30         1.21         1.10          .75           --           --
Balance Sheet Data (end of period):
  Total assets(c)....................   2,303,803    2,273,593    2,331,771    2,269,663    2,050,729    2,301,932    3,817,896
  Payable to Burlington Resources
    Inc., including current
    portion(d).......................          --           --           --           --           --      624,804           --
  Long-term debt(e)..................     775,462      792,495      779,097      795,783      637,074      249,942      848,633
  Stockholders' equity(c)............     705,518      718,841      709,636      707,548      668,992      814,878    1,828,261

---------------

(a) Litigation special charge related to a March 29, 1994 decision in the case of El Paso Natural Gas Company and Meridian Oil Gathering Inc. v. Amoco Production Company, filed in Delaware Chancery Court on May 8, 1991.

(b) Represents dividends declared subsequent to the initial public offering of the EPG Common Stock (the "Offering").

(c) In May 1991, EPG declared and paid a dividend of $175 million to its then parent company, The El Paso Company ("TEPCO"). In September 1991, EPG declared a dividend of all its Oil and Gas Operations Segment to TEPCO. The total amount of that dividend was $925 million. In addition, EPG declared and paid dividends to Burlington Resources Inc. ("BR") totaling $55 million in 1991 and $274 million prior to the Offering in 1992.

(d) Until 1992, BR was the parent company of EPG.

(e) Excludes current maturities.

(f) Mojave Pipeline Company, a general partnership wholly owned by EPG, was consolidated for May 1993 through December 1993 and thereafter.

                                     EASTEX

                                                     THREE MONTHS
                                                    ENDED MARCH 31,                   YEAR ENDED DECEMBER 31,
                                                  -------------------   ----------------------------------------------------
                                                    1995       1994       1994       1993       1992       1991       1990
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Operations Data:
  Revenues......................................  $118,164   $100,029   $366,768   $356,091   $174,929   $134,070   $132,963
  Cost of sales(1)..............................   115,448     98,341    361,991    348,095    165,636    126,370    128,680
  Gas storage and operating expenses............       116        166        535        556        615        785      1,078
                                                   -------    -------    -------    -------    -------    -------    -------
  Gross profit..................................     2,600      1,522      4,242      7,440      8,678      6,915      3,205
  General and administrative expenses...........     1,653      1,704      7,208      5,157      3,493      2,894      3,392
  Depreciation, depletion and amortization(2)...       420        463      1,779      1,455      1,132      1,371      1,498
                                                   -------    -------    -------    -------    -------    -------    -------
  Income (loss) from operations.................       527       (645)    (4,745)       828      4,053      2,650     (1,685)
  Interest income (expense) and other, net......      (201)      (211)      (659)      (687)      (422)      (490)      (355)
                                                   -------    -------    -------    -------    -------    -------    -------
  Income (loss) before federal and state income
    taxes and minority interest.................       326       (856)    (5,404)       141      3,631      2,160     (2,040)
  Provision (benefit) for federal and state
    income taxes................................       127       (273)    (1,759)        77      1,260        771       (617)
  Minority interest.............................        --         --         --         --         (9)        24       (226)
                                                   -------    -------    -------    -------    -------    -------    -------
  Net income (loss).............................  $    199   $   (583)  $ (3,645)  $     64   $  2,380   $  1,365   $ (1,197)
                                                   =======    =======    =======    =======    =======    =======    =======
  Income (loss) per share of common stock and
    common stock equivalents:
    Primary.....................................  $   0.03   $  (0.09)  $  (0.58)  $   0.01   $   0.50   $   0.32   $  (0.25)
    Fully diluted...............................      0.03      (0.09)     (0.58)      0.01       0.48         --         --
Average shares of common stock and common stock
  equivalents outstanding:
    Primary.....................................     6,512      6,393      6,295      5,778      4,753      4,327      4,786
    Fully diluted...............................     6,637      6,393      6,295      5,788      4,914         --         --
  Cash dividends declared per common share......        --         --         --         --         --         --         --
Balance Sheet Data (end of period):
  Working capital...............................  $ 13,045   $ 16,866   $ 12,721   $ 17,232   $  7,236   $  4,955   $  2,594
  Total assets..................................    81,805     81,072     88,233     92,224     52,712     42,661     46,666
  Long-term debt, net of current portion........     8,612      9,825      8,893      9,854      5,468      5,740      6,055
  Stockholders' equity..........................    22,022     25,146     21,809     25,947     16,035     13,940     12,878

---------------

(1) Cost of sales consists of the cost of gas purchases and transportation expense.

(2) Depreciation, depletion and amortization consists of depreciation, depletion and amortization of property, intangible assets and goodwill.

     Eastex made certain acquisitions of assets, companies and partnership interests during the periods presented in the table above. In November 1992, Eastex completed its purchase of 100% of the outstanding partnership interests relating to its Rotherwood Gas Storage Facility, thus eliminating the minority interest. In April 1993, Eastex acquired Health Petra Resources, Inc. In November 1993, Eastex acquired substantially all the assets of Paragon Gas Corporation.

SELECTED HISTORICAL COMPARATIVE AND UNAUDITED PRO FORMA COMBINED PER SHARE DATA

     The following table sets forth selected historical comparative per share data of Eastex and EPG, certain unaudited pro forma combined per share data and the Eastex equivalent unaudited pro forma combined per share data, at the dates and for the periods indicated. The unaudited pro forma combined per share data were derived after giving effect to the Merger under the purchase method of accounting as if the Merger had been consummated at the beginning of the earliest year presented for sales and income data and as of the date presented for balance sheet data. The unaudited pro forma combined per share data and the Eastex equivalent unaudited pro forma combined per share data are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the transaction been effected as of the beginning of the periods presented and should not be construed as representative of future operations. The following financial data should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Eastex and EPG included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Documents Incorporated By Reference."

                                                             AS OF OR FOR THE      AS OF OR FOR THE
                                                            THREE MONTHS ENDED     FISCAL YEAR ENDED
                                                              MARCH 31, 1995       DECEMBER 31, 1994
                                                            ------------------     -----------------
EASTEX -- HISTORICAL PER EASTEX COMMON SHARE:
  Net income (loss).......................................        $  .03                $  (.58)
  Cash dividends declared.................................            --                     --
  Book value..............................................          3.49                   3.48
EPG -- HISTORICAL PER EPG COMMON SHARE:
  Net income..............................................        $  .62                $  2.45
  Cash dividends declared.................................           .33                   1.21
  Book value..............................................         20.12                  19.96
UNAUDITED PRO FORMA COMBINED PER SHARE DATA(1)(2):
  Net income..............................................        $  .61                $  2.28
  Cash dividends declared.................................           .33                   1.21
  Book value..............................................         20.29                  20.00
EASTEX EQUIVALENT UNAUDITED PRO FORMA COMBINED PER SHARE
  DATA(2)(3):
  Net income..............................................        $  .10                $   .37
  Cash dividends declared.................................           .05                    .20
  Book value..............................................          3.31                   3.26

---------------

(1) The EPG unaudited pro forma combined per share data assume that 24.5% of the aggregate merger consideration is paid in cash (i.e., one-half of the maximum cash consideration of 49% of the aggregate merger consideration).

(2) The closing price per share of EPG Common Stock on May 8, 1995 was used to calculate the assumed EPG Common Stock issued.

(3) The Eastex equivalent unaudited pro forma combined per share data are calculated by multiplying the unaudited pro forma combined per share data by the Exchange Ratio of .1629, which is calculated based on the closing price per share of EPG Common Stock on May 8, 1995.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Eastex Common Stock is quoted on the NASDAQ - National Market System ("NASDAQ") under the symbol "ETEX." EPG Common Stock is traded on the NYSE under the symbol "EPG."

     The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Eastex Common Stock and EPG Common Stock as reported on NASDAQ and on the NYSE Composite Transaction Reporting System ("NYSE System"), respectively, and cash dividends declared per share of EPG Common Stock. Eastex has not declared or paid any cash dividends during the quarters listed below.

                                                  EASTEX                   EPG COMMON STOCK
                                               COMMON STOCK        ---------------------------------
                                             -----------------                               CASH
                                              HIGH       LOW        HIGH         LOW       DIVIDENDS
                                             ------     ------     -------     -------     ---------
1993:
  First Quarter............................  $6.250     $3.500     $38.000     $30.250      $0.2750
  Second Quarter...........................   6.250      4.250      40.250      35.250       0.2750
  Third Quarter............................   7.875      5.250      40.375      36.125       0.2750
  Fourth Quarter...........................   7.125      4.000      39.500      33.750       0.2750
1994:
  First Quarter............................  $4.625     $3.500     $41.875     $35.250      $0.3025
  Second Quarter...........................   3.750      2.250      39.000      31.500       0.3025
  Third Quarter............................   3.000      2.125      35.375      31.625       0.3025
  Fourth Quarter...........................   2.625      2.000      34.750      29.875       0.3025
1995:
  First Quarter............................  $3.688     $2.063     $32.500     $28.000      $0.3300
  Second Quarter...........................   4.375      3.375      29.875      26.875       0.3300
  Third Quarter (through August 11,
     1995).................................   4.313      4.000      28.875      24.750           --

     The following table sets forth the closing price per share of Eastex Common Stock and EPG Common Stock as reported on NASDAQ and on the NYSE System, respectively, and the equivalent per share price (as explained below) of Eastex Common Stock, on May 8, 1995, the last trading day preceding public announcement of the Merger, and on August 11, 1995, the last practicable day prior to the mailing of this Proxy Statement/Prospectus.

                                                       EASTEX            EPG          EQUIVALENT PER
                                                    COMMON STOCK     COMMON STOCK      SHARE PRICE
                                                    ------------     ------------     --------------
May 8, 1995.......................................     $3.531          $ 27.625           $4.500
August 11, 1995...................................     $4.250            $27.75           $4.500

     The equivalent per share price of a share of Eastex Common Stock represents the closing price of a share of EPG Common Stock on each such date multiplied by the applicable Exchange Ratio (calculated based on the closing price of a share of EPG Common Stock on such date).

     BECAUSE THE MARKET PRICE OF EPG COMMON STOCK THAT HOLDERS OF EASTEX COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO THE MERGER, STOCKHOLDERS OF EASTEX ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

     Following the Merger, EPG Common Stock will continue to be traded on the NYSE. Following the Merger, Eastex Common Stock will cease to be outstanding, will be canceled and retired and will cease to exist.

                      INFORMATION CONCERNING THE COMPANIES

EPG

     El Paso Natural Gas Company ("EPG"), incorporated in Delaware in 1928, owns and operates one of the nation's largest mainline natural gas transmission and gathering systems, connecting natural gas supply regions in New Mexico, Texas, Oklahoma, and Colorado to markets in California, Nevada, Arizona, New Mexico, Texas, and northern Mexico. EPG is directly connected to three of the nation's most prolific gas producing areas -- the San Juan, Permian and Anadarko Basins. During 1994, EPG delivered 1.3 trillion cubic feet of natural gas, accounting for approximately 6% of estimated total 1994 United States consumption.

EPG SUB

     El Paso Acquisition Company ("EPG Sub"), incorporated in Delaware in 1994, is a wholly owned subsidiary of EPG which has not engaged in any business except in connection with the transactions contemplated by the Merger Agreement (as defined in "The Special Meeting -- Purpose").

EASTEX

     Eastex Energy Inc. ("Eastex"), incorporated in Delaware in 1987, is an independent natural gas merchant providing gas supplies and gas management services to its customers through (i) direct end user gas sales, (ii) merchant trading and (iii) gas inventory optimization services. Eastex offers a full line of sales services to its customers and owns and operates a gas storage and pipeline hub facility to enhance its marketing and trading activities. Eastex is one of the few remaining independent natural gas merchants which holds a significant national market presence.

                              THE SPECIAL MEETING

PURPOSE

     This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to holders of shares of common stock, $.01 par value, of Eastex ("Eastex Common Stock") in connection with the solicitation of proxies by the Eastex Board of Directors (the "Eastex Board") for use at the special meeting of stockholders of Eastex (the "Special Meeting") to consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 8, 1995 (the "Merger Agreement"), between EPG, EPG Sub and Eastex, pursuant to which Eastex will be merged with and into EPG Sub (the "Merger"), and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus is also being furnished by EPG to holders of shares of Eastex Common Stock as a prospectus in connection with the issuance by EPG of the shares of EPG Common Stock (and the associated preferred stock purchase rights) pursuant to the Merger Agreement. Each copy of this Proxy Statement/Prospectus mailed to Eastex stockholders is accompanied by a form of proxy for use at the Special Meeting.

     The Eastex Board is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the person appointed as proxy will have discretion to vote or act thereon according to his best judgment.

DATE, TIME AND PLACE

     The Special Meeting will be held on September 12, 1995, at 10:00 a.m., Central Daylight Savings time, in the fourth floor auditorium of First Interstate Bank Plaza, Houston, Texas.

RECORD DATE AND OUTSTANDING SHARES

     The Eastex Board has fixed the close of business on July 14, 1995 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Eastex Common Stock on the close of business on the Record Date will be entitled to receive notice of and vote at the Special Meeting. Each holder of Eastex Common Stock is entitled to one vote on each matter coming before the stockholders. As of the Record Date, there were 6,627,950 shares of Eastex Common Stock outstanding, held by approximately 168 holders of record.

QUORUM

     A majority of the outstanding shares of Eastex Common Stock entitled to vote must be represented in person or by proxy at the Special Meeting in order for a quorum to be present at the Special Meeting. Abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum.

VOTE REQUIRED

     The favorable vote of the holders of a majority of the outstanding shares of Eastex Common Stock is required for the approval and adoption of the Merger Agreement. Any Eastex stockholder present (including broker non-votes) at the Special Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum exists; an abstention (or broker non-vote) with respect to any proposal has the same effect as a vote against the proposal. As of July 14, 1995, directors and executive officers of Eastex and their affiliates were beneficial owners of approximately 37.3% of the outstanding shares of Eastex Common Stock (excluding 548,579 shares which may be acquired upon exercise of options or other rights which are exercisable within 60 days of July 14, 1995). See "Security Ownership of Certain Beneficial Owners and Management." Such persons have indicated to Eastex that they intend to vote all of such shares in favor of approval and adoption of the Merger Agreement.

     Pursuant to certain agreements described herein, (i) Robert G. Phillips, the Chairman of the Board and Chief Executive Officer of Eastex, has agreed, among other things, to vote all of the 2,393,000 shares of Eastex Common Stock he owns in favor of the Merger and (ii) three employees of Heath Petra Resources, Inc., a wholly owned subsidiary of Eastex ("HPRI"), have agreed, among other things, to vote an aggregate of 300,000 shares of Eastex Common Stock in favor of the Merger. The foregoing shares represent in the aggregate approximately 40.6% of the shares of Eastex Common Stock outstanding as of the Record Date and, accordingly, the affirmative vote of an additional 620,976 shares (approximately 9.4% of the shares of Eastex Common Stock outstanding as of the Record Date) is required for the approval and adoption of the Merger Agreement. See "Certain Agreements."

PROXIES

     Shares of Eastex Common Stock represented by properly executed proxies received prior to or at the Special Meeting will, unless such proxies shall have been revoked, be voted in accordance with the instructions indicated therein. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY EXECUTED PROXY, THE SHARES OF EASTEX COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person or otherwise revoking a proxy. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. A stockholder may revoke a proxy at any time prior to its exercise by delivering to Eastex, 1000 Louisiana, Suite 1100, Houston, Texas 77002, Attention: Lisa A. Kell, Secretary, a duly executed revocation or a proxy bearing a later date or by voting in person at the Special Meeting.

NO DISSENTERS' RIGHTS

     Pursuant to the Delaware General Corporation Law (the "DGCL"), no holder of Eastex Common Stock will have any dissenters' rights in connection with, or as a result of, the matters to be acted upon at the Special Meeting.

SOLICITATION OF PROXIES

     Eastex will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Eastex may solicit proxies from stockholders of Eastex by telephone or telegram or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians, for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and Eastex will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. EASTEX STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

GENERAL

     The Merger Agreement provides for a merger of Eastex with and into EPG Sub. Upon consummation of the transactions contemplated by the Merger Agreement, each issued and outstanding share of Eastex Common Stock will be converted into the right to receive, subject to the election procedures described in "The Merger Agreement -- Exchange Procedures," either (i) a fraction of a share of common stock, $3.00 par value (the "EPG Common Stock"), of EPG equal to the result obtained by dividing $4.50 by the average of the closing sales prices of a share of EPG Common Stock on the New York Stock Exchange (the "NYSE") over the ten business days immediately preceding the closing of the Merger, but in any event not less than .1485 and not more than .1629 of a share of EPG Common Stock or
(ii) $4.50 in cash, without interest. Because the maximum cash component of the consideration to be paid to holders of Eastex Common Stock pursuant to the Merger Agreement (including cash paid in respect of outstanding Eastex stock options and warrants and cash paid in lieu of fractional shares) is limited to 49% of the aggregate merger consideration, the extent to which elections by holders of Eastex Common Stock will be accommodated will depend upon the respective numbers of Eastex stockholders who elect cash and stock (or make no election). Accordingly, if the number of shares of Eastex Common Stock covered by Cash Elections (as defined in "The Merger Agreement -- Exchange Procedures") exceeds the maximum number of shares of Eastex Common Stock to be converted into the right to receive cash pursuant to the Merger (the "Cash Conversion Number"), then the number of shares of Eastex Common Stock covered by each Cash Election to be converted into the right to receive cash will be determined by multiplying the total number of shares of Eastex Common Stock covered by such Cash Election by a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the total number of shares of Eastex Common Stock with respect to which effective Cash Elections were made. All shares of Eastex Common Stock covered by a Cash Election and not converted into the right to receive cash will be converted into the right to receive EPG Common Stock in the Merger. See "The Merger Agreement -- The Merger -- Illustration of Cash Elections Allocation." Holders of shares of Eastex Common Stock which are converted into the right to receive shares of EPG Common Stock pursuant to the Merger will receive, together with each share of EPG Common Stock issued in the Merger, one associated preferred stock purchase right of EPG (a "Right"). The Rights are currently attached to certificates for shares of EPG Common Stock, are not separately tradeable and become exercisable only upon certain conditions. In the event that, without the prior consent of the Board of Directors of EPG, any person or group acquires beneficial ownership of 15% or more of the voting power of all outstanding voting securities of EPG, each Right (other than Rights held by such acquiring person or group) will entitle the holder to purchase, at the then-current exercise price of the Right, a number of shares of EPG Common Stock having a value of twice the exercise price of the Right. The transaction will be treated as a purchase for accounting purposes and as a tax-free reorganization for federal income tax purposes.

BACKGROUND OF THE MERGER

     During the past several years, the natural gas industry has undergone significant changes resulting primarily from new regulations which were designed to stimulate competition within the natural gas markets by "unbundling" traditional pipeline services. Additionally, the influence of financial markets has provided a vehicle for natural gas to become a commodity characterized by established and growing short-term trading markets, price volatility and significantly increased capital and credit standards. To effectively compete in this changing industry, natural gas companies are now required to offer a broad range of merchant services to their customers and to maintain higher levels of cash liquidity and credit capacity to support their operations.

     These regulatory and commercial changes, and the effects of increased competition from well capitalized gas merchants which are affiliated with pipelines, producers and utilities, have caused companies in the gathering, transportation and marketing segment of the industry to consolidate in recent years. To address these changes many of Eastex's independent gas merchant competitors have consolidated with larger organizations which offer greater capital and operating resources. Others have sought joint ventures and strategic alliances with major pipelines, producers or utilities to expand market share and provide new products and services.

     In early 1994, in response to this growing trend, Eastex entered into an agreement to acquire from Northern Indiana Public Service Company ("NIPSCO") its 51% equity interest in Triumph Natural Gas, Inc. ("Triumph"). The acquisition was subject to, among other things, approval by the Board of Directors of Triumph, a majority of whose members were not affiliated with NIPSCO. Eastex believed the acquisition would have effectively provided Eastex an expanded market share in the Midcontinent region of the United States and, to some extent, an increase in available working capital and credit for future growth. In March 1994, the Board of Directors of Triumph voted not to approve the acquisition by Eastex of NIPSCO's equity interest and, accordingly, Eastex's ceased efforts to consummate the acquisition. For a description of certain litigation against Eastex relating to Triumph, see "Recent Eastex Litigation."

     Following termination of the efforts to acquire NIPSCO's interests in Triumph, Eastex's management, in conjunction with the Eastex Board, evaluated several alternative strategies to expand Eastex's market share in light of the growing financial requirements. Among these alternative strategies were: expanded lines of credit with its suppliers; the acquisition of or merger with other independent gas merchants; a joint venture with, or the sale of equity to, a large independent oil and gas production company; and the acquisition of gathering and transmission assets.

     In September 1994, Eastex had reached an agreement to acquire an intrastate pipeline to support its expanding natural gas services. Eastex sought funding for the acquisition from lenders, financial partners/ investors and industry partners. In the course of these discussions regarding the pipeline financing, certain industry participants expressed an interest in acquiring a significant equity interest in Eastex. None of these discussions led to a proposal to acquire an interest in Eastex; and the pipeline acquisition was placed on indefinite hold. Nevertheless, the discussions focused the attention of the Eastex Board on the need for a significant capital infusion or access to a significant source of capital to support Eastex's business plans and to capitalize on future asset acquisition opportunities. Ultimately, this experience, coupled with the factors discussed below, led Eastex to consider, with the assistance of its financial advisor, various expansion and capital alternatives.

     As of December 31, 1994, Eastex's working capital declined to approximately $12.7 million from $17.2 million at December 31, 1993. Correspondingly, the Company's sales volumes increased from an average of 568 Mmcf/d during the third quarter 1994, to an average of 670 Mmcf/d in the fourth quarter 1994, and to an average of 888 Mmcf/d in the first quarter 1995. This expanding market share combined with an industrywide acceleration of contract settlements of current month obligations, higher storage inventory levels, greater margin requirements attributable to futures contracts used to hedge price risk and increased letter of credit requirements of suppliers and transporters emphasized Eastex's need for additional capital.

     In view of these increasing capital requirements and with a desire to enhance stockholder value and continue the growth of Eastex's business, the Eastex Board retained Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce") on March 13, 1995, to investigate the various capitalization and strategic alternatives available to Eastex. Rauscher Pierce was selected by Eastex after interviews of several investment banking firms with expertise in the natural gas industry. Rauscher Pierce was asked to explore a number of strategic and capital finance alternatives including potential sources of equity investment or other forms of access to capital from industry or financial partners/investors, strategic alliances or joint ventures which would allow for access to capital, and acquisitions of gathering, processing, transmission or marketing operations and financing alternatives for any such transaction.

     On March 20, 1995, Robert G. Phillips, Chairman of the Board and Chief Executive Officer of Eastex, was contacted by representatives of Rodman & Renshaw, Inc. ("Rodman & Renshaw"), on behalf of EPG. The representatives conveyed that EPG was interested in acquiring an interest in a gas marketing company and that various members of the senior management of EPG were in the process of interviewing gas marketing companies. At EPG's request, Eastex agreed to a meeting on March 28, 1995, between Eastex's senior management and the senior management of EPG. The meeting included representatives from Rauscher Pierce and Rodman & Renshaw. At the meeting, the parties generally discussed their business strategies, recent performance, capital requirements and growth opportunities. The meeting was concluded without specific discussion of the potential interests of the parties in a transaction. On March 31, 1995, Mr. Phillips informed the Eastex Board of the preliminary meeting with EPG.

     On April 5, 1995, representatives of Rodman & Renshaw again contacted Mr. Phillips and expressed that EPG was interested in a transaction with Eastex and inquired whether there was any interest on the part of Eastex. Representatives of Rodman & Renshaw requested information regarding Eastex, which was provided pursuant to a confidentiality agreement executed by the parties on April 11, 1995. The information provided by Eastex to representatives of Rodman & Renshaw included (i) a general overview of Eastex and the natural gas marketing industry, (ii) information regarding Eastex's business segments, subsidiaries and strategies, and (iii) an overview of Eastex's historical and projected financial and operating results. On April 12, 1995, Mr. Phillips met with William A. Wise, Chairman of the Board, President and Chief Executive Officer of EPG, to discuss the business of Eastex, as well as various issues affecting the non-regulated natural gas market segment. On April 17, 1995, Mr. Phillips held a telephone conference with Mr. Wise and Luino Dell'Osso, then Vice Chairman and Chief Operating Officer of EPG, to continue the discussions relating to Eastex and the natural gas industry and to confirm Eastex's interest in considering a transaction between the parties. These discussions continued on April 18, 1995, in a telephone conference between Messrs. Phillips and Dell'Osso, and included consideration of the potential benefits to Eastex stockholders, as well as the strategic benefits, that could result from a potential transaction between EPG and Eastex. Subsequent to these telephone conversations, Mr. Phillips informed James Winfrey and Merrell Athon, who with Mr. Phillips comprise all the members of the Executive Committee of the Eastex Board, regarding the status of discussions with EPG. In addition, during this period, at Eastex's direction, Rauscher Pierce continued to investigate other strategic alternatives for Eastex (and continued to do so until Eastex's execution of the Merger Agreement). These activities consisted of obtaining and evaluating certain publicly available information concerning other potential strategic partners and sources of financing, monitoring the progress of other industry transactions, and conducting exploratory discussions with potential strategic partners. The results of such investigations failed to yield any competitive alternative to the proposal submitted by EPG. Mr. Phillips requested, during this period, that in addition to its continuing investigations with respect to alternative transactions, Rauscher Pierce continue to evaluate all publicly available information regarding EPG and provide such information and Rauscher Pierce's analysis thereof to Eastex for its review.

     On April 24, 1995, Mr. Phillips met with Mr. Dell'Osso and H. Brent Austin, then Senior Vice President and Chief Financial Officer of EPG, and discussed various issues including Eastex's capital needs, its long-term growth opportunities and the strategic market outlook for Eastex.

     On April 25, 1995, Mr. Phillips and other representatives of the senior management of Eastex attended a meeting with senior management of EPG. Representatives of Eastex and EPG requested that their respective financial advisors and legal counsel attend this meeting. Representatives of EPG presented a proposal whereby Eastex would be merged with and into a subsidiary of EPG. During the meeting, certain principal terms of the proposed merger were discussed including (i) the exchange value of the proposed merger of $4.50 per share of Common Stock, (ii) structuring the proposed transaction as a tax-free merger, (iii) EPG's requirement that if

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

a merger agreement were entered into and was subsequently terminated as the result of certain events Eastex would be obligated to pay EPG's out-of-pocket expenses plus a termination fee of $1 million, and (iv) EPG's requirement that upon the execution of a merger agreement Eastex refrain from seeking a competing transaction, subject to an exception that would enable the Eastex Board to carry out its fiduciary duties. The Eastex Board also discussed a proposed timetable for further negotiations, due diligence and negotiation of the contemplated transactions.

     A special meeting of the Eastex Board was held on April 26, 1995, for the purpose of considering the merger proposal. In attendance at the meeting were representatives of Rauscher Pierce and legal counsel for Eastex. Rauscher Pierce responded to questions from the Eastex Board regarding EPG's current financial condition and other possible alternatives to the EPG merger offer. Eastex's legal counsel responded to various questions regarding the directors' fiduciary obligations in considering the merger proposal and responded to questions regarding various aspects of the proposal. Further, legal counsel for Eastex presented a summary of the proposed merger agreement which had been provided by EPG's counsel.

     After discussion the Eastex Board concluded that the proposed merger with EPG should be further analyzed and agreed to meet on April 28, 1995, to further discuss the transaction.

     Subsequent to the special meeting of the Eastex Board and also on April 26, 1995, Mr. Phillips met with Mr. Wise to discuss the Eastex Board's initial reaction to the proposal by EPG and certain strategic matters relevant to the proposed combination of the companies' businesses. Mr. Wise discussed EPG's long-term business prospects and the role that Eastex would play in the development of EPG's non-regulated gas marketing operations. El Paso Gas Marketing Company, a wholly owned subsidiary of EPG, currently markets approximately 300 million cubic feet of natural gas per day to customers primarily in the Southwestern United States. Mr. Wise noted that combining El Paso Gas Marketing's existing operations with Eastex would result in a four-fold increase in EPG's average gas marketing volume to over 1.2 billion cubic feet of natural gas per day, and there would be a complementary geographic fit between El Paso Gas Marketing's activities in the Southwest and Eastex's activities in the Southeast, Northeast and Midwest.

     On April 28, 1995, the Eastex Board again met at a special meeting to review the proposal. As part of the review, Rauscher Pierce provided the Eastex Board with its preliminary opinion that the proposed terms of the merger would be fair to the stockholders of Eastex from a financial point of view. Rauscher Pierce further provided a detailed review of the strategic objectives of Eastex and EPG as well as a financial analysis of the value of comparable transactions from a cash flow, net income and book value basis; the relative contributions of the two companies; and the acquisition premium represented by the proposed Exchange Ratio. In addition to the financial analyses described elsewhere herein, Rauscher Pierce reviewed for the Eastex Board certain additional relevant information, including the background of the transaction; the proposed merger terms; various strategic considerations, including natural gas industry conditions, operating synergies and potential consolidation cost efficiencies; the potential stock market reaction to the EPG proposal; other potential strategic alternatives and Rauscher Pierce's recommendations regarding the proposed merger. Rauscher Pierce also informed the Eastex Board that the results to date of its continuing investigation of alternative transactions indicated that it could provide no assurances that the pursuit of other alternatives would result in an outcome for Eastex's stockholders as favorable as or more favorable than the proposed merger with EPG. After discussion, the Eastex Board concluded that the proposed merger with EPG warranted further consideration and analysis. Moreover, the Eastex Board, including without limitation Mr. Phillips, determined, given the significant stock ownership position of Mr. Phillips and his positions as an officer and employee of Eastex, that a separate review by the independent nonemployee directors of Eastex of the proposed merger, its financial and legal terms and its merit to the nonaffiliated stockholders of Eastex would be in the best interests of the stockholders of Eastex.

     On April 27 and 28, 1995, representatives of EPG commenced a due diligence investigation of Eastex's public information and principal contracts and files. Senior management of Eastex participated in the due diligence discussions, which included representatives from EPG, Rodman & Renshaw and Coopers & Lybrand L.L.P., independent accountants for EPG. On May 1, 1995, a representative of EPG visited Eastex's storage and pipeline operations at its Rotherwood Gas Storage Facility.

     On May 1, 1995, representatives of Eastex, its legal counsel and Rauscher Pierce met with senior management of EPG at EPG's headquarters in El Paso, Texas, to continue Eastex's due diligence investigation of EPG.

     On May 2, 1995, the non-employee, independent directors of Eastex met separately with representatives of Rauscher Pierce and the legal counsel for Eastex to review the terms of the merger proposal and the draft Merger Agreement. After discussion of hypothetical alternative transactions, such as a joint venture, strategic alliance or other business combination with another pipeline, producer or utility and a review of recent comparable transactions in the natural gas merchant industry, the independent directors concluded that Eastex should proceed with the negotiation of the Merger Agreement and related documents. In arriving at their decision, the independent directors considered all the information available to them regarding the proposed transaction with EPG and possible alternative transactions. Additionally the independent directors considered the probability of the occurrence of alternative transactions and of the EPG transaction. The independent directors believed, at the conclusion of such deliberations, that the proposed transaction with EPG appeared to be the prospect with the greatest potential value to Eastex's stockholders and that Eastex should continue to pursue the EPG proposal.

     Throughout the week of May 1 through 5, 1995, legal counsel for each of Eastex and EPG met and negotiated the terms of the Merger Agreement. With the involvement of representatives of senior management of both EPG and Eastex, the remaining issues in the Merger Agreement were resolved. In the course of these negotiations, EPG agreed to a number of modifications to the terms of the proposed Merger Agreement, including: (i) providing Eastex stockholders the opportunity to elect between stock and cash, subject to a cap on the cash consideration of 49% of the aggregate merger consideration; (ii) replacing a fixed exchange ratio with a floating exchange ratio, subject to a maximum and minimum exchange ratio of .1629 and .1485, respectively; (iii) narrowing the circumstances in which EPG would be entitled to receive a termination fee and reimbursement of its expenses, and limiting the total amount of such termination fee and expenses; and (iv) expanding the scope of EPG's representations and warranties and the related conditions to the obligation of Eastex to close the Merger, to include, among other things, representations as to the absence of any material adverse change, material litigation or undisclosed liabilities affecting EPG. These modifications were sought by the Eastex Board for the following reasons: (i) the cash election option was sought to provide greater flexibility to Eastex stockholders both in their tax and portfolio planning, while the 49% cash cap was sought to help the transaction to qualify as a tax-free reorganization to the extent of EPG shares received in the Merger; (ii) the floating exchange ratio was sought to provide a degree of protection to Eastex stockholders, as to the number of shares of EPG Common Stock to be received in the Merger, to the extent the average trading price of the EPG shares varies within the range of approximately $27.625 and $30.300 per share,
(iii) the changes with respect to the termination fee were sought to limit the circumstances in which the fee would be payable and to establish a cap on reimbursable out-of-pocket expenses of EPG in the event the fee were to become payable; and (iv) the additional EPG representations were sought because Eastex believed such representations were relevant to an assessment of an investment in EPG Common Stock and that Eastex should not be obligated to proceed with the Merger in the event of material, unfavorable developments with respect to the matters covered by such representations. Each member of the Eastex Board was provided with a draft of the Merger Agreement dated May 4, 1995, a summary of the significant terms of the Merger Agreement and an analysis and preliminary opinion of Rauscher Pierce.

     On May 5, 1995, at a special meeting of the Eastex Board, the final form of the Merger Agreement and results of due diligence by management were presented to the Eastex directors and reviewed in detail. Further, Rauscher Pierce presented to the Eastex Board the results of its financial due diligence and its opinion that the terms of the merger were fair to Eastex's stockholders from a financial point of view, which opinion was confirmed in writing on May 8, 1995. See "The Merger -- Opinion of Financial Advisor to Eastex." After extensive discussion, the Eastex Board (including all of the independent directors) unanimously approved the proposed merger and the Merger Agreement.

     On May 8, 1995, at a special meeting of the Board of Directors of EPG, the EPG Board of Directors unanimously approved the Merger Agreement.

     Following such approvals, EPG, EPG Sub and Eastex executed the definitive Merger Agreement on May 8, 1995.

REASONS FOR THE MERGER; RECOMMENDATION OF EASTEX BOARD

     Eastex Reasons For Merger. In approving the Merger Agreement with EPG, the Eastex Board considered the following:

          (a) The premium over the market price of Eastex Common Stock represented by the value of the consideration to be received by the Eastex stockholders in connection with the Merger, which compares favorably to median percentage premiums paid in all publicly disclosed energy industry transactions with values greater than $10 million since 1991, and to the median percentage premiums paid in seven comparable natural gas industry transactions in 1994 and 1995. See "The Merger -- Opinion of Financial Advisor to Eastex, Merger Premium Analysis";

          (b) The opinion of Rauscher Pierce that the consideration to be received by the Eastex stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to such stockholders;

          (c) The opportunity for Eastex stockholders to maintain a continuing equity interest in the combined operations of Eastex and EPG;

          (d) The increase in market capitalization and liquidity, as well as the opportunity to receive dividends, afforded by the receipt of EPG Common Stock by Eastex stockholders as a result of the Merger;

          (e) The expectation that the Merger will be treated as a tax-free reorganization to Eastex stockholders for United States federal income tax purposes, to the extent such stockholders receive EPG Common Stock;

          (f) The terms of the Merger Agreement, including that (i) Eastex stockholders may elect between cash and EPG Common Stock, subject to a cap on the cash consideration of 49% of the aggregate merger consideration,
     (ii) the Exchange Ratio is floating rather than fixed, subject to the maximum and minimum Exchange Ratio of .1629 and .1485, (iii) the conditions to consummation of the Merger are relatively limited, including the absence of any financing condition, (iv) although Eastex is not permitted actively to solicit other acquisition proposals, Eastex is permitted in good faith if required by its fiduciary duties to enter into discussions or negotiations with persons who make unsolicited bona fide proposals to acquire Eastex, and (v) under certain circumstances, EPG has the right to receive a termination fee of $1,000,000 plus reimbursement of its out-of-pocket expenses which are limited to $750,000;

          (g) The shares of Eastex Common Stock held by Mr. Phillips, which represent approximately 38% of the outstanding shares of Eastex Common Stock, will be treated identically with all other shares of Eastex Common Stock in the Merger, and Mr. Phillips has committed to vote such shares in favor of the Merger; furthermore, the Eastex Board believed, based on discussions with Mr. Phillips, that Mr. Phillips is likely to elect to receive EPG Common Stock for the majority of his Eastex Common Stock, thus increasing the amount of cash available to Eastex stockholders who elect to receive cash;

          (h) The terms of the arrangements described under "The
     Merger -- Interests of Certain Persons in the Merger," including the commitments by Mr. Phillips and the RIMCO Entities (as defined herein) to vote in favor of the Merger and the grant by Mr. Phillips and the RIMCO Entities to EPG Sub of options to purchase the shares of Eastex Common Stock and warrants held by them, which the Eastex Board considered significant as it indicated the support of the proposed transaction by Eastex's two largest stockholders;

          (i) Under the DGCL, Eastex stockholders are not entitled to dissenters' rights in connection with the Merger, which the Eastex Board considered as a factor in requesting the cash election element of the merger consideration;

          (j) The financial condition, results of operations and prospects of Eastex on a stand-alone basis, including the uncertainties regarding Eastex's future growth potential as an independent gas merchant in the increasingly competitive natural gas market and its future ability to locate capital and financing sources;

          (k) The prospects for transactions, whether in the form of joint ventures, mergers or other acquisition transactions, between Eastex and other suitable industry participants offering comparable or superior benefits to Eastex and its stockholders, as reported to Eastex by its financial advisors; and

          (l) The financial condition, results of operations and prospects of EPG, the financial resources and future growth prospects which would result from a combination of Eastex and EPG, the enhanced opportunities for operating efficiency and marketing and asset synergies expected to result from the Merger and the respective contributions of the parties in a combined entity.

     For the reasons set forth above and in "The Merger -- Background of the Merger," the Eastex Board believes that the Merger Agreement is fair to, and in the best interests of, the stockholders of Eastex. At a special meeting held on May 5, 1995, the Eastex Board unanimously voted to approve the Merger Agreement. The Eastex Board unanimously recommends that the stockholders of Eastex vote FOR the proposal to approve and adopt the Merger Agreement.

     EPG Reasons for the Merger. EPG is engaging in the Merger in order to acquire the entire equity interest in Eastex. EPG believes that Eastex's gas marketing operations will complement EPG's existing gas marketing business. The Merger will significantly increase EPG's gas marketing volume and will broaden the geographic scope of EPG's gas marketing activities by combining EPG's activities in the Southwest with Eastex's activities in the Southeast, Northeast and Midwest. Moreover, the acquisition of Eastex affords an opportunity for EPG to continue the growth of its non-regulated operations.

OPINION OF FINANCIAL ADVISOR TO EASTEX

     Rauscher Pierce has acted as financial advisor to Eastex in connection with the Merger Agreement and assisted Eastex in the negotiations with respect thereto. The Eastex Board directed Rauscher Pierce, in its role as financial advisor, to evaluate the fairness of the terms of the Merger to the stockholders of Eastex from a financial point of view and, in such regard, to conduct such investigations as Rauscher Pierce deemed appropriate for such purpose. No limitations were placed by the Eastex Board or management with respect to the investigations made or the procedures followed by Rauscher Pierce in preparing and rendering its opinion.

     Rauscher Pierce is an investment banking firm with substantial energy industry expertise and experience in transactions similar to the Merger and is familiar with Eastex and its business. As part of its investment banking business, Rauscher Pierce is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Rauscher Pierce delivered its written opinion to the Eastex Board on May 8, 1995, to the effect that, as of such date, the terms of the Merger Agreement are fair to the stockholders of Eastex from a financial point of view. Rauscher Pierce confirmed that opinion with a written opinion dated as of the date hereof. In arriving at this opinion, Rauscher Pierce reviewed the Merger Agreement, the Proxy Statement/Prospectus of Eastex and EPG dated August 14, 1995, filed as a part of the Registration Statement on Form S-4 of EPG, and certain publicly available information concerning Eastex and EPG. In addition, Rauscher Pierce reviewed certain internal analyses and forecasts for Eastex prepared by its management. Rauscher Pierce also met with the managements of Eastex and EPG to discuss the business and prospects of the respective companies (as described above under "The Merger -- Reasons for the Merger; Recommendation of Eastex Board") and considered certain long-term strategic benefits, both operational and financial, that were described to it by the senior managements of Eastex and EPG.

     In rendering its opinion, Rauscher Pierce reviewed the terms of the Merger Agreement in relation to, among other things: current and historical market prices and trading volume of the Eastex Common Stock and the EPG Common Stock; the respective companies' cash flow, net income and book value per share; the capitalization and financial condition of Eastex and EPG; the pro forma financial impact of the Merger on Eastex and EPG, including the potential relative ownership of the EPG Common Stock after the Merger by the current stockholders of Eastex and EPG; and, to the extent publicly available, the terms of recent merger and acquisition transactions involving comparable companies. In addition, Rauscher Pierce reviewed the merger premiums paid in recent cash and stock acquisitions of public companies generally, and energy industry companies in particular. Rauscher Pierce also analyzed certain financial, stock market and other publicly available information relating to the business of other public companies whose operations they considered comparable to the operations of Eastex and EPG. In addition to the foregoing, Rauscher Pierce also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant in arriving at its opinion.

     In connection with making its presentations to the Eastex Board, issuing its opinion dated May 8, 1995, and issuing its opinion as of the date hereof, Rauscher Pierce performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Accordingly, such an opinion is not readily susceptible to summary description. The following summary does not purport to be a complete description of the presentations by Rauscher Pierce to the Eastex Board or of the analyses performed by Rauscher Pierce in this regard.

     In rendering its opinion, Rauscher Pierce did not render any opinion as to the value of the EPG Common Stock or make any recommendation to the stockholders of Eastex with respect to the advisability of disposing of or retaining shares of EPG Common Stock to be received pursuant to the Merger.

     The following is a summary of certain of the analyses performed by Rauscher Pierce in connection with its opinion.

     Stock Trading History Analysis. Rauscher Pierce reviewed the performance of the per share market prices of Eastex Common Stock and EPG Common Stock over the period from March 13, 1992 (the initial date shares of EPG Common Stock were publicly traded) through May 2, 1995. Rauscher Pierce calculated the ratio of the per share market price of Eastex Common Stock to the per share market price of EPG Common Stock over the period. This analysis was utilized to provide historical perspective for the manner in which the public trading market had valued Eastex and EPG in absolute terms and relative to each other.

     Comparable Company Trading Analysis. Using publicly available information, Rauscher Pierce compared, based upon market trading values as of May 5, 1995 (the last business day preceding the execution of the Merger Agreement), multiples of certain financial criteria, such as net income, projected net income (as represented by the median earnings per share estimates for fiscal year 1995 reported by Institutional Brokers Estimate System, except for estimated fiscal year 1995 earnings for Eastex, which were based on estimates provided to Rauscher Pierce by the management of Eastex), EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), Cash Flow from Operations (net income plus depreciation, deferred taxes, and other non-cash expenses, but not including changes in working capital accounts), revenues and the tangible book value of common equity of Eastex to certain other companies which, in Rauscher Pierce's judgment, were comparable to Eastex for the purpose of this analysis. The factors Rauscher Pierce considered in selecting companies for comparison included size, particularly equity market capitalization, financial condition and scope of business operations. For Eastex, the group of companies used in the comparison included Aquila Gas Pipeline Corporation, Hadson Corporation, K N Energy, Inc., NGC Corp., Tejas Gas Corporation, Tejas Power Corporation, USX-Delhi Group, and Western Gas Resources, Inc. Rauscher Pierce noted that these eight companies were generally significantly larger and more asset-intensive than Eastex, and that larger companies with extensive networks of natural gas gathering and processing assets generally traded at higher multiples than did smaller companies within the comparable group. In addition, Rauscher Pierce used publicly available information, based upon market trading values as of May 5, 1995, to compare certain financial criteria (including multiples of historical and projected net income, latest twelve months EBITDA, dividend yields, and debt to book capitalization ratios), among a group of natural gas pipeline companies which Rauscher Pierce considered to be comparable to EPG. For purposes of analysis, this group was composed of The Coastal Corporation, Enron Corp., Panhandle Eastern Corp., Sonat Inc., and The Williams Companies, Inc.

     For the group of comparable gas gathering, processing and marketing companies, the range, median and mean for equity market value as a multiple of each of the indicated statistics were as follows: (a) latest twelve months net income -- 17.3x to 49.4x, with a median of 43.6x and a mean of 35.7x; and (b) latest twelve months Cash Flow from Operations -- 7.1x to 17.7x, with a median of 10.3x and a mean of 11.3x. The range, median and mean for Net Market Capitalization (defined as equity market value plus the book value of debt and preferred stock less cash and cash equivalents) as a multiple of latest twelve months EBITDA was 7.5x to 15.2x, with a median of 10.4x and a mean of 11.0x. The range, median and mean for Net Market Capitalization as a multiple of latest twelve months EBIT was 11.3x to 26.6x, with a median of 18.4x and a mean of 19.0x. Rauscher Pierce was unable to calculate meaningful mathematical comparisons between these comparable company multiples and corresponding multiples for Eastex because Eastex generated negative net income, Cash Flow from Operations, EBITDA and EBIT for the latest twelve month period ended December 31, 1994. Rauscher Pierce applied its subjective professional judgment in evaluating the consideration contemplated by the Merger in relation to Eastex's results of operations for the latest twelve month period. In addition, Rauscher Pierce examined certain other market valuation criteria. The comparable companies' range, median and mean for equity market value as a multiple of each of these additional criteria were as follows: (a) projected 1995 net income -- 13.6x to 42.7x, with a median of 20.7x and a mean of 22.3x, which compared to 20.6x for Eastex; (b) projected 1995 Cash Flow from
Operations -- 3.1x to 10.8x, with a median of 6.7x and a mean of 7.4x, which compared to 15.1x for Eastex; and (c) tangible book value of common equity -- 1.0x to 3.5x, with a median of 2.0x and a mean of 2.1x, which compared to 1.5x for Eastex. Net Market Capitalization as a multiple of projected 1995 EBITDA was 4.9x to 10.3x, with a median of 8.0x and a mean of 7.8x, which compared to 5.3x for Eastex.

     For the group of natural gas pipeline companies, the range, median and mean for equity market value as a multiple of latest twelve months net income were as follows: 15.1x to 21.9x, with a median of 17.3x and a mean of 17.0x, which compared to 11.1x for EPG. The range, median and mean for equity market value as a multiple of projected 1995 net income were as follows: 13.3x to 19.3x, with a median of 13.4x and a mean of 14.2x, which compared to 9.9x for EPG. The range, median and mean for Net Market Capitalization as a multiple of latest twelve months EBITDA were as follows: 7.0x to 11.0x, with a median of 8.5x and a mean of 8.5x, which compared to 6.3x for EPG. The range, median and mean for dividend yields were as follows: 1.3% to 3.8%, with a median of 3.4% and a mean of 3.2%, which compared to 4.9% for EPG. The range, median and mean for debt to book capitalization were as follows: 45.9% to 61.7%, with a median of 54.7% and a mean of 54.3%, which compared to 55.7% for EPG.

     The comparable company trading analysis is a valuation technique used by Rauscher Pierce to determine whether Eastex and EPG were reasonably valued by the public trading market, at existing market prices, in relation to the public trading market's valuation of similar companies. Rauscher Pierce did not establish any specific valuation for Eastex or EPG in connection with this analysis.

     No public company utilized as a comparison is identical to Eastex, EPG or the business segment for which a comparison is being made. An analysis of the results of such a comparison is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which Eastex and EPG were being compared.

     Comparable Acquisitions Analysis. Rauscher Pierce conducted a comparable acquisitions analysis whereby it examined the terms of recent acquisitions of businesses and assets related to the natural gas gathering, processing and marketing industry. Rauscher Pierce reviewed the terms of 60 such transactions which had either been completed in 1994 and 1995, or which were pending at the time Rauscher Pierce delivered its opinion. With respect to the significant majority of these transactions, public disclosure regarding purchase price and target financial results was insufficient to permit Rauscher Pierce to draw conclusions regarding value. Sufficient data did exist with respect to seven transactions (the "Selected Transactions") which Rauscher Pierce considered reasonably comparable to the Merger: (Acquiror/Target) Valero Energy Corp./Valero Natural Gas Partners, L.P.; Associated Natural Gas Corp./Grand Valley Gas Company; K N Energy, Inc./American Oil & Gas Corp.; Panhandle Eastern Corp./Associated Natural Gas Corp; Natural Gas Clearinghouse/Trident NGL Holding, Inc.; The Williams Companies/Transco Energy Com-pany; and LG&E Energy Corp./Hadson Corporation. Rauscher Pierce noted that, with the exception of Associated Natural Gas Corp.'s acquisition of Grand Valley Gas Company, the purchase prices paid in the Selected Transactions were significantly larger than the aggregate consideration to be paid in the Merger. Rauscher Pierce also noted that, with the exception of Grand Valley Gas Company, the target companies in the Selected Transactions owned and operated significant natural gas gathering, transportation and processing assets. For the Selected Transactions, the range, median and mean for the total transaction value as a multiple of latest twelve months EBITDA were as follows: 6.8x to 11.9x, with a median of 9.5x and a mean of 9.1x. The range, median and mean for total transaction value as a multiple of latest twelve months EBIT were as follows:
10.5x to 19.3x, with a median of 14.8x and a mean of 15.1x. Rauscher Pierce was unable to calculate meaningful mathematical comparisons between these comparable acquisitions multiples and the consideration being paid for Eastex pursuant to the Merger because Eastex generated negative EBITDA and EBIT for the latest twelve month period. Rauscher Pierce applied its subjective professional judgment in evaluating the consideration contemplated by the Merger in relation to Eastex's results of operations for the latest twelve month period. In addition, Rauscher Pierce examined multiples of tangible book value paid in the Selected Transactions. For the Selected Transactions, the range, median and mean for total consideration paid for the equity of the target company as a multiple of the target company's tangible book value of equity were as follows: 1.4x to 3.5x, with a median of 2.1x and a mean of 2.3x. Eastex's equity valuation, based upon the consideration of $4.50 per share of Eastex Common Stock contemplated by the Merger, as a multiple of Eastex's tangible book value on the December 31, 1994 balance sheet was 1.9x. Rauscher Pierce advised the Eastex Board that, based upon its professional experience as a financial advisor to participants in the domestic natural gas industry, acquisition prices as a multiple of EBITDA, EBIT and tangible book value paid for companies which owned and operated relatively more significant natural gas gathering, transportation and processing assets were generally higher than those paid for companies such as Eastex which focused primarily on natural gas marketing and did not own or operate more extensive physical assets.

     Relative Contribution Analysis. Rauscher Pierce performed a relative contribution analysis to examine the relationship between the percentage ownership of EPG that the Eastex stockholders would receive pursuant to the Merger, and the relative contribution of Eastex to certain financial measures on a pro forma combined basis. For purposes of this analysis, Rauscher Pierce assumed that all Eastex stockholders would elect to receive EPG Common Stock pursuant to the Merger. Based upon this assumption, and applying the treasury stock method to reflect the exercise of outstanding options and warrants to purchase shares of Eastex Common Stock, Rauscher Pierce determined that, pursuant to the Merger, the Eastex stockholders would, in the aggregate, receive between approximately 2.8% and 3.0% of the shares of EPG Common Stock to be outstanding following the Merger, at Exchange Ratios of 0.1485 and 0.1629, respectively. Based upon projected income statements for Eastex and EPG for fiscal 1995, Rauscher Pierce determined that Eastex's contribution to the combined entity on a pro forma basis would be 1.6% of EBITDA, 1.2% of EBIT, 1.5% of net income and 1.8% of Cash Flow from Operations. Based upon a review of balance sheets as of December 31, 1994 for Eastex and EPG, Rauscher Pierce calculated that Eastex's contribution to the combined entity on a pro forma basis would be 3.7% of total assets and 3.0% of stockholders' equity. Rauscher Pierce also considered the relative size, financial strength and diversification of Eastex and EPG. Furthermore, Rauscher Pierce noted that, based on an Exchange Ratio range of 0.1485 to 0.1629 and assuming that EPG's annual dividend continues at $1.32 per share, Eastex's stockholders would receive an annual dividend of between $0.20 and $0.22 for each share of Eastex Common Stock exchanged for EPG Common Stock pursuant to the Merger. The Eastex Common Stock does not presently pay a dividend.

     Merger Premium Analysis. Rauscher Pierce examined median percentage premiums paid in all publicly-disclosed cash-and-stock transactions with transaction values greater than $10 million since 1991. The analysis indicated median percentage premiums to the target company's stock price one day, one week and four weeks prior to announcement, and to the target company's average stock price for the 30-day and 60-day periods prior to announcement, of 35.1%, 40.4%, 47.7%, 45.1% and 48.0%, respectively. Rauscher Pierce also examined median percentage premiums paid in all publicly disclosed energy industry transactions with values greater than $10 million since 1991. This analysis indicated median percentage premiums to the target company's stock price one day, one week and four weeks prior to announcement, and to the target company's average stock price for the 30-day and 60-day periods prior to announcement, of 26.3%, 25.6%,

30.8%, 28.0% and 30.6%, respectively. In addition, Rauscher Pierce examined median percentage premiums paid in seven natural gas industry transactions in 1994 and 1995. This analysis indicated median percentage premiums to the target company's stock price one day, one week and four weeks prior to announcement, and to the target company's average stock price for the 30-day and 60-day periods prior to announcement, of 13.9%, 23.3%, 26.3%, 21.7% and 25.2%, respectively, Rauscher Pierce determined that the target valuation of $4.50 per share of Eastex Common Stock pursuant to the Merger represented premiums to the market price of Eastex Common Stock one day, one week and four weeks prior to announcement, and to the average market prices of Eastex Common Stock for the 30-day and 60-day periods prior to announcement, of 28.6%, 20.0%, 32.7%, 26.3% and 32.4%, respectively.

     In connection with its review, Rauscher Pierce did not independently verify any of the foregoing information, and relied upon it being complete and accurate in all material respects. Rauscher Pierce assumed that the financial forecasts provided to it and discussed with it were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Eastex as to the future financial performance of Eastex. In addition, Rauscher Pierce did not make an independent evaluation or appraisal of the assets of Eastex or EPG, nor was it furnished with such appraisals. In rendering its opinion, Rauscher Pierce assumed that in the course of obtaining necessary regulatory and governmental approvals for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Rauscher Pierce's opinion is based upon circumstances existing and disclosed to it as of the date of such opinion.

     Rauscher Pierce confirmed its May 8, 1995 written opinion by delivery of its written opinion dated as of the date hereof, that the terms of the Merger are fair to the stockholders of Eastex from a financial point of view. In rendering such confirmation, Rauscher Pierce performed procedures to update certain of its analyses made in connection with its earlier opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Rauscher Pierce considered, among other things, Eastex's and EPG's recent financial performance and recent market conditions and developments based on the foregoing. THE FULL TEXT OF THE OPINION OF RAUSCHER PIERCE DATED AS OF THE DATE HEREOF IS ATTACHED AS ANNEX B AND SHOULD BE READ IN ITS ENTIRETY BY THE HOLDERS OF EASTEX COMMON STOCK. The text of this opinion is substantially identical to the opinion dated May 8, 1995.

     Rauscher Pierce was selected to serve as the Eastex Board's financial advisor in connection with its strategic planning activities on the basis of Rauscher Pierce's experience with mergers and acquisitions in the energy industry generally and the natural gas gathering, processing and marketing industry in particular. Eastex paid Rauscher Pierce a financial advisory fee of $75,000 upon the execution of its engagement letter and an additional $100,000 at the time Rauscher Pierce delivered its fairness opinion to the Eastex Board. Eastex also has agreed to reimburse Rauscher Pierce for its reasonable out-of-pocket expenses not to exceed $25,000 and to indemnify Rauscher Pierce and its controlling persons against certain liabilities and expenses relating to or arising out of the consummation of the Merger, including certain liabilities under U.S. Federal securities laws. If the Merger is consummated, Rauscher Pierce will receive a fee of 1.75 percent of the "transaction value," less the $175,000 in fees previously paid by Eastex. The "transaction value" is defined as (i) in the event of a cash transaction, the aggregate amount of cash received by the Eastex shareholders for their shares of Common Stock of Eastex; (ii) in the event of a stock transaction, the aggregate value of the stock or other securities received by the Eastex shareholders in exchange for their Common Stock as reflected in the average trading prices for such securities during the 10 trading days immediately following the consummation of the transaction; or
(iii) in the event of a combination cash and stock transaction, the sum of the cash portion as defined in (i) and the aggregate value of the stock portion as defined in (ii).

     Rauscher Pierce in the normal course of its business may trade the securities of Eastex and EPG for its own account and for the accounts of its customers and, accordingly, may hold a long or short position in such securities at any time.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Eastex Board with respect to the Merger, Eastex stockholders should be aware that certain directors and officers of Eastex have certain direct or indirect interests separate from their interests as stockholders of Eastex, including those referred to herein. After the time at which the Merger becomes effective (the "Effective Time"), the officers of Eastex will become officers of the surviving corporation and, further, Mr. Phillips, the Chairman of the Board and Chief Executive Officer of Eastex, will become an executive officer of EPG. Mr. Phillips will also be a director of EPG Sub following the Merger. As a condition to the consummation of the Merger and subject to consummation of the Merger, Mr. Phillips and Mark A. Searles, President and Chief Operating Officer of Eastex, have agreed to amend their employment agreements with Eastex as of the Effective Time to provide for compensation and benefits comparable to similarly situated EPG officers. These amendments extended the terms of the employment agreements of Messrs. Phillips and Searles to July 31, 1998, and May 31, 1998, respectively. The existing employment and non-competition agreements of Messrs. Phillips and Searles will be amended to significantly reduce their base salaries, in consideration of participation in EPG's incentive based compensation plans, and to expand the terms and conditions of the covenants not to compete contained in those agreements.

     In connection with the execution of the Merger Agreement and at the request of EPG, Mr. Phillips and RIMCO Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P., III and RIMCO Partners, L.P. IV (collectively, the "RIMCO Entities") entered into stockholder agreements (the "Stockholder Agreements") pursuant to which they (i) granted options to EPG Sub to purchase all of the shares of Eastex Common Stock and warrants owned, beneficially or otherwise, by such parties and (ii) agreed (a) to vote all shares of Eastex Common Stock and all warrants, options or other securities or rights exercisable for, exchangeable for or convertible into Eastex Common Stock, which such parties own (collectively, "Equity Securities") in favor of the Merger; (b) not to vote any voting Equity Securities in any manner that would breach in any material respect a covenant, representation or warranty of Eastex under the Merger Agreement; and
(c) to vote all voting Equity Securities against any action or agreement which would impede or interfere with the Merger. Mr. Phillips and the RIMCO Entities also each agreed to grant to EPG Sub an irrevocable proxy with respect to the Equity Securities owned by them. See "Certain Agreements" for a more detailed discussion of the Stockholder Agreements. As of the date of this Proxy Statement/Prospectus, Mr. Phillips owned 2,393,000 shares of Eastex Common Stock and the RIMCO Entities beneficially hold warrants immediately exercisable for the purchase of 647,500 shares of Eastex Common Stock.

     Pursuant to the terms of the Merger Agreement, Eastex has agreed to use its reasonable best efforts to cancel all employee and director options granted and outstanding pursuant to the Eastex Second Amended and Restated 1987 Employee Stock Option Plan, 1987 Non-Employee Director Stock Option Plan and the 1994 Executive Long-Term Stock Option Plan or any other incentive compensation or stock option plan of Eastex (collectively the "Eastex Option Plans") on or before the Effective Time. The Eastex Option Plans contain provisions which permit Eastex to cancel the options outstanding under the Eastex Option Plans as of the Effective Time, so long as the holders of such options are allowed the opportunity to exercise the options, without regard to vesting provisions, for a period of thirty days within the sixty day period immediately preceding the Effective Time. Pursuant to the Merger Agreement, Eastex has agreed to redeem all outstanding options underlying the Eastex Option Plans for cash in an amount equal to the appreciated value of the option (i.e., the merger exchange value of $4.50 per share less the exercise price of such options times the number of shares underlying the option). The Merger Agreement provides that options representing the right to acquire 325,000 shares, including options granted to Mr. Searles in connection with his initial employment by Eastex in 1994, to purchase an aggregate of 250,000 shares of Eastex Common Stock at an exercise price of $2.50 per share, will be converted as of the Effective Time into options to acquire EPG Common Stock on substantially the same terms and conditions as the original options, provided that the exercise price and the number of shares will be adjusted to reflect the conversion of the underlying shares at the Exchange Ratio.

ACCOUNTING TREATMENT

     Upon consummation of the Merger, the transaction will be accounted for as a "purchase" as such term is used under generally accepted accounting principles, and all of the assets and liabilities of Eastex will be recorded in EPG's consolidated financial statements at their fair value at the Effective Time. The amount, if any, by which the purchase price paid by EPG exceeds the fair value of the net assets acquired by EPG through the Merger will be recorded as goodwill and is expected to be amortized on a straight-line basis over an appropriate period not to exceed 40 years.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Consummation of the Merger is conditioned upon, among other things, receipt by EPG and Eastex of an opinion (the "Fried Frank Opinion") from Fried, Frank, Harris, Shriver & Jacobson, special counsel to EPG ("Fried Frank"), dated as of the date of the closing of the Merger, substantially to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), and that Eastex and EPG will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Fried Frank will require and rely upon representations contained in certificates of officers of Eastex, EPG, EPG Sub and others. The conclusions in the Fried Frank Opinion cannot be relied upon if the facts or assumptions stated in the opinion, or any of the representations in the officers' certificates, are or later become inaccurate. Moreover, the opinion will not be binding upon the Internal Revenue Service (the "IRS") or the courts.

     The following discussion summarizes the material federal income tax consequences of the Merger to the Eastex stockholders, assuming the Merger is treated as a "reorganization." The federal income tax consequences of the Merger to an Eastex stockholder will differ depending primarily upon whether such stockholder receives for his Eastex stock solely cash, solely EPG Common Stock (except for cash received in lieu of fractional shares of EPG Common Stock) or both cash and EPG Common Stock. The following discussion describes generally the federal income tax consequences to Eastex stockholders in each of these categories. The discussion is based on the assumption that the Eastex shares constitute a capital asset in the hands of the stockholders. The federal income tax discussion set forth below may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, foreign persons and persons who acquired shares of Eastex Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation.

     Tax Consequences to Eastex Stockholders Who Receive Solely Cash for their Shares in the Merger. The exchange by an Eastex stockholder of all his Eastex shares solely for cash in the Merger will be a taxable transaction for federal income tax purposes. Such a stockholder will recognize gain or loss measured by the difference between the tax basis for his Eastex shares and the amount of cash received (unless the receipt of cash is treated as a dividend, as described below). In general, such gain or loss will be computed separately for each block of stock held by the stockholder and will be capital gain or loss. In certain circumstances, the receipt of solely cash by an Eastex stockholder for all his Eastex shares could be treated as a dividend (to the extent of the stockholder's ratable share of applicable earnings and profits) if the stockholder constructively also owns shares of Eastex Common Stock that are exchanged for EPG Common Stock in the Merger or if the stockholder owns EPG Common Stock, actually or constructively, after the Merger (other than EPG shares received in the Merger). The receipt of solely cash by an Eastex stockholder in exchange for all his Eastex stock will not be treated as a dividend if such exchange or receipt results in a "meaningful" reduction or a "substantially disproportionate" reduction in the stockholder's ownership interest (defined generally as a 20% or greater diminution) or results in a "complete termination" of the stockholder's interest, taking into account, in each case, constructive ownership. Generally, any reduction in interest of a small, minority shareholder in a publicly held corporation (who exercises no control with respect to corporate affairs) will be treated as a "meaningful" reduction, thus ensuring capital gain or loss treatment.

     Tax Consequences to Eastex Stockholders Who Receive Solely EPG Common Stock in the Merger. An Eastex stockholder will recognize neither gain nor loss on the exchange of all his Eastex shares solely for EPG Common Stock in the Merger. The tax basis of the EPG Common Stock received in the Merger by such an

Eastex stockholder will be equal to the stockholder's tax basis for the Eastex stock exchanged therefor, and such stockholder will include the period during which the Eastex stock surrendered was held in his holding period for the EPG Common Stock received in exchange therefor. Eastex stockholders who receive cash in lieu of fractional shares of EPG Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then redeemed by EPG. These cash payments will be treated as having been received in full payment in exchange for the amount of EPG Common Stock so redeemed. The stockholders generally will recognize capital gain or loss equal to the difference between the cash received and the basis of the fractional share interest that would have been issued.

     Tax Consequences to Eastex Stockholders Who Receive Both Cash and EPG Common Stock in the Merger. Under the election procedures, it is possible that a beneficial owner of Eastex Common Stock could receive both cash (in addition to cash received in lieu of fractional shares of EPG Common Stock) and EPG Common Stock in exchange for shares of Eastex Common Stock. Eastex stockholders who receive cash in exchange for some of their shares of Eastex Common Stock, and who realize a gain upon the exchange (with gain or loss computed separately for each block of Eastex Common Stock exchanged and measured by the excess of the fair market value of the total consideration received over the tax basis of the Eastex stock exchanged), will recognize income only to the extent of the lesser of such gain realized or the cash received with respect to such shares. An analysis similar to the analysis relating to Eastex stockholders who receive solely cash for their shares in the Merger will apply to determine if the receipt of cash by the stockholder will be treated as the receipt of a dividend (rather than a capital gain). No loss will be recognized by an Eastex stockholder who realizes a loss with respect to the exchange (with loss computed as described above) of some of his Eastex shares for cash, but also receives EPG Common Stock in exchange for other shares of Eastex stock. An Eastex stockholder who receives both cash and EPG Common Stock in the Merger will have a tax basis in the EPG Common Stock received equal to the stockholder's tax basis in the Eastex stock exchanged therefor, decreased by any money received and increased by any gain recognized, and such stockholder will include the period during which the Eastex stock surrendered was held in his holding period for the EPG Common Stock received therefor. An Eastex stockholder who receives both EPG Common Stock and cash in the Merger may accelerate the payment of federal income taxes in comparison to an Eastex stockholder who makes a Conditional Cash Election, receives solely EPG Common Stock and after the Merger sells a portion of the EPG Common Stock for cash.

     Backup Withholding. Unless an exemption applies under the applicable law and regulations, the exchange agent in the Merger (the "Exchange Agent") will be required to withhold 31% of any cash payments to which an Eastex stockholder or other payee is entitled pursuant to the Merger unless the stockholder or other payee provides its taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each stockholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the transmittal letter that accompanies the Election Form, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to the Exchange Agent.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION AND THE OPINIONS DESCRIBED ABOVE ARE BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINIONS DESCRIBED ABOVE ARE NOT BINDING UPON THE IRS, AND NO RULINGS OF THE IRS WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE IRS WILL AGREE WITH THE FOREGOING DISCUSSION OR THE OPINIONS DESCRIBED ABOVE. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION AND THE OPINIONS. BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS IN GENERAL, AND THE COMPLEXITIES AND UNCERTAINTIES OF THE TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT OF CASH IN THE MERGER IN PARTICULAR, EACH EASTEX STOCKHOLDER SHOULD CON-

SULT HIS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

REGULATORY APPROVAL

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting-period requirements have been satisfied. EPG and Eastex filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on May 31, 1995 and on June 1, 1995, respectively. The required waiting period under the HSR Act expired at 11:59 p.m. on July 1, 1995. The requirements of the HSR Act will be satisfied if the Merger is consummated within one year from the expiration of the waiting period.

     At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of EPG or Eastex.

RESALE RESTRICTIONS

     All shares of EPG Common Stock received by Eastex stockholders in the Merger will be freely transferable, except that shares of EPG Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Eastex prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of EPG) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Eastex or EPG generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires Eastex to deliver or cause to be delivered to EPG from each of its affiliates an Affiliate Letter in the form attached to the Merger Agreement to the effect that such person has been advised that he may not sell, transfer or otherwise dispose of the shares of EPG Common Stock issued to such person in the Merger unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or (c) in the opinion of counsel reasonably acceptable to EPG, or a "no action" letter obtained by such person from the staff of the Securities and Exchange Commission (the "Commission"), such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

                              THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT.

THE MERGER

     Pursuant to the Merger Agreement, subject to the terms and conditions thereof, at the Effective Time, Eastex will be merged with and into EPG Sub. The Merger will have the effects specified in the DGCL.

     Upon the fulfillment or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated, EPG, EPG Sub and Eastex will cause a Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL (the "Certificate of Merger").

     As a result of the Merger and without any action on the part of the holders thereof, each share of Eastex Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive either (i) a fraction of a share of EPG Common Stock (subject to the Exchange Ratio described below) or (ii) $4.50 in cash, without interest (the "Cash Amount") (provided that the amount of cash paid in connection with the Merger to acquire Eastex Common Stock and warrants and upon cancellation of outstanding stock options to purchase Eastex Common Stock shall not exceed 49% of total consideration paid in connection with the Merger, as described below) and will cease to be outstanding and will be canceled and retired and will cease to exist. Each holder of a certificate representing any such shares of Eastex Common Stock (a "Certificate") will thereafter cease to have any rights with respect to such shares of Eastex Common Stock, except the right to receive, without interest, shares of EPG Common Stock and/or cash upon the surrender of such Certificate. Each share of Eastex Common Stock issued and held in Eastex's treasury at the Effective Time or owned by EPG, EPG Sub or any other subsidiary of EPG will, by virtue of the Merger, cease to be outstanding and will be canceled and retired without payment of any consideration therefor.

     The number of shares of EPG Common Stock to be issued in exchange for each share of Eastex Common Stock in the Merger will be determined by dividing $4.50 by the Average Price (as defined below) of a share of EPG Common Stock, but in any event not less than .1485 and not more than .1629 of a share of EPG Common Stock (the "Exchange Ratio"). The "Average Price" of a share of EPG Common Stock shall be the average, rounded to four decimal places, of the closing sales prices thereof on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) over the ten business days immediately preceding the date of the closing of the Merger (the "Closing Date"). Holders of shares of Eastex Common Stock converted into EPG Common Stock will also receive, together with each share of EPG Common Stock issued in the Merger, one Right in accordance with the Shareholder Rights Agreement, dated as of July 7, 1992, between EPG and The First National Bank of Boston. The Rights are currently attached to certificates for shares of EPG Common Stock, are not separately tradeable and become exercisable only upon certain conditions. In the event that, without the prior consent of the Board of Directors of EPG, any person or group acquires beneficial ownership of 15% or more of the voting power of all outstanding voting securities of EPG, each Right (other than Rights held by such acquiring person or group) will entitle the holder to purchase, at the then-current exercise price of the Right, a number of shares of EPG Common Stock having a value of twice the exercise price of the Right. References herein to the shares of EPG Common Stock issuable in the Merger shall be deemed to include the associated Rights.

     The following table sets forth examples of the number of shares of, and dollar value of, EPG Common Stock to be received by holders of Eastex Common Stock who receive EPG Common Stock in the Merger based on a range of hypothetical Average Prices.

                  NUMBER OF SHARES
                         OF            DOLLAR VALUE OF
AVERAGE PRICE     EPG COMMON STOCK     EPG COMMON STOCK
-------------     ----------------     ----------------
   $24.0000              .1629                $3.91
   $25.0000              .1629                $4.07
   $26.0000              .1629                $4.24
   $27.48751             .1629                $4.48
   $27.6243              .1629                $4.50
   $27.75002             .1622                $4.50
   $29.0000              .1552                $4.50
   $30.3030              .1485                $4.50

---------------

1. Equal to the average of the closing sales prices of EPG Common Stock on the NYSE for the ten trading days ending on August 11, 1995.

2. Equal to the closing sales price of EPG Common Stock on the NYSE on August 11, 1995, the last trading day prior to the date of this Proxy
   Statement/Prospectus.

Because the minimum and maximum Exchange Ratio are fixed at .1485 and .1629, respectively, if the Average Price is $30.3030 or more, the Exchange Ratio will be .1485, and if the Average Price is $27.6243 or less, the Exchange Ratio will be .1629.

     THE FOREGOING TABLE IS INCLUDED FOR PURPOSES OF ILLUSTRATION ONLY AND IS NOT INTENDED AS A PREDICTION OF FUTURE TRADING PRICES OF EPG COMMON STOCK OR THE ACTUAL AVERAGE PRICE, WHICH MAY BE MORE OR LESS THAN THE EXAMPLES SHOWN. BECAUSE THE EXCHANGE RATIO WILL BE FIXED BASED ON AN AVERAGE OF CLOSING SALES PRICES OVER THE 10 BUSINESS DAYS IMMEDIATELY PRECEDING THE CLOSING DATE, THE MARKET VALUE AT THE EFFECTIVE TIME OF THE FRACTION OF A SHARE OF EPG COMMON STOCK TO BE RECEIVED IN EXCHANGE FOR EACH SHARE OF EASTEX COMMON STOCK CONVERTED INTO THE RIGHT TO RECEIVE EPG COMMON STOCK MAY BE MORE OR LESS THAN THE $4.50 PER SHARE IN CASH TO BE RECEIVED IN EXCHANGE FOR EACH SHARE OF EASTEX COMMON STOCK CONVERTED INTO THE RIGHT TO RECEIVE CASH, AND SUCH MARKET VALUE ON THE LAST DAY OF THE ELECTION PERIOD MAY BE MORE OR LESS THAN $4.50 PER SHARE.

     Holders of Eastex Common Stock may call EPG's transfer agent, First National Bank of Boston, at (800) 736-3001 toll-free at any time prior to the Special Meeting to obtain information as to the fraction of a share of EPG Common Stock which would be received in respect of a share of Eastex Common Stock converted into the right to receive EPG Common Stock, if the Exchange Ratio were determined based upon the closing price of EPG Common Stock for the then most recent ten trading days.

     In the event that, subsequent to May 8, 1995 but prior to the Effective Time, EPG or Eastex changes the number of shares of EPG Common Stock or Eastex Common Stock, respectively, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

     The portion of the aggregate consideration paid or deemed paid pursuant to the Merger (the "Aggregate Merger Consideration") which shall be paid other than in the form of EPG Common Stock (which shall be deemed to include, without limitation, cash paid upon the acquisition by EPG or any of its subsidiaries of Eastex Common Stock or warrants to purchase Eastex Common Stock, whether pursuant to the Merger, the Stockholder Agreement, dated May 8, 1995, between EPG, EPG Sub and certain stockholders of Eastex, in open market or private transactions as permitted by the Merger Agreement, or otherwise, cash paid in lieu of fractional shares and cash paid upon the cancellation of Stock Options) (the "Cash Consideration") shall not exceed 49% of the Aggregate Merger Consideration (the "Maximum Cash Consideration"). For the purpose of determining the Maximum Cash Consideration, a share of EPG Common Stock shall be valued at the lowest of (x) the closing trading price of a share of EPG Common Stock on the NYSE Composite Tape on the date of the Effective Time, (y) the median, rounded to four decimal places, of the high and low trading price of a share of EPG Common Stock on the NYSE Composite Tape on the date of the Effective Time and (z) the Average Price.

     Immediately prior to the Effective Time, except as provided below, all options (individually, a "Stock Option" and collectively, the "Stock Options") then outstanding under the Eastex Option Plans, whether or not then exercisable, will be canceled and each holder of a Stock Option will be entitled to receive from Eastex, for each share of Eastex Common Stock subject to a Stock Option, an amount in cash equal to the excess, if any, of the Cash Amount over the per share exercise price of such Stock Option. Eastex agreed that from and after May 8, 1995, no additional options will be granted by Eastex or its subsidiaries under the Eastex Option Plans or otherwise.

     Stock Options with respect to (i) 250,000 shares of Eastex Common Stock held by Mark A. Searles, President and Chief Operating Officer of Eastex and
(ii) an aggregate of 75,000 additional shares of Eastex Common Stock held by certain employees of HPRI will not be canceled at the Effective Time, but will remain outstanding, and will be assumed by EPG and converted into an option to purchase EPG Common Stock (each, a "Converted Stock Option") as set forth below. Each Converted Stock Option (i) will be subject to the same terms and conditions that applied to the corresponding Stock Option prior to conversion (without regard to any acceleration of exercisability that may occur in connection with the Merger, so that the vesting and exercisability of all Converted Stock Options will be determined as if the Merger had not occurred), (ii) will be exercisable for that whole number of shares of EPG Common Stock (rounded downward to the nearest whole share) equal to the number of shares of EPG Common Stock subject to such Stock Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, and (iii) will have an exercise price per share of EPG Common Stock equal to the exercise price per share of such Stock Option immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share of EPG Common Stock, as so determined, being rounded upward to the nearest full cent).

     Each of the stock-related performance shares and performance units outstanding as of the Effective Time under (i) Eastex's Incentive Compensation Plan, (ii) the Heath Petra Resources, Inc. Incentive Compensation Plan and (iii) the proposed amendment to certain employment agreements and related agreements set forth in the term sheet relating thereto described in Exhibit B to the Merger Agreement (each, a "Terminated Performance Unit") will be assumed by EPG and converted into a performance share unit relating to EPG Common Stock (each, a "Converted Performance Unit") as set forth below. Each Converted Performance Unit (i) will be subject to terms and conditions which, as nearly as practicable, duplicate the terms and conditions of the corresponding Terminated Performance Unit prior to conversion (without regard to any acceleration of vesting or payment that may occur in connection with the Merger, so that the vesting and payment of all Converted Performance Units will be determined as if the Merger had not occurred) and (ii) will be denominated in that whole number of performance share units of Eastex Common Stock subject to such Terminated Performance Unit immediately prior to the Effective Time, multiplied by the Exchange Ratio.

EXCHANGE PROCEDURES

     General. EPG will authorize a person (which will be either EPG's transfer agent or another person reasonably satisfactory to Eastex) to receive Elections (defined below) and to act as Exchange Agent. EPG will prepare a form (the "Form of Election") pursuant to which each record holder of Eastex Common Stock at the close of business on the day on which the Effective Time occurs may make an election (the "Election"), which Form of Election will be mailed to record holders of Eastex Common Stock at such time as to permit holders of Eastex Common Stock to exercise their right to make an Election.

     The Form of Election will permit each holder of Eastex Common Stock to request: (i) the number of shares of Eastex Common Stock owned by such holder which such holder shall desire to have converted into the right to receive the Cash Amount in the Merger (a "Cash Election"); and (ii) the number of shares of Eastex Common Stock owned by such holder which such holder shall desire to have converted into the right to receive EPG Common Stock in the Merger (a "Stock Election"). Any Cash Election may be conditioned on all of the shares of Eastex Common Stock covered thereby being converted into the right to receive the Cash Amount (a "Conditional Cash Election"). If the proration provisions described below are applicable to the Merger (or would be applicable but for the provisions relating to Conditional Cash Elections), all shares of Eastex Common Stock covered by a Conditional Cash Election will be converted into the right to receive solely EPG Common Stock in the Merger.

     The manner in which each share of Eastex Common Stock (other than shares of Eastex Common Stock issued and held in Eastex's treasury or owned by EPG, EPG Sub or any other subsidiary of EPG) will be converted at the Effective Time into either the Cash Amount or EPG Common Stock is as follows:

          (a) If Cash Elections are received for a number of shares of Eastex Common Stock which is equal to or less than the Cash Conversion Number (defined below), each share of Eastex Common Stock covered by a Cash Election shall be converted into the right to receive the Cash Amount in the Merger.

          (b) If Cash Elections are received for a number of shares of Eastex Common Stock which is more than the Cash Conversion Number, (i) all shares of Eastex Common Stock covered by a Conditional Cash Election shall be converted into the right to receive EPG Common Stock in the Merger and (ii) if, after subtracting all shares of Eastex Common Stock covered by Conditional Cash Elections, (x) the number of shares of Eastex Common Stock covered by Cash Elections is equal to or less than the Cash Conversion Number, the provisions of paragraph (a) above shall apply, or (y) the number of shares of Eastex Common Stock covered by Cash Elections is more than the Cash Conversion Number, such Elections will be subject to the allocation procedures described below under "The Merger Agreement -- Exchange Procedures -- Cash Elections Allocation."

          (c) Each share of Eastex Common Stock for which Stock Elections have been made and Non-Electing Shares (as defined below) shall be converted into the right to receive EPG Common Stock in the Merger.

     The Cash Conversion Number shall be determined by (x) subtracting from the Maximum Cash Consideration all consideration paid or deemed paid pursuant to the Merger other than in the form of EPG Common Stock (other than payments of the Cash Amount for shares of Eastex Common Stock covered by Cash Elections) and (y) dividing the result by the Cash Amount.

     Cash Elections Allocation. If the number of shares of Eastex Common Stock covered by Cash Elections is more than the Cash Conversion Number after subtracting all shares of Eastex Common Stock covered by Conditional Cash Elections, then the shares of Eastex Common Stock for which Cash Elections have been received (excluding shares covered by Conditional Cash Elections) shall be converted into the right to receive the Cash Amount and EPG Common Stock in the following manner:

          (a) A cash proration factor (the "Cash Proration Factor") will be determined by dividing the Cash Conversion Number by the total number of shares of Eastex Common Stock with respect to which effective Cash Elections were made.

          (b) The number of shares of Eastex Common Stock covered by each Cash Election to be converted into the right to receive the Cash Amount will be determined by multiplying the Cash Proration Factor by the total number of Shares of Eastex Common Stock covered by such Cash Election, rounded to the next lowest integer.

          (c) Each share of Eastex Common Stock covered by a Cash Election and not converted into the right to receive the Cash Amount as set forth above will be converted into the right to receive EPG Common Stock in the Merger.

     Because the maximum cash component of the consideration to be paid to holders of Eastex Common Stock pursuant to the Merger Agreement is limited to 49% of the aggregate merger consideration, the extent to which elections by holders of Eastex Common Stock will be accommodated will depend upon the respective numbers of Eastex stockholders who elect cash and stock (or make no election). Accordingly, an Eastex stockholder who elects to receive cash may instead receive shares of EPG Common Stock in exchange for all or a portion of his Eastex Common Stock. An Eastex stockholder who receives both EPG Common Stock and cash in the Merger may accelerate the payment of federal income taxes in comparison to an Eastex stockholder who makes a Conditional Cash Election, receives solely EPG Common Stock and after the Merger sells a portion of the EPG Common Stock for cash.

     Non-Electing Shares. Outstanding shares of Eastex Common Stock (other than shares of Eastex Common Stock issued and held in Eastex's treasury at the Effective Time or owned by EPG, EPG Sub or any other subsidiary of EPG, which will be canceled pursuant to the Merger Agreement) as to which an Election is not in effect and effective on the Election Date shall be called "Non-Electing Shares." If EPG shall determine for any reason that any Election was not properly made with respect to shares of Eastex Common Stock, such Election shall be deemed to be not in effect and shares of Eastex Common Stock covered by such Election shall, for the purpose hereof, be deemed to be Non-Electing Shares. Each Non-Electing Share shall be converted into the right to receive EPG Common Stock in the Merger.

     Fractional Shares. No fractional shares of EPG Common Stock shall be issued in the Merger. In lieu of the issuance of any fractional share of EPG Common Stock, cash adjustments will be paid to holders in respect of any fractional share of EPG Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Price of a share of EPG Common Stock.

     Procedure for Submitting Forms of Election. An election to receive cash or stock will be properly made only if the Exchange Agent at its office designated in the Form of Election has received by 5:00 p.m. local time in the city in which such Exchange Agent is located, on the Election Date (defined below), a properly completed and signed Form of Election (with the signature or signatures thereon guaranteed if required by the Form of Election), accompanied, to the extent required by the Form of Election, by Certificate(s) representing all of the shares of Eastex Common Stock owned by such holder, duly endorsed or otherwise acceptable for transfer, or by an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States. "Election Date" is defined as the date announced by EPG, in a news release delivered to the Dow Jones News Service, as the last day on which Forms of Election will be accepted; provided, that such day will be a business day no earlier than five business days prior to the Effective Time and no later than the date on which the Effective Time occurs and will be at least five business days following the date of such news release. EASTEX STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A FORM OF ELECTION.

     Any Form of Election may be revoked or changed by the person submitting such Form of Election by written notice to the Exchange Agent, provided such notice is received by the Exchange Agent at or prior to the Election Date. All Forms of Election will be deemed revoked if the Exchange Agent is notified in writing by EPG or Eastex that the Merger Agreement has been terminated. The certificates representing Eastex Common Stock relating to any revoked Form of Election will be returned without charge to the person submitting such Form of Election to the Exchange Agent.

     EPG has the right to make rules not inconsistent with the terms of the Merger Agreement governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by the Merger Agreement, the issuance and delivery of certificates for EPG Common Stock into which Eastex Common Stock is converted in the Merger and the payment for shares of Eastex Common Stock converted into the right to receive the Cash Amount in the Merger. All such rules and determinations thereunder shall be final and binding on all holders of Eastex Common Stock.

     Payment of Cash and Exchange of Shares of Eastex Common Stock. As soon as practicable after EPG has made available to the Exchange Agent sufficient cash and EPG Common Stock to be distributed to the holders of Eastex Common Stock pursuant to the terms of the Merger Agreement, (i) the Exchange Agent will distribute to holders of shares of Eastex Common Stock whose shares are to be converted into the right to receive the Cash Amount in accordance with the Merger Agreement, upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more Certificates for such shares of Eastex Common Stock for cancellation, a bank check for an amount equal to the Cash Amount for each share of Eastex Common Stock so converted, and
(ii) each holder of shares of Eastex Common Stock converted into the right to receive shares of EPG Common Stock pursuant to the terms of the Merger Agreement upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more Certificates for such shares of Eastex Common Stock for cancellation, will be entitled to receive certificates representing the number of shares of EPG Common Stock to be issued in respect of the aggregate number of such shares of Eastex Common Stock previously represented by the Certificates surrendered, based upon the Exchange Ratio.

     Illustration of Cash Elections Allocation. Based upon the 6,627,950 shares of Eastex Common Stock outstanding as of the date of this Proxy Statement/Prospectus plus 967,500 shares issuable upon the exercise of outstanding Stock Options and warrants (but not including Converted Stock Options), and assuming (solely for the purpose of determining the Maximum Cash Consideration) that (i) the value of the fraction of a share of EPG Common Stock to be received in exchange for each share of Eastex Common Stock pursuant to the Merger is $4.00 and (ii) that the average exercise price of the outstanding Stock Options and warrants is $2.50, the Aggregate Merger Consideration would be $28,446,800 (i.e. 6,627,950 times $4.00 plus 967,500 times $2.00 (i.e., the Cash
Amount of $4.50 less $2.50)). The Maximum Cash Consideration (which shall be deemed to include cash paid upon the acquisition by EPG of warrants to purchase Eastex Common Stock, cash paid in lieu of fractional shares and cash paid upon cancellation of outstanding Stock Options) would be 49% of $28,446,800 or $13,938,932. Assuming, solely for purposes of this illustration, that $1,935,000 (or 967,500 times $2.00) is paid upon the acquisition of warrants and upon cancellation of Stock Options pursuant to the Merger and $40,000 is paid in respect of fractional shares, the portion of the Maximum Cash Consideration payable to holders of shares of Eastex Common Stock pursuant to the Merger (other than in respect of fractional shares) would be $11,963,932. Accordingly, the Cash Conversion Number would be $11,963,932 divided by $4.50, or 2,658,652. The Cash Proration Factor, if any, would be determined by dividing the Cash Conversion Number by the total number of shares of Eastex Common Stock with respect to which effective Cash Elections were made. Therefore, if effective Cash Elections were made with respect to 6,627,950 shares of Eastex Common Stock (or 100% of the shares outstanding as of the date of this Proxy Statement/Prospectus), the Cash Proration Factor would be .401 (i.e., 401 out of each 1,000 shares with respect to which Cash Elections were made would be converted into the right to receive the Cash Amount and the balance of such shares would be converted into the right to receive EPG Common Stock). Based upon the assumptions set forth above, if effective Cash Elections were made with respect to 4,970,963 shares of Eastex Common Stock (or 75% of the shares outstanding as of the date of this Proxy Statement/Prospectus), the Cash Proration Factor would be .535.

     THE FOREGOING EXAMPLE IS PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT A PREDICTION AS TO THE ACTUAL NUMBER OF SHARES OF EASTEX COMMON STOCK WITH RESPECT TO WHICH CASH ELECTIONS WILL BE MADE OR AS TO THE ACTUAL CASH PRORATION FACTOR. THE ACTUAL CASH PRORATION FACTOR WILL DEPEND UPON A VARIETY OF FACTORS WHICH CANNOT BE CONTROLLED BY EPG OR EASTEX, INCLUDING THE NUMBER OF SHARES OF EASTEX COMMON STOCK WITH RESPECT TO WHICH CASH ELECTIONS ARE MADE AND THE EXTENT TO WHICH HOLDERS OF STOCK OPTIONS OR WARRANTS ELECT TO EXERCISE SUCH STOCK OPTIONS OR WARRANTS PRIOR TO THE EFFECTIVE TIME.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties relating to, among other things: (a) the due organization, power and standing of Eastex, EPG and EPG Sub and similar corporate matters; (b) the authorization, execution, delivery and enforceability of the Merger Agreement; (c) the capital structure of Eastex; (d) subsidiaries of Eastex; (e) investment interests of Eastex; (f) conflicts under charters or bylaws, violations of any instruments or law and required consents or approvals; (g) certain documents filed by each of Eastex and EPG with the Commission and the accuracy of information contained therein; (h) litigation; (i) conduct of business in the ordinary course and the absence of certain changes or material adverse effects; (j) taxes of Eastex; (k) retirement and other employee benefit plans of Eastex; (l) labor matters relating to Eastex; (m) brokers' and finders' fees with respect to the Merger;
(n) receipt of a fairness opinion by Eastex; (o) environmental matters relating to Eastex; (p) related party transactions by Eastex; and (q) the shares of EPG Common Stock to be issued in connection with the Merger and the Merger Agreement.

CERTAIN COVENANTS

     Prior to the Effective Time, except as specifically contemplated by the Merger Agreement, unless EPG consents in writing thereto, Eastex has agreed, among other things: (a) to, and to cause each of its subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as theretofore conducted; (b) to use its reasonable efforts, and to cause each of its subsidiaries to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it; (c) to confer on a regular basis with representative(s) of EPG to report operational matters of materiality and any proposals to engage in material transactions; (d) not to amend its organizational documents; (e) to promptly notify EPG of (i) any material emergency or other material change in the condition (financial or otherwise) of Eastex's or any subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses, or in the operation of its properties, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach in any material respect of any representation or warranty or covenant contained in the Merger Agreement; (f) to promptly deliver to EPG true and correct copies of any report, statement or schedule filed by Eastex with the Commission subsequent to May 8, 1995; (g) not to (i) except pursuant to the exercise of certain options, warrants, conversion rights and other contractual rights existing on May 8, 1995, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on May 8, 1995, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on May 8, 1995 to acquire any shares of Eastex's capital stock, (iii) increase any compensation or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, or (iv) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes less favorable to participants in such plans or as may be required by applicable law; (h) not to declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock;
(i) not to, and not permit any of its subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of its subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business; (j) not to (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) except for obligations of wholly owned subsidiaries of Eastex, assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to Eastex and its subsidiaries, taken as a whole; (iii) other than to wholly owned subsidiaries of Eastex, make any loans, advances or capital contributions to, or investments in, any other person; (iv) modify in any manner adverse to Eastex or any of its subsidiaries any outstanding indebtedness or obligation of Eastex or any of its subsidiaries; (v) pledge or otherwise encumber shares of capital stock of Eastex or its subsidiaries; or (vi) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to be created any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset; (k) not to acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to Eastex and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practices which would be material to Eastex and its subsidiaries taken as a whole; (l) not to change any of the accounting principles or practices used by Eastex; (m) not to (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Eastex and its subsidiaries taken as a whole; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $150,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by the Eastex Board for capital expenditures, written evidence of which has been previously provided to EPG; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited under the terms of the Merger Agreement; (n) not to make any tax election or settle or compromise any income tax liability material to Eastex and its subsidiaries taken as a whole; (o) not to pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected, reserved against or disclosed in the consolidated financial statements (or the notes thereto) of Eastex and its subsidiaries or incurred in the ordinary course of business consistent with past practice; (p) not to settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement; or (q) not to take, or agree in writing or otherwise to take, any of the actions described in subparagraphs (a) through (p) of this paragraph or any action that would make any of the representations and warranties of Eastex contained in the Merger Agreement untrue or incorrect as of the date when made.

     Both Eastex and EPG have agreed to cooperate in the prompt preparation and filing of certain documents under federal and state securities laws and with applicable government entities.

NO SOLICITATION OF TRANSACTIONS

     Prior to the Effective Time, Eastex has agreed (a) that neither Eastex nor any of its subsidiaries will, and Eastex will direct and use its best efforts to cause its officers, directors, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Eastex or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Eastex has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing and to take the necessary steps to inform the individuals or entities referred to above of these obligations. Eastex has also agreed to notify EPG immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it; provided, however, that the Eastex Board may (i) furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire Eastex pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (A) the Eastex Board determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for the Eastex Board to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Eastex provides written notice to EPG to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and provides EPG with a copy of any such written proposal, and (C) Eastex keeps EPG informed of the status and the terms of any such discussions or negotiations; and (ii) to the extent applicable, comply with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with regard to an Acquisition Proposal.

INDEMNIFICATION AND INSURANCE

     EPG will cause the surviving corporation to keep in effect provisions in its Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification of the indemnified parties under Eastex's Restated Certificate of Incorporation and By-laws (the "Indemnified Parties") to the fullest extent permitted under the DGCL, which provisions may not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

     For a period of three years after the Effective Time, EPG will cause to be maintained officers' and directors' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by Eastex's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to such parties than such existing insurance; provided, however, that EPG will not be required, in order to maintain or procure such coverage, to pay premiums in excess of $250,000 in the aggregate over such three year period (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an amount in excess of the Cap, EPG will only be required to obtain such coverage for such three-year period as can be obtained by paying aggregate premiums equal to the Cap.

CONDITIONS

     The respective obligations of Eastex, EPG and EPG Sub to effect the Merger are subject to the fulfillment at or prior to the Closing Date of the following conditions: (a) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (b) none of the parties to the Merger Agreement shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement; (c) the Merger Agreement and the Merger shall have been approved by the stockholders of Eastex in accordance with the DGCL and Eastex's Restated Certificate of Incorporation and By-laws; (d) each of EPG and Eastex shall have received the Fried Frank Opinion; except that the delivery of the Fried Frank Opinion will not be a condition to Eastex's obligation to effect the Merger if at the Closing Date Eastex shall not have fulfilled any of the conditions set forth in subparagraph (c) or (f) of the next succeeding paragraph.

     The obligations of EPG and EPG Sub to effect the Merger are also subject to the fulfillment at or prior to the Closing Date of the following conditions: (a) Eastex shall have performed its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Eastex contained in the Merger Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing Date, and EPG shall have received a certificate of Eastex, dated the Closing Date, certifying to such effect; (b) all necessary governmental and third party consents required in connection with the transactions contemplated by the Merger Agreement shall have been obtained and there shall be no action, suit or proceeding pending or threatened against Eastex, EPG or any of their subsidiaries which would or would reasonably be expected to prevent or delay the transactions contemplated by the Merger Agreement or result in material damages in connection with such transactions; (c) EPG shall have received from each affiliate of Eastex within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act an Affiliate Letter in the form required by the Merger Agreement; (d) the employment agreements and the amendments to employment agreements described under "The Merger -- Interests of Certain Persons in the Merger" shall have been executed and delivered, be in full force and effect, and constitute valid and binding obligations of the parties thereto;
(e) working capital of Eastex and its subsidiaries as of the close of business on the business day preceding the Closing Date shall be at least $12,000,000 computed on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis; and (f) EPG shall have received from an officer of Eastex an Officer's Certificate containing standard representations on which Fried Frank will rely in rendering its tax opinion. The obligation of Eastex to effect the Merger is also subject to the fulfillment at or prior to the Closing Date of the condition that EPG shall have performed its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of EPG and EPG Sub contained in the Merger Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing Date, and Eastex shall have received a certificate of EPG, dated the Closing Date, certifying to such effect.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date: (a) by the mutual consent of Eastex and EPG;
(b) by Eastex or EPG if (i) the Merger shall not have been consummated by December 31, 1995, or (ii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement pursuant to this clause (b) shall have used all efforts required by the Merger Agreement to remove such injunction, order or decree; (c) by Eastex, if there has been a breach by EPG or EPG Sub of any representation or warranty contained in the Merger Agreement which would cause EPG or EPG Sub to fail to satisfy any condition to closing of the Merger and such condition shall not have been waived by Eastex; or (d) by EPG, if there has been a breach by Eastex of any representation or warranty contained in the Merger Agreement which would cause Eastex to fail to satisfy any condition to closing of the Merger and such condition shall not have been waived by EPG. In the event of the termination of the Merger Agreement, nothing in the Merger Agreement shall prejudice the ability of the non-breaching party to seek damages from any other party for any breach of the Merger Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

TERMINATION FEE

     In the event of a termination of the Merger Agreement for any reason other than a material breach by EPG or EPG Sub and (i) the Eastex Board shall have withdrawn its recommendation of (or encouraged the Eastex stockholders not to approve) the Merger or shall have recommended (or encouraged the Eastex stockholders to support) any Acquisition Proposal, or shall have resolved to do any of the foregoing (and such withdrawal, recommendation or encouragement is not the result of a material breach by EPG or EPG Sub of any representation, warranty or obligation under the Merger Agreement), (ii) prior to such termination, Eastex shall have received any Acquisition Proposal which the Eastex Board has determined is more favorable to the Eastex stockholders than the transactions contemplated by the Merger Agreement, or (iii)(A) at any time prior to the termination of the Merger Agreement either (I) the Eastex stockholders shall have failed to approve the Merger Agreement at the stockholders meeting provided for in the Merger Agreement or (II) any person (other than EPG or any of its subsidiaries) shall have publicly announced any Acquisition Proposal and (B), at any time on or prior to one year after the date of the Merger Agreement, any person (other than EPG or any of its subsidiaries) shall either (I) become the beneficial owner of 40% or more of the outstanding shares of Eastex Common Stock or (II) consummate an Acquisition Proposal, then Eastex shall promptly, but in no event later than two business days after the first of such events to occur, (x) pay EPG the sum of $1,000,000 in cash and (y) reimburse EPG for all documented out of pocket costs and expenses incurred by

EPG or EPG Sub or on their behalf in connection with the Merger Agreement or the transactions contemplated thereby, up to a maximum of $750,000.

EXPENSES

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except as otherwise provided in the Merger Agreement.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties thereto by an instrument in writing signed by or on behalf of each of the parties thereto. At any time prior to the Closing Date, any party to the Merger Agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained therein.

                               CERTAIN AGREEMENTS

     In connection with the execution of the Merger Agreement, on May 8, 1995, EPG and EPG Sub entered into Stockholder Agreements with Mr. Phillips (the "Phillips Stockholder Agreement") and the RIMCO Entities (the "RIMCO Stockholder Agreement"; Mr. Phillips and the RIMCO Entities are collectively referred to as the "Stockholders"). The Phillips Stockholder Agreement provides, among other things, for the grant by Phillips to EPG Sub of an option to purchase 2,393,000 shares of Eastex Common Stock at an exercise price of $4.50 per share in cash. The RIMCO Stockholder Agreement provides, among other things, for the grant by the RIMCO Entities to EPG Sub of an option to purchase warrants to purchase 647,500 shares of Eastex Common Stock at an exercise price per warrant equal to the excess of (x) $4.50 (or such higher cash price per share as may be paid pursuant to the Merger Agreement) over (y) the exercise price per share of Eastex Common Stock of each such warrant ($2.00 in the case of 487,500 warrants and $4.00 in the case of 160,000 warrants), multiplied by the number of shares of Eastex Common Stock covered by such warrant. Each of the foregoing options is hereinafter referred to as an "Option" and the shares of Eastex Common Stock and warrants covered by the Options are hereinafter referred to as the "Optioned Securities."

     Pursuant to each of the Stockholder Agreements, EPG Sub may exercise the Option granted pursuant to such Stockholder Agreement in whole but not in part at any time after all waiting periods under the HSR Act applicable to the exercise of such Option have expired or been terminated, by written notice specifying a date and time for the closing not later than ten business days from the date of such notice (which date and time may be one day after the delivery of such notice or earlier if reasonably practicable), but only if (x) the Merger Agreement shall have been terminated and (y) either (i) the stockholders of Eastex shall have failed to approve the Merger at the stockholders' meeting contemplated by Section 7.3 of the Merger Agreement (the "Stockholders' Meeting"), (ii) the Stockholders' Meeting shall not have occurred (other than by reason of a breach by EPG or EPG Sub of its obligations under the Merger Agreement), or (iii) the termination fee contemplated by Section 9.5(b) of the Merger Agreement shall have become due and payable.

     Except as provided below, the Option granted pursuant to the Phillips Stockholder Agreement expires on the earliest of (a) the Closing Date or (b) twelve months after the termination of the Merger Agreement, and the Option granted pursuant to the RIMCO Stockholder Agreement expires on the earliest of
(a) the Closing Date, (b) twelve months after termination of the Merger Agreement (but in any event not later than December 31, 1996) or (c) 60 days after receipt by EPG of the termination fee contemplated by Section 9.5(b) of the Merger Agreement. However, if either Option cannot be exercised prior to the earliest date described above by reason of any applicable injunction, decree, order or similar restraint issued by a court, such Option will expire on the later of such earliest date or the tenth business day after such impediment to exercise shall have been removed or when such injunction, decree, order or similar restraint shall have become permanent and no longer subject to appeal, as the case may be (the expiration date of each Option described in this paragraph is referred to herein as the "Expiration Date").

     Pursuant to the RIMCO Stockholder Agreement, provided that all conditions to the obligations of the parties under the Merger Agreement shall have been satisfied or waived, immediately prior to the Effective Time, EPG will purchase (and the RIMCO Entities will sell) all outstanding warrants to purchase shares of Eastex Common Stock held by the RIMCO Entities, at a purchase price per warrant in cash equal to the excess, if any, of $4.50 (or such higher cash price per share of Eastex Common Stock as may be paid by EPG pursuant to the Merger Agreement) over the exercise price per share of Eastex Common Stock covered by such warrant, multiplied by the number of shares of Eastex Common Stock covered by such warrant. Concurrently with such purchase, each RIMCO Entity will assign to EPG all outstanding 12% Senior Secured Notes and Increasing Rate Secured Notes of Eastex (the "Notes") held by such RIMCO Entity, together with all rights of such RIMCO Entity with respect to any collateral therefor, and EPG will pay to such RIMCO Entity an amount in cash equal to the sum of (i) the aggregate outstanding unpaid principal amount of the Notes being assigned by such RIMCO Entity and (ii) all accrued and unpaid interest thereon.

     Each Stockholder has agreed that (a) during the period from the date of the applicable Stockholder Agreement until the Expiration Date thereof, except in accordance with the provisions of the Stockholder Agreement, each Stockholder will not: (i) sell, transfer, pledge, hypothecate, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, assignment or other disposition of, any Optioned Securities owned by him; (ii) deposit any Optioned Securities into a voting trust, or grant any proxies or enter into a voting agreement with respect to any Optioned Securities; or (iii) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; except that any Stockholder who is a member of the Eastex Board may discuss such proposals at meetings of the Eastex Board and, solely to the extent permitted by Section 7.1 of the Merger Agreement, any Stockholder who is a member of the Eastex Board or an officer of Eastex may engage in discussions or negotiations with, or provide confidential information or data to third parties (other than EPG Sub, its affiliates, permitted assigns or representatives) in connection with an Acquisition Proposal; (b) any additional Equity Securities acquired by the Stockholder will become subject to the applicable Stockholder Agreement and will, for all purposes of such Stockholder Agreement, be considered Optioned Securities; and (c) such Stockholder will not engage in any action or omit to take any action which would have the effect of preventing or disabling such Stockholder from delivering his Optioned Securities to EPG Sub or otherwise performing such Stockholder's obligations under the applicable Stockholder Agreement.

     Under the Stockholder Agreements, each Stockholder has agreed that, during the time the applicable Stockholder Agreement is in effect, at any meeting of the stockholders of Eastex, however called, and in any action by written consent of the stockholders of Eastex, such Stockholder will (a) vote all voting Equity Securities of such Stockholder in favor of the Merger; (b) not vote any voting Equity Securities in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Eastex under the Merger Agreement; and (c) vote all voting Equity Securities of such Stockholder against any action or agreement which would impede, interfere with or attempt to discourage the Merger, including, but not limited to: (i) any Acquisition Proposal (other than the Merger) involving Eastex or any of its subsidiaries; (ii) any change in the management of the Eastex Board, except as otherwise agreed to in writing by EPG Sub; (iii) any material change in the present capitalization or dividend policy of Eastex; or (iv) any other material change in Eastex's corporate structure or business.

     In addition, pursuant to the terms of the Stockholder Agreements, at the request of EPG Sub, each Stockholder has agreed to execute and deliver to EPG Sub an irrevocable proxy and irrevocably appoint EPG Sub or its designees, its attorney and proxy to vote all voting Equity Securities of such Stockholder, for all purposes whatsoever, with full power of substitution. Any such proxy will terminate upon the termination of the applicable Stockholder Agreement.

     In connection with the Merger Agreement, and as a condition to the amendment of certain agreements between Eastex, HPRI and three employees of HPRI, such employees agreed to vote an aggregate of 300,000 shares of Eastex Common Stock in favor of the Merger.

                            RECENT EASTEX LITIGATION

     A petition was filed on July 28, 1995, in the 129th Judicial District Court of Harris County, Texas against NIPSCO Industries, Inc., certain other named subsidiaries of NIPSCO (collectively, the "NIPSCO entities"), Eastex, Robert G. Phillips, Chairman of the Board and Chief Executive Officer of Eastex (in his individual capacity) and certain individuals associated with NIPSCO (collectively, the "Defendants"), by certain minority shareholders of Triumph (collectively, the "Plaintiffs"). The petition alleges, among other things and insofar as it relates to Eastex and Mr. Phillips, that Eastex and Mr. Phillips wrongfully interfered with Triumph's business and/or contractual relations with the NIPSCO entities with the intention of harming Triumph and its stockholders, and that all of the Defendants conspired to deprive Triumph of valuable business opportunities for their own benefit. In late March 1994, Triumph's board, a majority of whom were independent of the NIPSCO entities and Eastex, determined not to approve the proposed transfer. Accordingly, the transactions contemplated in the Agreement were not consummated and negotiations related thereto promptly ceased. See "The Merger -- Background of the Merger." The Plaintiffs have alleged lost profits and other damages against all of the Defendants in a range of $20 to $30 million, as well as punitive damages. Management of Eastex believes that the litigation is without merit and intends to vigorously defend the claims asserted against it.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of July 14, 1995, the Record Date, certain information regarding the ownership of Eastex Common Stock (which is the only class of voting securities of Eastex) by (i) each director of Eastex, (ii) each of the most highly compensated executive officers of Eastex and (iii) all directors and executive officers of Eastex as a group. Except as otherwise indicated herein, each individual has sole voting and investment power over the shares listed below.

                                                                NUMBER OF SHARES         PERCENT
                     NAME AND ADDRESS(A)                    BENEFICIALLY OWNED(B)(C)     OF CLASS
    ------------------------------------------------------  ------------------------     --------
    Robert G. Phillips(d).................................          2,393,000              36.1%
    Mark A. Searles.......................................            309,040               4.5%
    David H. Eargle.......................................            143,800               2.1%
    R. Cris Sherman.......................................             10,076                 *
    Merrell A. Athon......................................             21,000                 *
    James E. Haynes.......................................             60,000                 *
    James N. Winfrey......................................             50,000                 *
    All directors and executive officers as a group (9
      persons)(e).........................................          3,025,829              45.7%

---------------

 *  Represents less than 1%.

(a) The address of each listed individual is First Interstate Bank Plaza, 1000 Louisiana, Houston, Texas 77002.

(b) Beneficial ownership includes shares which are outstanding and which such person has the right to acquire ownership of within 60 days of July 14, 1995, upon the exercise of outstanding options or warrants or otherwise.

(c) Includes the following shares underlying options granted under the Eastex Option Plans and an option granted to Mr. Searles as an inducement to enter into employment with Eastex: Mr. Searles -- 250,000 shares; Mr.
    Eargle -- 135,000 shares; Mr. Sherman -- 9,666 shares; Mr. Athon -- 20,000 shares; Mr. Haynes -- 50,000 shares; and Mr. Winfrey -- 50,000 shares.

(d) Mr. Phillips may be deemed to share voting power and investment power with respect to these shares with EPG Sub pursuant to the Phillips Stockholder Agreement. See "Certain Agreements."

(e) Includes an aggregate of 548,579 shares underlying options held by directors and executive officers of Eastex.

     No one (or group within the meaning of Section 13(d)(3) of the Exchange
Act) was known by Eastex to own beneficially more than 5% of the outstanding shares of Eastex Common Stock on July 14, 1995, except as shown in the following table.

                                                                NUMBER OF SHARES      PERCENTAGE
                        NAME AND ADDRESS                       BENEFICIALLY OWNED     OF SHARES
    ---------------------------------------------------------  ------------------     ----------
    El Paso Natural Gas Company..............................       3,340,000(1)         46.0%*
    One Paul Kayser Center
    100 North Stanton Street
    El Paso, Texas 79901
    RIMCO Entities...........................................         647,500(2)          8.9%*
    22 Waterville Road
    Avon, Connecticut 06001
    Robert G. Phillips.......................................       2,393,000(3)         36.1%
    1000 Louisiana, Suite 1100
    Houston, Texas 77002

---------------

 * Assumes the exercise of warrants to purchase 647,500 shares of Eastex Common Stock but no other warrants or options to purchase Eastex Common Stock outstanding as of July 14, 1995.

(1) The amount consists of (i) 2,393,000 shares of Eastex Common Stock owned by Robert G. Phillips that EPG Sub has the right to acquire under the terms of the Phillips Stockholder Agreement, with respect to which EPG Sub may be deemed to share voting and investment power with Mr. Phillips, (ii) 647,500 shares of Eastex Common Stock owned by the RIMCO Entities that EPG has the right to acquire through the purchase of warrants under the terms of the RIMCO Stockholder Agreement, with respect to which EPG Sub may be deemed to share voting and investment power with the RIMCO Entities, and (iii) 300,000 shares of Eastex Common Stock, with respect to which EPG Sub may be deemed to share voting power with the owners of such shares. See "Certain Agreements."

(2) The beneficial owner has the right to acquire all these shares within 60 days of July 14, 1995. See clause (ii) of footnote (1).

(3) See clause (i) of footnote (1).

                       COMPARATIVE RIGHTS OF STOCKHOLDERS
GENERAL

     As a result of the Merger, holders of Eastex Common Stock who make a Stock Election (and, under certain conditions, holders of Eastex Common Stock who make a Cash Election) will become stockholders of EPG and the rights of all such former Eastex stockholders will thereafter be governed by the Restated Certificate of Incorporation of EPG (the "EPG Certificate"), the By-laws of EPG (the "EPG By-laws") and the DGCL. The rights of the holders of Eastex Common Stock are presently governed by the Restated Certificate of Incorporation of Eastex (the "Eastex Certificate"), the By-laws of Eastex (the "Eastex By-laws") and the DGCL. The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of EPG and Eastex, sets forth certain differences between the EPG Certificate and the Eastex Certificate and between the EPG By-laws and Eastex By-laws. This summary is qualified in its entirety by reference to the full text of each of such documents and the DGCL. For information as to how such documents may be obtained, see "Available Information."

SIZE OF THE BOARD OF DIRECTORS

     EPG. The EPG By-laws provide for the number of directors to be not less than one and permit the EPG Board to fix the number of directors by resolution. The EPG Board currently consists of 7 directors.

     Eastex. The Eastex By-laws provide for the number of directors to be not less than one nor more than seven and permit the Eastex Board by resolution and the stockholders of Eastex at the annual meeting of stockholders to fix the number of directors. The Eastex Board currently consists of 6 directors.

ELECTION AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     EPG. The entire EPG Board is elected by the stockholders of EPG at each annual meeting of stockholders for a term of one year.

     Eastex. The entire Eastex Board is elected at the annual meeting of the stockholders of Eastex.

REMOVAL OF DIRECTORS; FILLING VACANCIES

     The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors unless the corporation has a classified board or has cumulative voting. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

     EPG. The EPG By-laws provide that any director of EPG may be removed, with or without cause, at any special meeting of the stockholders called for that purpose, by the affirmative vote of the holders of a majority in the number of shares of EPG entitled to vote for the election of such director, and the vacancy in the Board caused by any such removal may be filled by the stockholders at such a meeting. The ability of the stockholders of EPG to remove directors, however, is limited because the stockholders cannot call a special meeting and no action by stockholders of EPG may be taken by written consent.

     Eastex. The Eastex By-laws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF STOCKHOLDERS

     EPG. The EPG Certificate provides that any action by the stockholders will be taken at a meeting of stockholders and no action may be taken by written consent of stockholders entitled to vote on such action. The EPG By-laws provide that special meetings of the stockholders for any purpose(s) may be called only by a majority of the EPG Board, the Chairman of the Board, the President and Chief Executive Officer or the Vice Chairman of the Board.

     The provisions of the EPG Certificate prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of stockholders. These provisions would also prevent the holders of a majority of the voting power of the EPG Common Stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman of the Board, the President, the Chief Executive Officer and the EPG Board by calling a special meeting of stockholders prior to the time the Chairman of the Board, the President, the Chief Executive Officer or the EPG Board believes such consideration to be appropriate.

     Eastex. The Eastex By-laws provide that any action required to, or which may, be taken at any annual or special meeting of stockholders of Eastex, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Special meetings of stockholders for any purpose(s) may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board, the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.

FAIR PRICE PROVISIONS

     EPG. The EPG Certificate provides that in addition to any affirmative vote otherwise required, the affirmative vote of not less than fifty-one percent of the Voting Stock, excluding the Voting Stock of an

Interested Stockholder who is a party to the Business Combination, shall be required for the adoption or authorization of a Business Combination, unless the Disinterested Directors determine that:

          (a) The Interested Stockholder is the beneficial owner of not less than eighty percent of the Voting Stock and has declared its intention to vote in favor of or to approve such Business Combination; or

          (b) (i) The fair market value of the consideration per share to be received or retained by the holders of each class or series of stock of EPG in a Business Combination is equal to or greater than the consideration per share (including brokerage commissions and soliciting dealer's fees) paid by such Interested Stockholder in acquiring the largest number of shares of such class of stock previously acquired in any one transaction or series of related transactions, whether before or after the Interested Stockholder became an Interested Stockholder and (ii) the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by EPG, whether in anticipation of or in connection with such Business Combination or otherwise.

     For the purposes of this provision, certain terms are defined below:

          (a) "Affiliate" and "beneficial owner" are used herein as defined in Rule 12b-2 and Rule 13d-3, respectively, under the Securities Exchange Act of 1934 as in effect on January 1, 1992. The term "Affiliate" as used herein excludes EPG, but includes the definition of "Associate" as contained in Rule 12b-2.

          (b) An "Interested Stockholder" is a Person other than EPG who is (A) the beneficial owner of ten percent or more of the stock of EPG entitled to vote for the election of directors ("Voting Stock") or (B) an Affiliate of EPG which (1) at any time within a two-year period prior to the record date for the vote on a Business Combination was the beneficial owner of ten percent or more of the Voting Stock, or (2) at the completion of the Business Combination will be the beneficial owner of ten percent or more of the Voting Stock.

          (c) A "Person" is a natural person or a legal entity of any kind, together with any Affiliate of such person or entity, or any person or entity with whom such person, entity or any Affiliate has any agreement or understanding relating to acquiring, voting or holding Voting Stock.

          (d) A "Disinterested Director" is a member of the EPG Board (other than the Interested Stockholder) who was a director prior to the time the Interested Stockholder became an Interested Stockholder, or any director who was recommended for election by the Disinterested Directors. Any action to be taken by the Disinterested Directors shall require the affirmative vote of at least two-thirds of the Disinterested Directors.

          (e) A "Business Combination" is (i) a merger or consolidation of EPG or any of its subsidiaries with an Interested Stockholder; (ii) the sale, lease, exchange, pledge, transfer or other disposition (A) by EPG or any of its subsidiaries of all or a Substantial Part of EPG's Assets to an Interested Stockholder, or (B) by an Interested Stockholder of any of its assets, except in the ordinary course of business, to EPG or any of its subsidiaries; (iii) the issuance of stock or other securities of EPG or any of its subsidiaries to an Interested Stockholder, other than on a pro rata basis to all holders of Voting Stock of the same class held by the Interested Stockholder pursuant to a stock split, stock dividend or distribution of warrants or rights; (iv) the adoption of any plan or proposal for the liquidation or dissolution of EPG proposed by or on behalf of an Interested Stockholder; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any Voting Stock beneficially owned by an Interested Stockholder; or
     (vi) any agreement, contract or other arrangement providing for any of the foregoing transactions.

          (f) A "Substantial Part of EPG's Assets" shall mean assets of EPG or any of its subsidiaries in an amount equal to twenty percent or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of EPG and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is made.

     The "fair price" provision is intended to ensure that all stockholders receive equal treatment in the event of a tender or exchange offer and to protect stockholders against certain takeover bids. Notwithstanding the foregoing, the provision could also have the effect of discouraging a third party from making a tender or exchange offer for EPG, even though such an offer might be beneficial to EPG and its stockholders.

     Eastex. The Eastex Certificate contains no "fair price" provision.

CUMULATIVE VOTING

     Under both the EPG Certificate and the Eastex Certificate, cumulative voting is not permitted.

PREEMPTIVE RIGHTS

     Under both the EPG Certificate and the Eastex Certificate, stockholders do not have preemptive rights.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     The DGCL provides that amendments to certificates of incorporation must be approved by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote thereon, unless the certificate requires a greater percentage.

     EPG. The EPG Certificate contains a provision requiring the affirmative vote of not less than fifty-one percent of the Voting Stock, excluding the Voting Stock of any Interested Stockholder, to amend (i) the "fair price" provision described above and (ii) the provision prohibiting action by stockholders by written consent. These provisions make it more difficult for stockholders to make changes to the EPG Certificate, including changes designed to facilitate the exercise of control over EPG.

     Eastex. The Eastex Certificate has no such provision requiring more than the affirmative vote of a majority of the outstanding stock entitled to vote, as required by the DGCL.

LIMITATION OF LIABILITY OF DIRECTORS

     The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, subject to certain limitations. Each of the EPG Certificate and the Eastex Certificate includes such a provision to the maximum extent permitted by law.

     While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of an undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person had been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The EPG By-laws contains substantially similar language, and the Eastex By-laws permit indemnification to the extent permitted by the DGCL.

STOCKHOLDER RIGHTS PLAN

     EPG. EPG adopted a stockholder rights plan that is designed to protect EPG stockholders from coercive or unfair takeover tactics. To implement the plan, in July 1992, EPG's Board of Directors declared a dividend distribution of one Right for each share of Common Stock then outstanding. All shares of Common Stock issued subsequently also include these Rights. One Right will be issued with respect to each share of EPG Common Stock issued pursuant to the Merger. Under certain conditions, each Right may be exercised to purchase from EPG one one-hundredth of a share of a series of EPG's Preferred Stock, designated as Series A Junior Participating Preferred Stock, $.01 par value, at a price of $75 per one one-hundredth of a share, subject to adjustment.

     The Rights are exercisable only if, without the prior consent of the EPG Board, a person or group becomes the beneficial owner of 15% or more of the voting power of all outstanding voting securities of EPG (any such person or group, an "Acquiring Person") or commences or announces a tender or exchange offer which would result in such person or group becoming an Acquiring Person. In the event that a person or group becomes an Acquiring Person, or, during such time as there is an Acquiring Person, there shall be any reclassification of securities, or recapitalization of EPG, or any merger or consolidation of EPG with any of its subsidiaries or any other transaction or series of transactions which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of EPG or any of its subsidiaries which is directly or indirectly owned by Acquiring Person, then each Right not owned by the Acquiring Person will entitle its holder to purchase, at the Right's then-current exercise price, shares of EPG Common Stock (or in certain circumstances other equity securities of EPG with at least the same economic value as EPG Common Stock) having a market value of twice the Right's then-current exercise price. If, after the Rights become exercisable, EPG is involved in a merger or other business combination transaction in which the EPG Common Stock is exchanged or changed, or it sells 50% or more of its assets or earning power, each Right will entitle the holder to purchase, at the Right's then-current exercise price, common stock of the acquiring company having a value of twice the exercise price of the Right. The Rights, which have no voting rights, expire no later than July 7, 2002. The Rights may be redeemed by EPG under certain circumstances prior to their expiration date at a purchase price of $.01 per Right. It is possible that the existence of the Rights may have the effect of delaying, deterring or preventing a takeover of EPG.

     Eastex. Eastex does not have a stockholder rights plan.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of EPG Common Stock being offered hereby will be passed upon for EPG by Britton White, Jr., Senior Vice President and General Counsel of EPG. As of the date of this Proxy Statement/Prospectus, Mr. White owned approximately 16,000 shares and held stock options to purchase 69,067 shares of EPG Common Stock. Certain federal income tax consequences in connection with the Merger will be passed upon by Fried, Frank, Harris, Shriver & Jacobson, New York, New York.

                                    EXPERTS

     The audited consolidated financial statements and related financial statement schedules of EPG, incorporated by reference in this Proxy Statement/Prospectus, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report with respect thereto. Such audited financial statements and schedules have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The audited consolidated financial statements of Eastex incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said report which includes an explanatory paragraph that describes the litigation discussed in Note 12 to the financial statements.

     Representatives of Arthur Andersen, LLP are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                          EASTEX STOCKHOLDER PROPOSALS

     If the Merger is not consummated, any proposals of stockholders of Eastex intended to be presented at the next annual meeting of stockholders of Eastex must be received by Eastex a reasonable time before the solicitation by management of proxies with respect to such meeting, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The Eastex Board has no knowledge of any business to be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. Should any such other matters properly come before the Special Meeting or any adjournment thereof, the person named in the enclosed Proxy will have discretionary authority to vote such Proxy in accordance with his best judgment on such other matters and with respect to matters incident to the conduct of the Special Meeting.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                          EL PASO NATURAL GAS COMPANY,

                          EL PASO ACQUISITION COMPANY

                                      AND

                               EASTEX ENERGY INC.

                            DATED AS OF MAY 8, 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
  1.           The Merger................................................................   A-1
         1.1.  The Merger................................................................   A-1
         1.2.  The Closing...............................................................   A-1
         1.3.  Effective Time............................................................   A-1
  2.           Certificate of Incorporation and By-laws of the Surviving Corporation.....   A-1
         2.1.  Certificate of Incorporation..............................................   A-1
         2.2.  By-laws...................................................................   A-2
  3.           Directors and Officers of the Surviving Corporation.......................   A-2
         3.1.  Directors.................................................................   A-2
         3.2.  Officers..................................................................   A-2
  4.           Conversion of Company Stock...............................................   A-2
         4.1.  Conversion of Company Stock...............................................   A-2
         4.2.  Election Procedures.......................................................   A-4
         4.3.  Selection of Company Common Stock.........................................   A-5
         4.4.  Parent to Make Cash and Certificate Available; Transfer Taxes.............   A-6
         4.5.  Adjustment of Exchange Ratio..............................................   A-7
  5.           Representations and Warranties of the Company.............................   A-8
         5.1.  Existence; Good Standing; Corporate Authority; Compliance With Law........   A-8
         5.2.  Authorization, Validity and Effect of Agreements..........................   A-8
         5.3.  Capitalization............................................................   A-8
         5.4.  Subsidiaries..............................................................   A-9
         5.5.  Other Interests...........................................................   A-9
         5.6.  No Violation..............................................................   A-9
         5.7.  SEC Documents.............................................................   A-9
         5.8.  Litigation................................................................  A-10
         5.9.  Absence of Certain Changes................................................  A-10
        5.10.  Taxes.....................................................................  A-10
        5.11.  Certain Employee Plans....................................................  A-11
        5.12.  Labor Matters.............................................................  A-11
        5.13.  No Brokers................................................................  A-11
        5.14.  Fairness Opinion..........................................................  A-12
        5.15.  Environmental Matters.....................................................  A-12
        5.16.  Related Party Transactions................................................  A-13
  6.           Representations and Warranties of Parent and Merger Sub...................  A-13
         6.1.  Existence; Good Standing; Corporate Authority; Compliance with Law........  A-13
         6.2.  Authorization, Validity and Effect of Agreements..........................  A-13
         6.3.  No Violation..............................................................  A-14
         6.4.  No Brokers................................................................  A-14
         6.5.  Capitalization............................................................  A-14
         6.6.  SEC Documents.............................................................  A-14
         6.7.  Litigation................................................................  A-15
         6.8.  Absence of Certain Changes................................................  A-15
         6.9.  Parent Common Stock.......................................................  A-15
  7.           Covenants.................................................................  A-15
         7.1.  Acquisition Proposals.....................................................  A-15
         7.2.  Conduct of Businesses.....................................................  A-16
         7.3.  Meeting of Stockholders...................................................  A-17
         7.4.  Filings; Other Action.....................................................  A-17
         7.5.  Inspection of Records; Access.............................................  A-18
         7.6.  Publicity.................................................................  A-18

                                       (i)

                                                                                           PAGE
                                                                                           ----
         7.7.  Registration Statement....................................................  A-18
         7.8.  Listing Application.......................................................  A-19
         7.9.  Agreements by Affiliated Stockholders of the Company......................  A-19
        7.10.  Further Action............................................................  A-19
        7.11.  Expenses..................................................................  A-19
        7.12.  Indemnification and Insurance.............................................  A-19
        7.13.  Certain Benefits..........................................................  A-20
        7.14.  Reorganization............................................................  A-20
        7.15.  Purchase of Company Common Stock..........................................  A-20
        7.16.  Headquarters of the Surviving Corporation; Operations.....................  A-20
        7.17.  Merger of Subsidiaries of the Company.....................................  A-20
  8.           Conditions................................................................  A-20
         8.1.  Conditions to Each Party's Obligation to Effect the Merger................  A-20
         8.2.  Conditions to Obligation of the Company to Effect the Merger..............  A-21
         8.3.  Conditions to Obligation of Parent and Merger Sub to Effect the Merger....  A-21
  9.           Termination...............................................................  A-22
         9.1.  Termination by Mutual Consent.............................................  A-22
         9.2.  Termination by Either Parent or the Company...............................  A-22
         9.3.  Termination by the Company................................................  A-22
         9.4.  Termination by Parent.....................................................  A-22
         9.5.  Effect of Termination and Abandonment.....................................  A-22
         9.6.  Extension; Waiver.........................................................  A-23
 10.           General Provisions........................................................  A-23
        10.1.  Survival of Representations and Warranties................................  A-23
        10.2.  Notices...................................................................  A-23
        10.3.  Assignment; Binding Effect; Benefit.......................................  A-23
        10.4.  Entire Agreement..........................................................  A-24
        10.5.  Amendment.................................................................  A-24
        10.6.  Governing Law.............................................................  A-24
        10.7.  Counterparts..............................................................  A-24
        10.8.  Headings..................................................................  A-24
        10.9.  Interpretation............................................................  A-24
       10.10.  Waivers...................................................................  A-24
       10.11.  Severability..............................................................  A-24
       10.12.  Enforcement of Agreement..................................................  A-24

                                      (ii)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 8, 1995, between El Paso Natural Gas Company, a Delaware corporation ("Parent"), El Paso Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Eastex Energy Inc., a Delaware corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of Parent, Merger Sub and the Company, and Parent as the sole stockholder of Merger Sub, each have approved the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth herein.

     B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     C. The Company has received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

     D. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

     1. The Merger.

     1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub in accordance with this Agreement and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3. Effective Time. If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

     2. Certificate of Incorporation and By-laws of the Surviving Corporation.

     2.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law, except that the name of Merger Sub shall be changed to Eastex Energy Inc.

     2.2. By-laws. The By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

     3. Directors and Officers of the Surviving Corporation.

     3.1. Directors. The directors of the Surviving Corporation as of the Effective Time shall be the directors of Merger Sub immediately prior to the Effective Time and Robert G. Phillips.

     3.2. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE 4

     4. Conversion of Company Stock.

     4.1. Conversion of Company Stock.

          (a) At the Effective Time, each share of the common stock, $1.00 par value, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, $1.00 par value, of the Surviving Corporation.

          (b) (i) At the Effective Time, each share of the common stock, $.01 par value (the "Company Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time which, under the terms of this Article 4, is to be converted into the right to receive common stock, $3.00 par value (the "Parent Common Stock"), of Parent, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (as the same may be adjusted as hereinafter provided) a number of shares of Parent Common Stock, rounded to four decimal places, determined by dividing $4.50 by the "Average Price" of a share of Parent Common Stock, but in any event not less than .1485 and not more than .1629 (the "Exchange Ratio"). The "Average Price" of a share of Parent Common Stock shall be the average, rounded to four decimal places, of the closing sales prices thereof on The New York Stock Exchange (the "NYSE") (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) over the ten business days immediately preceding the Closing Date. Holders of shares of Company Common Stock converted into Parent Common Stock shall also have the right to receive, together with each share of Parent Common Stock issued in the Merger, one associated preferred stock purchase right (a "Right") in accordance with the Shareholder Rights Agreement dated as of July 7, 1992, between Parent and The First National Bank of Boston (the "Parent Rights Agreement"). References herein to the shares of Parent Common Stock issuable in the Merger shall be deemed to include the associated Rights.

          (ii) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time which, under the terms of this Article 4, is to be converted into the right to receive cash shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $4.50 in cash, without interest (the "Cash Amount").

          (iii) The consideration payable in respect of each share of Company Common Stock pursuant to Section 4.1(b)(i) or 4.1(b)(ii) hereof (including cash for fractional shares of Parent Common Stock in accordance with
     Section 4.4(e)) is hereinafter referred to as the "Merger Consideration."

          (c) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration payable with respect thereto in accordance with Sections 4.1(b) and 4.4(e) upon the surrender of such Certificate.

          (d) Each share of Company Common Stock issued and held in the Company's treasury at the Effective Time or owned by Parent or any of its Subsidiaries (as defined in Section 10.9) shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

          (e) Immediately prior to the Effective Time, except as provided in
     Section 4.1(f) and (g), all options (individually, an "Option" and collectively, the "Options") then outstanding under the Company's 1987 Nonemployee Director Stock Option Plan, Second Amended and Restated 1987 Stock Option Plan, 1994 Executive Long-Term Stock Option Plan or any other incentive compensation or stock option plan of the Company (the "Option Plans"), whether or not then exercisable, shall be canceled and each holder of an Option will be entitled to receive from the Company, for each share of Company Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Cash Amount over the per share exercise price of such Option. The Company will use its reasonable best efforts to obtain any necessary consents from holders of Options to the cancellation and payment provided for in this Section 4.1(e). From and after the date of this Agreement, no additional options shall be granted by the Company or its Subsidiaries (as defined in Section 10.9 hereof) under the Option Plans or otherwise.

          (f) Notwithstanding anything to the contrary contained herein or otherwise, each of the Options listed on Schedule 4.1(f) shall not be canceled pursuant to Section 4.1(e) above, but shall instead remain outstanding at the Effective Time and, shall by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and converted into an option to purchase Parent Common Stock (each a "Converted Option") as set forth below. Each Converted Option (i) shall be subject to the same terms and conditions that applied to the corresponding Option prior to conversion (including the terms and conditions relating to exercisability, but without regard to any acceleration of exercisability that may occur in connection with the Merger, so that the vesting and exercisability of all Converted Options will be determined as if the Merger had not occurred), (ii) shall be exercisable for that whole number of shares of Parent Common Stock (rounded downward to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, and (iii) shall have an exercise price per share of Parent Common Stock equal to the exercise price per share of Company Common Stock under the corresponding Option immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share of Parent Common Stock, as so determined, being rounded upward to the nearest full cent). The Company will use its reasonable best efforts to obtain any necessary consents from the holders of the Options listed on Schedule 4.1(f) to the conversion of such Options as set forth above.

          (g) Notwithstanding anything to the contrary contained herein or otherwise, each of the stock-related performance shares and performance units outstanding as of the Effective Time under (i) the Company's Incentive Compensation Plan, (ii) the Heath Petra Resources, Inc. Incentive Compensation Plan and (iii) the proposed amendment to certain employment agreements and related agreements set forth in the term sheet relating thereto described in item 3 of Exhibit B hereto (each a "Terminated Performance Unit") shall by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and converted into a performance share unit relating to Parent Common Stock (each a "Converted Performance Unit") as set forth below. Each Converted Performance Unit (i) shall be subject to terms and conditions which, as nearly as practicable, duplicate the terms and conditions that applied to the corresponding Terminated Performance Unit prior to conversion (including the terms and conditions relating to vesting and payment, but without regard to any acceleration of vesting or payment that may occur in connection with the Merger, so that the vesting and payment of all Converted Performance Units will be determined as if the Merger had not occurred) and (ii) shall be denominated in that whole number of performance share units of Company Common Stock subject to such Terminated Performance Unit immediately prior to the Effective Time, multiplied by the Exchange Ratio. The Company will use its reasonable best efforts to obtain any necessary consent from the holders of the Terminated Performance Units to the conversion of such Units as set forth above.

     4.2. Election Procedures. Each holder of Company Common Stock (other than holders of Company Common Stock to be cancelled as set forth in Section 4.1(d)) shall have the right to submit a request, in accordance with the following procedures, specifying the number of shares of his Company Common Stock which he desires to have converted into the right to receive Parent Common Stock in the Merger and the number of shares of his Company Common Stock which he desires to have converted into the right to receive the Cash Amount in the Merger in accordance with the following procedure.

          (a) Each holder of Company Common Stock may specify in a request made in accordance with the provisions of this Section (herein called an "Election"):

             (i) the number of shares of Company Common Stock owned by such holder which such holder shall desire to have converted into the right to receive the Cash Amount in the Merger (a "Cash Election"); and

             (ii) the number of shares of Company Common Stock owned by such holder which such holder shall desire to have converted into the right to receive Parent Common Stock in the Merger (a "Stock Election").

          Any Cash Election may be conditioned on all of the shares of Company Common Stock covered thereby being converted into the right to receive the Cash Amount (a "Conditional Cash Election"). If the proration provisions of
     Section 4.3(d) are applicable to the Merger (or would be applicable but for this sentence), all shares of Company Common Stock covered by a Conditional Cash Election shall be converted into the right to receive Parent Common Stock in the Merger.

          (b) Parent shall authorize a person (which shall be Parent's transfer agent or another person reasonably satisfactory to the Company) to receive Elections and to act as Exchange Agent hereunder (the "Exchange Agent").

          (c) Parent shall prepare a form (the "Form of Election") pursuant to which each holder of Company Common Stock at the close of business on the day on which the Effective Time occurs may make an Election, which Form of Election shall be mailed to holders of Company Common Stock at such time as to permit holders of Company Common Stock to exercise their right to make an Election. As used herein, "Election Date" means the date announced by Parent, in a news release delivered to the Dow Jones News Service, as the last day on which Forms of Election will be accepted; provided, that such day shall be a business day no earlier than five business days prior to the Effective Time and no later than the date on which the Effective Time occurs and shall be at least five business days following the date of such news release.

          (d) Any Election shall have been properly made only if the Exchange Agent at its office designated in the Form of Election shall have received, by 5:00 p.m. local time in the city in which such Exchange Agent is located, on the Election Date, a Form of Election properly completed and signed (with the signature or signatures thereon guaranteed if required by the Form of Election), accompanied either by the Certificate or Certificates representing all of the shares of Company Common Stock owned by such holder, duly endorsed or otherwise acceptable for transfer, or by an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States. Failure to deliver shares covered by such a guaranty of delivery within the time set forth on such guaranty shall be deemed to invalidate any otherwise properly made Election.

          (e) Any holder of Company Common Stock may at any time prior to the Election Date change his Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed, revised Form of Election (with such other documents as are required as contemplated by subsection (d) above).

          (f) Any holder of Company Common Stock may at any time prior to the Election Date revoke his Election by written notice received by the Exchange Agent at or prior to the Election Date or by withdrawal prior to the Election Date of his Certificates for Company Common Stock or of the guaranty of delivery of such Certificates, previously deposited with the Exchange Agent.

          (g) As used in this Agreement, "holders" of Company Common Stock shall mean record holders of Company Common Stock. Record holders who are nominees only may submit a separate Form of Election for each beneficial owner for whom any such record holder is a nominee; provided, however, that at the request of Parent, such record holder shall certify to the satisfaction of Parent that such record holder holds such shares as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which a Form of Election is submitted will be treated as a separate holder of shares.

          (h) Parent shall have the right to make rules not inconsistent with the terms of this Agreement governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 4.3, the issuance and delivery of certificates for Parent Common Stock into which Company Common Stock is converted in the Merger and the payment for shares of Company Common Stock converted into the right to receive the Cash Amount in the Merger. All such rules and determinations thereunder shall be final and binding on all holders of Company Common Stock.

          (i) If this Agreement is terminated, Parent will cause the Exchange Agent to return to the holders of Company Common Stock any Certificates delivered by such holders to the Exchange Agent.

     4.3. Selection of Company Common Stock. The manner in which each share of Company Common Stock (other than shares of Company Common Stock to be cancelled as set forth in Section 4.1(d)) shall be converted at the Effective Time into either the Cash Amount or Parent Common Stock shall be as set forth below in this Section 4.3.

          (a) The portion of the aggregate consideration paid or deemed paid pursuant to the Merger (the "Aggregate Merger Consideration") which shall be paid other than in the form of Parent Common Stock (which shall be deemed to include, without limitation, cash paid upon the acquisition by Parent or any of its Subsidiaries of Company Common Stock or warrants to purchase Company Common Stock, whether pursuant to the Merger, the Stockholder Agreement, Section 7.15 or otherwise, cash paid in lieu of fractional shares and cash paid upon the cancellation of Options) (the "Cash Consideration") shall not exceed 49% of the Aggregate Merger Consideration (the "Maximum Cash Consideration"). For the purpose of determining the Maximum Cash Consideration, a share of Parent Common Stock shall be valued at the lowest of (x) the closing trading price of a share of Parent Common Stock on the NYSE Composite Tape on the date of the Effective Time, (y) the median, rounded to four decimal places, of the high and low trading price of a share of Parent Common Stock on the NYSE Composite Tape on the date of the Effective Time and (z) the Average Price.

          (b) The maximum number of shares of Company Common Stock to be converted into the right to receive cash pursuant to the Merger shall be determined by (x) subtracting from the Maximum Cash Consideration all consideration paid or deemed paid pursuant to the Merger other than in the form of Parent Common Stock (other than payments of the Cash Amount for shares of Company Common Stock covered by Cash Elections) and (y) dividing the result by the Cash Amount (the "Cash Conversion Number").

          (c) If Cash Elections are received for a number of shares of Company Common Stock which is equal to or less than the Cash Conversion Number, each share of Company Common Stock covered by a Cash Election shall be converted into the right to receive the Cash Amount in the Merger.

          (d) If Cash Elections are received for a number of shares of Company Common Stock which is more than the Cash Conversion Number, (i) all shares of Company Common Stock covered by a Conditional Cash Election shall be converted into the right to receive Parent Common Stock in the Merger and
     (ii) if, after subtracting all shares of Company Common Stock covered by Conditional Cash Elections, (x) the number of shares of Company Common Stock covered by Cash Elections is equal to or less than the Cash Conversion Number, the provisions of paragraph (c) above shall apply, or (y) the number of shares of Company Common Stock covered by Cash Elections is more than the Cash Conversion Number, the shares of Company Common Stock for which Cash Elections have been received (excluding shares covered by Conditional Cash Elections) shall be converted into the right to receive the Cash Amount and Parent Common Stock in the following manner:

             (i) A cash proration factor (the "Cash Proration Factor") shall be determined by dividing the Cash Conversion Number by the total number of shares of Company Common Stock with respect to which effective Cash Elections were made.

             (ii) The number of shares of Company Common Stock covered by each Cash Election to be converted into the right to receive the Cash Amount shall be determined by multiplying the Cash Proration Factor by the total number of Shares of Company Common Stock covered by such Cash Election, rounded to the next lowest integer.

             (iii) Each share of Company Common Stock covered by a Cash Election and not converted into the right to receive the Cash Amount as set forth above shall be converted into the right to receive Parent Common Stock in the Merger.

          (e) Each share of Company Common Stock for which Stock Elections have been made shall be converted into the right to receive Parent Common Stock in the Merger.

          (f) For the purposes of this Section 4.3, outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled as set forth in Section 4.1(d)) as to which an Election is not in effect and effective on the Election Date shall be called "Non-Electing Shares." If Parent shall determine for any reason that any Election was not properly made with respect to shares of Company Common Stock, such Election shall be deemed to be not in effect and shares of Company Common Stock covered by such Election shall, for the purpose hereof, be deemed to be Non-Electing Shares. Each Non-Electing Share shall be converted into the right to receive Parent Common Stock in the Merger.

     4.4. Parent To Make Cash and Certificates Available; Transfer Taxes.

          (a) Parent shall make available to the Exchange Agent promptly after the Election Date (the "Allocation Date"), an amount in cash equal to the cash to be paid in exchange for shares of Company Common Stock in the Merger, including amounts to be paid in lieu of fractional shares, and sufficient shares of Parent Common Stock to permit the Exchange Agent to make the distributions of cash and Parent Common Stock provided for hereunder (such cash and Parent Common Stock, collectively, the "Exchange Fund"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

          (b) As soon as practicable after the Allocation Date, the Exchange Agent shall distribute to holders of shares of Company Common Stock whose shares are to be converted into the right to receive the Cash Amount in accordance with Section 4.1(b)(ii), upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more Certificates for such shares of Company Common Stock for cancellation, a bank check for an amount equal to the Cash Amount for each share of Company Common Stock so converted. In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any of the funds to be received in the Merger. If such check is to be sent to a person other than the person in whose name the certificates for shares of Company Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (c) As soon as practicable after the Allocation Date, each holder of shares of Company Common Stock converted into the right to receive shares of Parent Common Stock pursuant to Section 4.1(b)(i) upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more Certificates for such shares of Company Common Stock for cancellation, will be entitled to receive certificates representing the number of shares of Parent Common Stock to be issued in respect of the aggregate number of such shares of Company Common Stock previously represented by the Certificates surrendered based upon the Exchange Ratio.

          (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Parent Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. Certificates surrendered for exchange for shares of Parent Common Stock by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Parent has received a written agreement from such person as provided in Section 7.9.

          (e) No fractional shares of Parent Common Stock shall be issued in the Merger. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to Section 4.1(b)(i), cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Price of a share of Parent Common Stock.

          (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates representing shares of Parent Common Stock) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of the Cash Amount or the shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock, as the case may be, deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          (g) None of Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Amount or the shares of Parent Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock, as the case may be, deliverable in respect thereof pursuant to this Agreement.

     4.5. Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, Parent or the Company changes the number of shares of Parent Common Stock or Company Common Stock, respectively, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 5

     5. Representations and Warranties of the Company.

     Except as set forth in the disclosure letter delivered by or on behalf of the Company to Parent and Merger Sub at or prior to the execution hereof (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Merger Sub as follows:

     5.1. Existence; Good Standing; Corporate Authority; Compliance With
Law. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not be material to the Company and its Subsidiaries taken as a whole. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except where such violation, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action, individually or in the aggregate, is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is an "electric utility company" or "gas utility company" within the meaning of the Public Utility Holding Company Act of 1935, as amended. The copies of the Company's Restated Certificate of Incorporation and By-laws previously delivered to Parent are true and correct.

     5.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. The Board of Directors has approved each of this Agreement, the Merger and the Stockholder Agreement, dated the date hereof (the "Stockholder Agreement"), between Parent, Merger Sub and certain stockholders of the Company for the purposes of Section 203 of the DGCL. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     5.3. Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of May 8, 1995, there were 6,313,950 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of the Company have been issued, except pursuant to the Option Plans set forth on Schedule 5.3 of the Company Disclosure Letter. Except for the warrants (the "Warrants") issued pursuant to the warrant agreements listed in the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement or the Option Plans set forth on Schedule 5.3 of the Company Disclosure Letter and except for the Warrants, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries or any securities exercisable for, exchangeable for or convertible into such capital stock. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Benefit Plan (as defined in Section 5.11).

     5.4. Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock of each of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material to the Company and its Subsidiaries taken as a whole. The following information for each Subsidiary of the Company has been previously provided to Parent, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or equity capital; and (iii) the number of issued and outstanding shares of capital stock or equity capital.

     5.5. Other Interests. Except for interests in its Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

     5.6. No Violation. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the Restated Certificate of Incorporation or By-laws of the Company; (ii) except as disclosed in the Company Reports (as defined in Section 5.7), result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Option Plans, or any grant or award made under any of the foregoing; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payments or obligations under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole; or (iv) other than the filings provided for in Article 1, certain federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would be material to the Company and its Subsidiaries taken as a whole. The Company has waived any and all rights of the Company which may arise under the Buy-Sell Agreement, dated April 8, 1991, by and among the Company and Robert G. Phillips by virtue of the transactions contemplated by this Agreement or the Stockholder Agreement.

     5.7. SEC Documents. The Company has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1992, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC")

(collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1994, including all notes thereto, or as set forth in the Company Reports, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities arising in the ordinary course of business since such date.

     5.8. Litigation. Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement, there are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the actual knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, are or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

     5.9. Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement, since December 31, 1994, the Company has conducted its business only in the ordinary course of such business consistent with past practice and there has not been (i) any event or events which, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption or repurchase of any shares of its capital stock, (iii) any material change in its accounting principles, practices or methods, (iv) any increase in the salaries or other compensation payable to any officer, director or employee of the Company or any of its Subsidiaries (except for normal increases in the ordinary course of business consistent with past practice) or any increase in, or addition to, other benefits to which any officer, director or employee may be entitled (except as required by the terms of plans as in effect on the date of this Agreement or as required by law), (v) any incurrence of indebtedness for borrowed money (except in the ordinary course of business consistent with past practice), (vi) any material adverse change or threat of a material adverse change in the Company's or any of its Subsidiaries' relations with, or any loss or threat of loss of, any of the Company's important suppliers or customers,
(vii) any termination, cancellation or waiver of any contract or other right material to the operation of the business of the Company and its Subsidiaries taken as a whole or (viii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of the Company and its Subsidiaries taken as a whole, or any deterioration in the operating condition of the assets of the Company and its Subsidiaries which would be material to the Company and its Subsidiaries taken as a whole.

     5.10. Taxes. The Company and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are complete in all material respects, (ii) have paid or accrued all taxes that may be due and payable with respect to such returns, (iii) have properly accrued in all material respects all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the Company Reports.

     5.11. Certain Employee Plans.

          (a) Each employee benefit or compensation plan or arrangement, including each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by the Company or any of its Subsidiaries (the "Company Benefit Plans") complies, and has been administered, in all material respects in accordance with all applicable requirements of law, and no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred with respect to any Company Benefit Plan under circumstances which present a risk of liability by the Company or any of its Subsidiaries to any governmental entity or other person, including a Company Benefit Plan, which liability would be material to the Company and its Subsidiaries taken as a whole. The Company Benefit Plans are listed on
     Schedule 5.11(a) and copies or descriptions of all material Company Benefit Plans have previously been provided to Parent.

          (b) Each Company Benefit Plan intended to qualify under Section 401(a) of the Code is so qualified and a determination letter has been issued by the Internal Revenue Service ("IRS") with respect to the qualification of each Company Benefit Plan and no circumstances exist which would adversely affect such qualification. Each Company Benefit Plan which is subject to
     Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Company Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived. Neither the Company nor any of its Subsidiaries has sought or received a waiver of its minimum funding requirements with respect to any Company Benefit Plan. Neither Company nor any of its Subsidiaries has incurred, nor reasonably expects to incur, any liability in respect of any Company Benefit Plan under Title IV of ERISA (other than with respect to the payment of premiums), which liability would be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has incurred any material withdrawal liability under any "multiemployer plan" within the meaning of
     Section 3(37) of ERISA which has not been satisfied in full nor do any of them reasonably expect to incur such liability.

          (c) Except as required by applicable law or as set forth on Schedule 5.11(c), neither the Company nor any of its Subsidiaries provides any health, welfare or life insurance benefits to any of their former or retired employees.

          (d) Except as disclosed on Schedule 5.11(d), no payment or benefit which will or may be made by the Company or any of its Subsidiaries will be characterized as an "excess parachute payment" within the meaning of
     Section 280G(b)(1) of the Code.

     5.12. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the executive officers of the Company, threatened against the Company or its Subsidiaries relating to their business, except for any such proceeding which, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. To the actual knowledge of the executive officers of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

     5.13. No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Rauscher Pierce Refsnes, Inc., the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.14. Fairness Opinion. The Company has received the opinion of Rauscher Pierce Refsnes, Inc., to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock.

     5.15. Environmental Matters.

          (a) For the purposes of this Agreement:

             "Environmental Matters" means any matter arising out of, relating to or resulting from pollution, protection of the environment and human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise arising out of, resulting from or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

             "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs, investigation costs, losses, liabilities or obligations, payments, damages, civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

             "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec.sec. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. sec.sec. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sec.sec. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. sec.sec. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.
        sec.sec. 136 et seq., the Clean Air Act, 42 U.S.C. sec.sec. 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. sec.sec. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. sec.sec. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. sec.sec. 641 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sec.sec. 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

             "Hazardous Materials" means any pollutants, contaminants, or hazardous or toxic substances, materials, wastes, constituents or chemicals that are regulated by, or form the basis for liability under, any Environmental Laws.

          (b) (i) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws.

          (ii) The Company and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all permits, licenses, authorizations, registrations and other governmental consents ("Environmental Permits") required to be obtained by it by applicable Environmental Laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to its business.

          (iii) All such Environmental Permits are in all material respects in full force and effect, and the Company and each of its Subsidiaries has made all appropriate filings for issuance or renewal of such Environmental Permits.

          (iv) There are no Hazardous Materials in amounts required to be remediated under applicable Environmental Laws at, on, under or within any real property owned, leased or occupied by the Company or any of its Subsidiaries.

          (v) There are no material claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

          (vi) Neither the Company nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location, in violation of any Environmental Laws.

          (vii) There are no underground storage tanks or surface impoundments at, on, under or within any of real property owned, leased or occupied by the Company or any of its Subsidiaries, or any portion thereof.

          (viii) None of the Company or its Subsidiaries has received any notice asserting that it may be a potentially responsible party at any waste disposal site or other location used for the disposal of any Hazardous Materials.

     5.16. Related Party Transactions. There are no contracts, arrangements or transactions in effect between the Company or any of its Subsidiaries, on the one hand, and any officer, director or 5% stockholder of the Company, or any affiliate or immediate family member of any of the foregoing persons, on the other hand, except as set forth in the Company Disclosure Letter.

                                   ARTICLE 6

     6. Representations and Warranties of Parent and Merger Sub.

     Except as set forth in the disclosure letter delivered by or on behalf of Parent or Merger Sub to the Company at or prior to the execution hereof (the "Parent Disclosure Letter"), Parent and Merger Sub represent and warrant to the Company as follows:

     6.1. Existence; Good Standing; Corporate Authority; Compliance with
Law. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not be material to Parent and its Subsidiaries taken as a whole. Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Neither Parent nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject, except where such violation, individually or in the aggregate, is not and would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. Parent and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action, individually or in the aggregate, is or would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

     6.2. Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3. No Violation. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-laws of Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole; or (iii) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would be material to Parent and its Subsidiaries taken as a whole.

     6.4. No Brokers. Neither Parent nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Rodman & Renshaw, Inc. Other than the foregoing arrangements, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.5. Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, $.01 par value (the "Parent Preferred Stock"). As of April 30, 1995, there were 35,004,939 shares of Parent Common Stock issued and outstanding (not including 430,000 shares of Parent Common Stock deposited in Parent's Benefits Protection Trust) and no shares of Parent Preferred Stock issued and outstanding. Other than as contemplated by this Agreement or as set forth in the Parent Reports (as defined in Section 6.6) or on Schedule 6.5 of the Parent Disclosure Letter, as of the date of this Agreement, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent or any of its Subsidiaries to issue any shares of capital stock of Parent or any securities exercisable for, exchangeable for or convertible into such capital stock.

     6.6. SEC Documents. Parent has delivered to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 1992, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. As of the date of this Agreement, except as and to the extent set forth on the consolidated balance sheet of Parent and its

Subsidiaries at December 31, 1994, including all notes thereto, or as set forth in the Parent Reports, neither Parent nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities arising in the ordinary course of business since such date.

     6.7. Litigation. Except as disclosed in the Parent Reports filed with the SEC prior to the date of this Agreement, there are no actions, suits or proceedings pending against Parent or any of its Subsidiaries or, to the actual knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, are or would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

     6.8. Absence of Certain Changes. Since December 31, 1994, there has not been any event or events which, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of Parent and its Subsidiaries taken as a whole (other than changes resulting from general economic, industry or market conditions or business combinations proposed, announced or consummated after the date of this Agreement).

     6.9. Parent Common Stock. The issuance and delivery by Parent of shares of Parent Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent. The shares of Parent Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

                                   ARTICLE 7

     7. Covenants.

     7.1. Acquisition Proposals. Prior to the Effective Time, the Company agrees
(a) that neither the Company nor any of its Subsidiaries shall, and the Company shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it; provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and provides Parent with a copy of any such written proposal, and (C) the Company keeps Parent informed of the status and the terms of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

Nothing in this Section 7.1 shall (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement or any other agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, or (z) affect any other obligation of any party under this Agreement.

     7.2. Conduct of Businesses. Prior to the Effective Time, except as specifically set forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, the Company:

          (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) shall use its reasonable efforts, and shall cause each of its respective Subsidiaries to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

          (c) shall confer on a regular basis with one or more representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;

          (d) shall not amend its organizational documents;

          (e) shall promptly notify Parent of (i) any material emergency or other material change in the condition (financial or otherwise) of the Company's or any Subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach in any material respect of any representation or warranty or covenant contained herein;

          (f) shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed by the Company with the SEC subsequent to the date of this Agreement;

          (g) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of this Agreement and disclosed in the Company Disclosure Letter, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date of this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock from the Company, (iii) increase any compensation or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law;

          (h) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock; (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock;

          (i) shall not, and shall not permit any of its Subsidiaries to sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;

          (j) shall not (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) except for obligations of wholly owned Subsidiaries of the Company, assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to the Company and its Subsidiaries, taken as a whole; (iii) other than wholly owned Subsidiaries of the Company, make any loans, advances or capital contributions to, or investments in, any other person; (iv) modify in any manner adverse to the Company or any of its Subsidiaries any outstanding indebtedness or obligation of the Company or any of its Subsidiaries; (v) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (vi) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset;

          (k) shall not acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its Subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practices which would be material to the Company and its Subsidiaries taken as a whole;

          (l) shall not change any of the accounting principles or practices used by the Company;

          (m) shall not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries taken as a whole; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $150,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by the Company's Board of Directors for capital expenditures, written evidence of which has been previously provided to Parent; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

          (n) shall not make any tax election or settle or compromise any income tax liability material to the Company and its Subsidiaries taken as a whole;

          (o) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected, reserved against or disclosed in the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

          (p) shall not settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

          (q) shall not take, or agree in writing or otherwise to take, any of the actions described in Section 7.2(a) through 7.2(p) or any action that would make any of the representations and warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

     7.3. Meeting of Stockholders. The Company will take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 7.7); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of the Company in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law.

     7.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) promptly determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to promptly consummate and make effective the transactions contemplated by this Agreement. Each of Parent and the Company will use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger under the HSR Act or other antitrust laws. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

     7.5. Inspection of Records; Access. From the date of this Agreement to the Effective Time, the Company shall allow all designated officers, attorneys, accountants and other representatives of Parent ("Parent's Representatives") access at all reasonable times to all employees, plants, offices, warehouses, transmission facilities and other facilities and to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries; provided, however, that Parent's Representatives shall use their reasonable best efforts to avoid unreasonably interfering with, hindering or otherwise disrupting the employees of the Company in the execution of their employment duties during any visit to, or inspection of, the Company's facilities. From the date of this Agreement to the Effective Time, but not more frequently than once in any 30-day period, Parent shall allow all designated officers, attorneys, accountants, and other representatives of the Company access during regular business hours upon reasonable notice to Parent's officers and, to the extent relevant thereto, to the records and files of Parent and its Subsidiaries, for the purpose of confirming the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement.

     7.6. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     7.7. Registration Statement. Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in connection with the transactions contemplated by this Agreement, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of the mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information concerning the Company furnished to Parent by the Company specifically for use in the Proxy Statement/Prospectus or the Form S-4. The Company agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of information provided by the Company for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the transactions contemplated by this Agreement for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     7.8. Listing Application. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock (and associated Rights) issuable in connection with the transactions contemplated by this Agreement, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock (and associated Rights), subject to official notice of issuance.

     7.9. Agreements by Affiliated Stockholders of the Company. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

     7.10. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     7.11. Expenses. Whether or not the Merger is consummated, except as provided in Section 9.5(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     7.12. Indemnification and Insurance.

          (a) Parent shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification of the indemnified parties under the Company's Restated Certificate of Incorporation and By-laws (the "Indemnified Parties") to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

          (b) The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

          (c) For a period of three years after the Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to such parties than such existing insurance; provided, however, that Parent shall not be required, in order to maintain or procure such coverage, to pay premiums in excess of $250,000 in the aggregate over such three year period (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an amount in excess of the Cap, Parent shall only be required to obtain such coverage for such three-year period as can be obtained by paying aggregate premiums equal to the Cap.

     7.13. Certain Benefits.

          (a) From and after the Effective Time, subject to applicable law, Parent and its Subsidiaries will honor in accordance with their terms, all Company Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis in any Company Benefit Plan.

          (b) The Surviving Corporation shall employ at the Effective Time all employees of the Company and its Subsidiaries who are employed on the Closing Date on terms consistent with the Company's current employment practices and at comparable levels of compensation and positions. Subject to the obligations of the Surviving Corporation under the employment agreements and amendments to employment agreements described in Section 8.3(d), such employment shall be at will and Parent and the Surviving Corporation shall be under no obligation to continue to employ any individuals.

     7.14. Reorganization. From and after the date hereof and until the Effective Time, neither Parent nor the Company nor any of their respective subsidiaries or other affiliates shall knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or enter into any contract, agreement, commitment or arrangement with respect to the foregoing. Following the Effective Time, Parent shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     7.15. Purchase of Company Common Stock. The Company acknowledges and agrees that, subject to Section 7.14, nothing in this Agreement shall restrict Parent or Merger Sub from acquiring shares of Company Common Stock in open market or private transactions between the date of this Agreement and the Closing Date.

     7.16. Headquarters of the Surviving Corporation; Operations. Parent intends that, following the Effective Time, the headquarters of the Surviving Corporation will be located in Houston, Texas. In addition, Parent intends that, following the Effective Time, the gas marketing operations of Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, will be operated as a single business unit.

     7.17. Merger of Subsidiaries of the Company. Prior to the Effective Time, the Company will take all necessary action to cause Eastex Gas Storage and Exchange, Inc. to be merged with Eastex Hydrocarbons, Inc. in a manner which will not result in the incurrence of any liability, cost or expense by Parent, the Company or any of their respective Subsidiaries (other than expenses of preparation and filing of the merger documents relating to such merger and legal expenses of preparation of any documents evidencing third-party consents required to effect such merger).

                                   ARTICLE 8

     8. Conditions.

     8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement.

          (c) This Agreement and the Merger shall have been approved by the stockholders of the Company in accordance with the DGCL and the Company's Restated Certificate of Incorporation and By-laws.

          (d) The Form S-4 shall have become effective and no stop order with respect thereto shall be in effect.

          (e) Each of the Parent and the Company shall have received the opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code, and that the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code; except that the delivery of such opinion shall not be a condition to the Company's obligation to effect the Merger if at the Closing Date the Company shall not have fulfilled any of the conditions set forth in Section 8.3(c) or 8.3(f).

     8.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the condition that Parent shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing Date, and the Company shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect.

     8.3. Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Company shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing Date, and Parent shall have received a certificate of the Company, dated the Closing Date, certifying to such effect.

          (b) All necessary governmental and third party consents required in connection with the transactions contemplated by this Agreement shall have been obtained and there shall be no action, suit or proceeding pending or threatened against the Company, Parent or any of their Subsidiaries which would or would reasonably be expected to prevent or delay the transactions contemplated by this Agreement or result in material damages in connection herewith or therewith.

          (c) Parent shall have received from each Affiliate of the Company an Affiliate Letter in the form attached hereto as Exhibit A.

          (d) The employment agreements and the amendments to employment agreements listed in Exhibit B hereto shall have been executed and delivered by the employee specified in each such amendment, shall be in full force and effect, and shall constitute valid and binding obligations of each such employee.

          (e) Working capital of the Company and its Subsidiaries as of the close of business on the business day preceding the Closing Date shall be at least $12,000,000 computed on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis; provided however that any obligations of or payments by the Company pursuant to Section 4.1 (e) of this Agreement shall not be treated as a reduction of working capital for the purpose of this Section 8.3(e).

          (f) Parent shall have received from an officer of the Company an Officer's Certificate containing standard representations on which Fried, Frank, Harris, Shriver & Jacobson will rely in rendering its tax opinion.

                                   ARTICLE 9

     9. Termination.

     9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual consent of Parent and the Company.

     9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (a) the Merger shall not have been consummated by December 31, 1995, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all efforts required by this Agreement to remove such injunction, order or decree.

     9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company, if there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement which would cause Parent or Merger Sub to fail to satisfy any condition to Closing and such condition shall not have been waived by the Company.

     9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent, if there has been a breach by the Company of any representation or warranty contained in this Agreement which would cause the Company to fail to satisfy any condition to Closing and such condition shall not have been waived by Parent.

     9.5. Effect of Termination and Abandonment.

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Sections 7.11, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8,
     10.9, 10.10 and 10.11 and the Confidentiality Agreement referred to in
     Section 10.4. Moreover, in the event of termination of this Agreement, nothing herein shall prejudice the ability of the non-breaching to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

          (b) In the event of a termination of this Agreement for any reason other than a material breach by Parent or Merger Sub and (i) the Board of Directors of the Company shall have withdrawn its recommendation of (or encouraged stockholders not to approve) the Merger or shall have recommended (or encouraged stockholders to support) any Acquisition Proposal, or shall have resolved to do any of the foregoing (and such withdrawal, recommendation or encouragement is not the result of a material breach by Parent or Merger Sub of any representation, warranty or obligation under this Agreement), (ii) prior to such termination, the Company shall have received any Acquisition Proposal which the Board of Directors has determined is more favorable to the Company's stockholders than the transactions contemplated by this Agreement, or (iii)(A) at any time prior to the termination of this Agreement either (I) the stockholders of the Company shall have failed to approve this Agreement at the stockholders meeting provided for in Section 7.3 or (II) any person (other than Parent or any of its Subsidiaries) shall have publicly announced any Acquisition Proposal and (B), at any time on or prior to one year after the date of this Agreement, any person (other than Parent or any of its Subsidiaries) shall either (I) become the beneficial owner of 40% or more of the outstanding shares of Company Common Stock or (II) consummate an Acquisition Proposal, then the Company shall promptly, but in no event later than two business days after the first of such events to occur, (x) pay Parent the sum of $1,000,000 in cash and (y) reimburse Parent for all documented out of pocket costs and expenses (including, without limitation, all documented legal, investment banking, printing and related fees and expenses) incurred by Parent or Merger Sub or on their behalf in connection with this Agreement or the transactions contemplated hereby, up to a maximum of $750,000.

     9.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.

                                   ARTICLE 10

     10. General Provisions.

     10.1. Survival of Representations and Warranties. Unless this Agreement is terminated pursuant to Article 9, the representations and warranties and covenants made in this Agreement shall terminate at the Closing, except that any covenant herein which by its terms contemplates performance after the Closing Date shall survive the Closing Date for the period contemplated thereby.

     10.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     If to the Company:                         If to Parent or Merger Sub:

     Eastex Energy Inc.                         El Paso Natural Gas Company
     1000 Louisiana                             One Paul Kayser Center
     Suite 1100                                 100 North Stanton Street
     Houston, Texas 77002                       El Paso, Texas 79901
     Attention: Robert G. Phillips,             Attention: H. Brent Austin
                Chairman of the Board and                  Executive Vice President
                Chief Executive Officer                    and Chief Financial Officer
     Facsimile: (713) 650-1107                  Facsimile: (915) 541-5008

     With a copy to:                            With a copy to:

     Dallas Parker, Esq.                        Gary P. Cooperstein, Esq.
     Brown, Parker & Leahy, L.L.P.              Fried, Frank, Harris,
     3600 Citicorp Center                       Shriver & Jacobson
     1200 Smith Street                          One New York Plaza
     Houston, TX 77002                          New York, NY 10004
     Facsimile: (713) 654-1871                  Facsimile: (212) 747-1526

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     10.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign this Agreement to any of its Subsidiaries whether or not such Subsidiaries exist at the date hereof; provided, further, that no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.12, which are expressly intended to be enforceable by the beneficiaries thereof, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     10.4. Entire Agreement. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement dated April 10, 1995 between the Company and Parent constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     10.5. Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed by or on behalf of each of the parties hereto.

     10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

     10.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

     10.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     10.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     10.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     10.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                          EL PASO NATURAL GAS COMPANY

                                          By: /s/ WILLIAM A. WISE
                                          --------------------------------------
                                          Name:   William A. Wise
                                          Title:  Chairman of the Board,
                                                  President and
                                                  Chief Executive Officer

                                          EL PASO ACQUISITION COMPANY

                                          By: /s/ H. BRENT AUSTIN
                                          --------------------------------------
                                          Name:   H. Brent Austin
                                          Title:  Vice President and Treasurer

                                          EASTEX ENERGY INC.

                                          By: /s/ ROBERT G. PHILLIPS
                                          --------------------------------------
                                          Name:   Robert G. Phillips
                                          Title:  Chairman of the Board and
                                                  Chief Executive Officer

                                   EXHIBIT A

                            FORM OF AFFILIATE LETTER

El Paso Natural Gas Company
100 North Stanton Street
El Paso, Texas 79901

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Eastex Energy Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of May 8, 1995 (the "Agreement"), between El Paso Natural Gas Company, a Delaware corporation ("Parent"), El Paso Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company, pursuant to which the Company will be merged with and into Merger Sub (the "Merger").

     As a result of the Merger, I may receive shares of common stock, par value $3.00 per share, of Parent (the "Parent Securities") in exchange for shares owned by me of Common Stock, par value $.01 per share, of the Company.

     I represent, warrant and covenant to Parent that in the event I receive any Parent Securities as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Securities to the extent I felt necessary, with my counsel or counsel for the Company.

          C. I have been advised that the issuance of Parent Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Parent Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or under other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Securities and that there will be placed on the certificates for the Parent Securities issued to me, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF MAY 8, 1995 BETWEEN THE REGISTERED HOLDER HEREOF AND EL PASO

        NATURAL GAS COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF EL PASO NATURAL GAS COMPANY."

          F. I also understand that unless the transfer by me of my Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired the Parent Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Parent Securities received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

     G. [FOR ROBERT PHILLIPS ONLY] I have no plan or intention to sell, transfer or otherwise dispose of, or enter into an agreement to sell, transfer or otherwise dispose of, any Parent Securities (or any interest therein); and for one year from the date hereof, I will not sell, transfer or otherwise dispose of, or enter into an agreement to sell, transfer or otherwise dispose of, more than 30,000 shares of Parent Securities.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          ______________________________________
                                          Name:

Accepted this _____ day of
________ , 1995 by
EL PASO NATURAL GAS COMPANY

By:____________________________________________
     Name:_____________________________________
     Title:____________________________________

                                   EXHIBIT B

1. Amended Employment Agreements with the following individuals:

          (i) Robert G. Phillips

         (ii) Mark A. Searles

        (iii) R. Cristian Sherman

         (iv) Jerry L. Pendleton

2. Employment Agreements, in the form initialed by Company, Parent and Merger Sub, with the following individuals:

          (i) David H. Eargle

         (ii) Patrick J. Bhirdo

        (iii) Jeffrey D. Hunter

         (iv) Larry B. Leverett

          (v) Terry L. Morrison

3. Amendments to Employment Agreements and Related Agreements, as set forth in the term sheet dated May 5, 1995 entitled "Revised Proposed Amendment to Employment Agreements and Related Agreements between Heath Petra Resources, Inc. and Brian Heath, Doug Morgan and Scott Gaddis dated April 23, 1993" as modified and initialed by the Company, Parent and Merger Sub.

                                                                      APPENDIX B

                                August 14, 1995

The Board of Directors
Eastex Energy Inc.
1100 First Interstate Bank Plaza
1000 Louisiana
Houston, TX 77002

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Eastex Energy Inc., a Delaware corporation ("Eastex"), of the terms of the proposed merger as set forth in the Agreement and Plan of Merger, dated May 8, 1995 (the "Agreement"), by and among Eastex, El Paso Natural Gas Company, a Delaware corporation ("EPG"), and El Paso Acquisition Company, a Delaware corporation and wholly-owned subsidiary of EPG ("EPG Sub"). Pursuant to the Agreement, the separate existence of Eastex will cease and Eastex will be merged with and into EPG Sub (the "Merger"), and each outstanding share of Eastex common stock, $0.01 par value (the "Eastex Common Stock") shall be converted into the right to receive consideration (the "Consideration") consisting of (a) $4.50 in cash (the "Cash Consideration") or
(b) a portion of a share of common stock, $3.00 par value, of EPG and an equivalent portion of an associated preferred stock purchase right (together, "EPG Common Stock") (the "Stock Consideration"). The Stock Consideration is that portion of a share of EPG Common Stock equal to the quotient of $4.50 divided by the Average Price (as defined in the Agreement) of EPG Common Stock (the "Exchange Ratio"). The Exchange Ratio shall not be less than 0.1485 and not more than 0.1629. The Agreement further provides that holders of Eastex Common Stock shall be entitled to elect to receive the Cash Consideration, the Stock Consideration or express no preference, and the Cash Consideration and the Stock Consideration will be allocated among holders of Eastex Common Stock in accordance with such elections, subject to allocation and proration procedures ensuring that the aggregate Cash Consideration (including, without limitation, cash paid by EPG or any of its subsidiaries for shares of Eastex Common Stock or warrants to purchase shares of Eastex Common Stock, cash paid in lieu of fractional shares of EPG Common Stock, and cash paid upon the cancellation of options to purchase shares of Eastex Common Stock) shall not exceed 49% of the aggregate Consideration paid pursuant to the Merger.

     In arriving at our opinion, we have reviewed the Agreement, the Proxy Statement/Prospectus of Eastex and EPG dated August 14, 1995, filed as a part of the Registration Statement on Form S-4 of EPG, and certain publicly available business and financial information concerning Eastex and EPG. In addition, we have reviewed certain internal analyses and forecasts for Eastex prepared by its management. We have also met with the managements of Eastex and EPG to discuss the businesses and prospects of Eastex and EPG. In addition, we have considered certain long-term strategic benefits of the Merger, both operational and financial, that were described to us by the senior managements of Eastex and EPG.

     We have reviewed the terms of the Merger in relation to, among other things: current and historical market prices and trading volume of the Eastex Common Stock and the EPG Common Stock; the respective companies' cash flow, net income and book value per share; the capitalization and financial condition of Eastex and EPG; the pro forma financial impact of the Merger on Eastex and EPG, including the potential relative ownership of the EPG Common Stock after the Merger by the current shareholders of Eastex and EPG; and, to the extent publicly available, the terms of the recent merger and acquisition transactions involving comparable companies. In addition, we have reviewed the merger premiums paid in recent cash and stock acquisitions of public companies generally, and energy industry companies in particular. We have also analyzed certain financial, stock market and other publicly available information relating to the business of other public companies whose operations we consider comparable to the operations of Eastex and EPG. In addition to the foregoing, we have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant in arriving at our opinion.

     In connection with our review, we have not independently verified any of the foregoing information, and we have relied upon such information being complete and accurate in all material respects. We have assumed that the financial forecasts provided to us and discussed with us have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Eastex as to the expected future performance of Eastex. In addition, we have not made an independent evaluation or appraisal of the assets of Eastex or EPG, nor have we been furnished with such appraisals. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Merger. Our opinion is based upon circumstances existing and disclosed to us as of the date hereof.

     Rauscher Pierce Refsnes, Inc., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Eastex, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. In the ordinary course of our business, we may actively trade the securities of Eastex and EPG for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short positions in such securities.

     It is understood that this letter is intended solely for the benefit and use of the Board of Directors and is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Rauscher Pierce Refsnes, Inc. be made, without our prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, our work described above and other factors we deemed relevant, we are of the opinion that the terms of the Merger are fair to the stockholders of Eastex from a financial point of view.

                                          Very truly yours,

                                          RAUSCHER PIERCE REFSNES, INC.

                                              /s/  JOSEPH P. CUNNINGHAM
                                          By: Joseph P. Cunningham
                                              Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Article X of the By-laws of El Paso Natural Gas Company ("EPG") requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the By-laws of EPG provide an unconditional right to indemnification for all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, or employee of EPG, or that, being or having been such a director or officer or an employee of EPG, such person is or was serving at the request of EPG as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including an employee benefit plan. The By-laws of EPG also provide that EPG may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit.

     Article 10 of EPG's Restated Certificate of Incorporation, as amended, provides that to the full extent that the Delaware General Corporation Law, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of EPG shall not be liable to EPG or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of EPG for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     EPG maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of EPG and its subsidiaries, or certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Act, for acts or omissions by such persons while acting as directors or officers of EPG and/or its subsidiaries, as the case may be.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

           2         -- Agreement and Plan of Merger, dated as of May 8, 1995, between EPG,
                        El Paso Acquisition Company and Eastex Energy Inc. (attached as
                        Appendix A to Proxy Statement/Prospectus).
           3(i)      -- Restated Certificate of Incorporation of EPG dated January 22, 1992
                        (Form 10-K, No. 1-2700, filed January 29, 1992); Certificate of
                        Designation, Preferences and Rights of Series A Junior Participating
                        Preferred Stock of EPG, dated July 7, 1992 (Form 10-K, No. 1-2700, filed February 3, 1993).
           3(ii)     -- By-laws of EPG, as amended September 1, 1994 (Form 10-K, No. 1-2700, filed January 26, 1995).
           4A        -- Specimen Certificate for shares of Common Stock, $3.00 par value, of
                        EPG (Form 8-A, No. 1-2700, filed February 13, 1992).
           4.B.1     -- Indenture, dated as of March 1, 1987, between EPG and Citibank, N.A.,
                        Trustee, with respect to EPG's 8 5/8% Debentures due 2012 (Form S-3,
                        No. 33-34284, filed April 20, 1990); Supplemental Indenture, dated
                        December 24, 1991 (Form 10-K, No. 1-2700, filed January 29, 1992).
           4.B.2     -- Indenture, dated as of August 1, 1987, between EPG and Citibank,
                        N.A., Trustee, with respect to EPG's 9.45% Notes due 1999 (Form S-3,
                        No. 33-34284, filed April 20, 1990); Supplemental Indenture, dated
                        December 24, 1991 (Form 10-K, No. 1-2700, filed January 29, 1992).
           4.B.3     -- Indenture, dated as of January 1, 1992, between EPG and Citibank,
                        N.A., Trustee, with respect to EPG's 6.90% Notes due 1997, 7 3/4%
                        Notes due 2002 and 8 5/8% Debentures due 2022 (Form 10-K, No. 1-2700,
                        filed January 29, 1992).
           4.C       -- Shareholder Rights Plan (Form 10-Q, No. 1-2700, filed November 12,
                        1992).
          *5         -- Opinion of Britton White, Jr., Senior Vice President and General
                        Counsel of EPG, regarding the issuance of the shares.
          10.A       -- Mojave Pipeline General Partnership Agreement by and among El Paso
                        Mojave Pipeline Co., HNG Mojave, Inc., and Pacific Interstate Mojave
                        Company, dated as of March 26, 1985 (Form 10-Q, No. 1-2700, filed May
                        15, 1985); Amendment No. 1 to General Partnership Agreement, dated as of September 29, 1986 (Form 10-Q, No. 1-2700, filed May 13, 1988);
                        Amendment No. 2 to General Partnership Agreement, dated as of
                        September 30, 1991 (Form 10-Q, No. 1-2700, filed November 14, 1991).
          10.B       -- Lease, dated May 27, 1982, between EPG and First Capital Kayser
                        Center (Form 10-Q, No. 1-2700, filed November 14, 1991).
          10.C       -- Transportation Service Agreement as Amended and Restated, effective
                        November 1, 1993, between EPG and Pacific Gas and Electric Company
                        (Form 10-K, No. 1-2700, filed January 26, 1995).
          10.D       -- Transportation Service Agreement as Amended and Restated, effective
                        July 16, 1993, between EPG and Southern California Gas Company (Form
                        10-K, No. 1-2700, filed January 26, 1995).
          10.E       -- Transportation Service Agreement, dated August 9, 1991, and effective
                        September 1, 1991, between EPG and Southwest Gas Corporation for service to Arizona; Transportation Service Agreement, dated August 9,
                        1991, and effective September 1, 1991, between EPG and Southwest Gas
                        Corporation for service to Nevada (Form 10-Q, No. 1-2700, filed
                        November 14, 1991); Amendatory Agreement and replacement of Exhibit B to Transportation Service Agreement, dated August 9, 1991, and effective May 8, 1992, between EPG and Southwest Gas Corporation for service to Nevada (Form 10-K, No. 1-2700, filed February 3,

                        1993); Exhibit B to the Transportation Service Agreement, dated
                        August 9, 1991, and effective March 1, 1994, between EPG and
                        Southwest Gas Corporation for service to Arizona (Form 10-K, No.
                        1-2700, filed January 26, 1995).
          10.F       -- Credit Agreement among Mojave Pipeline Company and Deutsche Bank AG,
                        New York Branch, and Swiss Bank Corporation, New York Branch,
                        individually and as Agents, and the Banks named therein, dated as of
                        September 30, 1991, and the following documents related thereto:
                        Sponsor Performance Agreement among EPG and Deutsche Bank AG, New
                        York Branch, as Collateral Agent and Deutsche Bank AG, New York
                        Branch and Swiss Bank Corporation, New York Branch, as Agents, dated as of September 30, 1991; Partner Performance Agreement among El Paso
                        Mojave Pipeline Co. and Deutsche Bank AG, New York Branch, as
                        Collateral Agent and Deutsche Bank AG, New York Branch and Swiss Bank
                        Corporation, New York Branch, as Agents, dated as of September 30,
                        1991; Pledge Agreement made by El Paso Mojave Pipeline Co. with and to Deutsche Bank AG, New York Branch (as Collateral Agent) for the
                        Secured Creditors, dated as of September 30, 1991; $90,000,000 Note dated September 30, 1991, executed by Mojave Pipeline Company and payable to Deutsche Bank AG, New York Branch; $90,000,000 Note dated
                        September 30, 1991, executed by Mojave Pipeline Company and payable to Swiss Bank Corporation, New York Branch (Form 10-Q, No. 1-2700,
                        filed November 14, 1991); Syndication and replacement of Notes with a
                        $52,750,000 Note dated September 30, 1991, executed by Mojave
                        Pipeline Company and payable to Swiss Bank Corporation, New York
                        Branch; a $40,000,000 Note dated September 30, 1991, executed by
                        Mojave Pipeline Company and payable to Deutsche Bank AG, New York
                        Branch; a $30,000,000 Note dated September 30, 1991, executed by
                        Mojave Pipeline Company and payable to Banque Indosuez; a $20,000,000
                        Note dated September 30, 1991, executed by Mojave Pipeline Company and payable to the Sumitomo Bank, Limited, Houston Agency; a
                        $20,000,000 Note dated September 30, 1991, executed by Mojave
                        Pipeline Company and payable to the Bank of Nova Scotia; a
                        $17,250,000 Note dated September 30, 1991, executed by Mojave
                        Pipeline Company and payable to Credit Lyonnais Cayman Islands Branch
                        (Form 10-K, No. 1-2700, filed January 29, 1992). First Amendment to
                        Credit Agreement, dated as effective December 23, 1992, among Mojave
                        Pipeline Company and Deutsche Bank AG, New York Branch and Swiss Bank
                        Corporation, New York Branch; Amendment to Sponsor and Partner
                        Performance Agreements entered into effective as of December 23,
                        1992; Syndication and replacement of Note for $52,750,000 payable to
                        Swiss Bank Corporation, New York Branch and Note for $17,250,000
                        payable to Credit Lyonnais Cayman Islands Branch with a $40,000,000
                        Note dated September 30, 1991, executed by Mojave Pipeline Company and payable to Swiss Bank Corporation, New York Branch; and a
                        $30,000,000 Note dated September 30, 1991, executed by Mojave
                        Pipeline Company and payable to Credit Lyonnais Cayman Islands
                        Branch. Second Amendment to Credit Agreement, dated as effective June
                        1, 1993, among Mojave Pipeline Company and Deutsche Bank AG, New York
                        Branch and Swiss Bank Corporation, New York Branch; Amended and
                        Restated Sponsor Performance Agreement dated as effective June 1,
                        1993, among EPG and Deutsche Bank AG, New York Branch and Swiss Bank
                        Corporation, New York Branch; Amendment and Ratification of Partner
                        Documents dated as effective June 1, 1993, among EPNG Mojave, Inc.
                        and El Paso Mojave Pipeline Co. and Deutsche Bank AG, New York Branch
                        and Swiss Bank Corporation, New York Branch (Form 10-Q, No. 1-2700,
                        filed August 16, 1993). Replacement of $30,000,000 Note dated
                        September 30, 1991, executed by Mojave Pipeline Company and payable to Banque Indosuez with a $30,000,000 Note dated

                        September 30, 1991, executed by Mojave Pipeline Company and payable to Bank of Scotland (Form 10-Q, No. 1-2700, filed May 13, 1994).
          10.G       -- Master Separation Agreement and documents related thereto, dated
                        January 15, 1992, by and among Burlington Resources Inc., EPG and
                        Meridian Oil Holding Inc., including Exhibits (Form 10-K, No. 1-2700, filed January 29, 1992).
          10.H       -- Revolving Credit and Competitive Advance Facility Agreement, dated as of August 10, 1994, between EPG, Chemical Bank and certain other banks (Form 10-Q, No. 1-2700, filed November 14, 1994).
          10.I       -- Omnibus Compensation Plan, dated as of January 1, 1992 (Amendment No.
                        1 to Form S-2, No. 33-45369, filed February 27, 1992).
          10.J       -- 1995 Incentive Compensation Plan, effective as of January 13, 1995
                        (Form S-8, No. 33-57553, filed February 2, 1995); Amendment No. 1 to
                        EPG's 1995 Incentive Compensation Plan, effective as of July 21, 1995
                        (Form 10-Q, No. 1-2700, filed July 21, 1995).
          10.K       -- 1995 Compensation Plan for Non-Employee Directors, effective as of
                        January 13, 1995 (Form S-8, No. 33-57553, filed February 2, 1995).
          10.L       -- Stock Option Plan for Non-Employee Directors, dated as of January 1,
                        1992 (Amendment No. 1 to Form S-2, No. 33-45369, filed February 27,
                        1992).
          10.M       -- Supplemental Benefits Plan, Amended and Restated Effective as of
                        January 13, 1995 (Form 10-K, No. 1-2700, filed January 26, 1995).
          10.N       -- Senior Executive Survivor Benefit Plan, effective January 1, 1992
                        (Amendment No. 1 to Form S-2, No. 33-45369, filed February 27, 1992).
          10.O       -- Deferred Compensation Plan, Amended and Restated Effective as of
                        January 13, 1995 (Form 10-K, No. 1-2700, filed January 26, 1995).
          10.P       -- Retirement Income Plan for Non-Employee Directors, Amended and
                        Restated Effective as of January 13, 1995 (Form 10-K, No. 1-2700,
                        filed January 26, 1995).
          10.Q       -- Key Executive Severance Protection Plan, Amended and Restated
                        Effective as of January 13, 1995 (Form 10-K, No. 1-2700, filed
                        January 26, 1995).
          10.R       -- Director Charitable Award Plan, Amended and Restated Effective as of
                        January 13, 1995 (Form 10-K, No. 1-2700, filed January 26, 1995).
          10.S       -- Receivables Purchase and Sale Agreement, dated as of January 14,
                        1992, between EPG, CIESCO L.P., Corporate Asset Funding Company, Inc.
                        and Citicorp North America, Inc. (Form 10-K, No. 1-2700, filed
                        February 3, 1993).
          10.T       -- Employment Agreement, dated July 31, 1992, between EPG and William A.
                        Wise (Form 10-K, No. 1-2700, filed February 3, 1993).
          10.U       -- Letter Agreement, dated February 22, 1991, between EPG and Britton
                        White, Jr. (Form 10-K, No. 1-2700, filed February 3, 1993).
          10.V       -- Letter Agreement, dated January 13, 1995, between EPG and William A.
                        Wise (Form 10-K, No. 1-2700, filed January 26, 1995).
          10.W       -- Participation and Credit Agreement, dated as of February 9, 1995, among EPG, El Paso New Chaco Company, State Street Bank and Trust
                        Company, as Trustee, Chemical Bank, as Agent, the Note Holders
                        Signatories and the Certificate Holders Signatories (without exhibits and schedules, except for the schedule of defined terms), and the following documents related thereto: Lease Agreement, dated as of
                        February 9, 1995, between State Street Bank and Trust Company and El
                        Paso New Chaco Company; Support Agreement, dated as of February 9,
                        1995, between El Paso New Chaco Company and State Street Bank and
                        Trust Company; Guaranty Agreement by EPG in favor of Chemical Bank, as Agent, and each of the

                        Participants as of February 9, 1995; Sponsor Agreement by EPG in
                        favor of State Street Bank and Trust Company as of February 9, 1995;
                        Mortgage, Assignment, Security Agreement and Financing Statement,
                        executed February 7, 1995, between State Street Bank and Trust
                        Company (Mortgagor) and Chemical Bank (Mortgagee); and Security
                        Agreement among State Street Bank and Trust Company and Chemical
                        Bank, as Agent, dated February 9, 1995 (Form 10-Q, No. 1-2700, filed
                        April 28, 1995).
          10.X       -- 1995 Omnibus Compensation Plan, effective as of January 13, 1995
                        (Form S-8, No. 33-57553, filed February 2, 1995); Amendment No. 1 to
                        EPG's 1995 Omnibus Compensation Plan, effective as of July 21, 1995
                        (Form 10-Q, No. 1-2700, filed July 21, 1995).
          21         -- Subsidiaries of EPG (Form 10-K, No. 1-2700, filed January 26, 1995).
        *23.A        -- Consent of Rauscher Pierce Refsnes, Inc.
        *23.B        -- Consent of Britton White, Jr. (contained in Exhibit 5).
        *23.C        -- Consent of Fried, Frank, Harris, Shriver & Jacobson.
        *23.D        -- Consent of Arthur Andersen, L.L.P. with respect to Eastex.
        *23.E        -- Consent of Coopers & Lybrand L.L.P. with respect to EPG.
        *24          -- Power of Attorney (See page II-7)
        *99          -- Form of Proxy

     Each exhibit identified on this Exhibit List is filed as a part of this Registration Statement. Exhibits not incorporated by reference to a prior filing are designated by an asterisk; all exhibits not so designated are incorporated herein by reference to a prior filing as indicated.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

     Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas, on August 14, 1995.

                                            EL PASO NATURAL GAS COMPANY

                                            By:     /s/  WILLIAM A. WISE
                                                         William A. Wise
                                                Chairman of the Board, President
                                                  and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes H. Brent Austin and Britton White, Jr. and each of them as attorneys-in-fact, with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                    DATE
---------------------------------------------  ------------------------------------------------
             /s/  WILLIAM A. WISE              Chairman of the Board,           August 14, 1995
                  William A. Wise                President, Chief Executive
                                                 Officer and Director
              /s/  H. BRENT AUSTIN             Executive Vice President and     August 14, 1995
                   H. Brent Austin               Chief Financial Officer
              /s/  THOMAS E. RICKS             Vice President, Chief            August 14, 1995
                   Thomas E. Ricks               Accounting Officer and
                                                 Controller
             /s/  BYRON ALLUMBAUGH             Director                         August 14, 1995
                  Byron Allumbaugh
          /s/  EUGENIO GARZA LAGUERA           Director                         August 14, 1995
               Eugenio Garza Laguera
             /s/  JAMES F. GIBBONS             Director                         August 14, 1995
                  James F. Gibbons
               /s/  BEN F. LOVE                Director                         August 14, 1995
                    Ben F. Love
            /s/  KENNETH L. SMALLEY            Director                         August 14, 1995
                 Kenneth L. Smalley
               /s/  MALCOLM WALLOP             Director                         August 14, 1995
                    Malcolm Wallop

                                 EXHIBIT INDEX

                                                                                   SEQUENTIALLY
  EXHIBIT                                                                           NUMBERED
    NO.                                  DESCRIPTION                                  PAGES
----------------------------------------------------------------------------------------------
     2     -- Agreement and Plan of Merger, dated as of May 8, 1995, between EPG,
              El Paso Acquisition Company and Eastex Energy Inc. (attached as
              Appendix A to Proxy Statement/Prospectus).
     3(i)  -- Restated Certificate of Incorporation of EPG dated January 22, 1992
              (Form 10-K, No. 1-2700, filed January 29, 1992); Certificate of
              Designation, Preferences and Rights of Series A Junior Participating
              Preferred Stock of EPG, dated July 7, 1992 (Form 10-K, No. 1-2700, filed February 3, 1993).
     3(ii) -- By-laws of EPG, as amended September 1, 1994 (Form 10-K, No. 1-2700, filed January 26, 1995).
     4A    -- Specimen Certificate for shares of Common Stock, $3.00 par value, of
              EPG (Form 8-A, No. 1-2700, filed February 13, 1992).
     4.B.1 -- Indenture, dated as of March 1, 1987, between EPG and Citibank, N.A.,
              Trustee, with respect to EPG's 8 5/8% Debentures due 2012 (Form S-3,
              No. 33-34284, filed April 20, 1990); Supplemental Indenture, dated
              December 24, 1991 (Form 10-K, No. 1-2700, filed January 29, 1992).
     4.B.2 -- Indenture, dated as of August 1, 1987, between EPG and Citibank,
              N.A., Trustee, with respect to EPG's 9.45% Notes due 1999 (Form S-3,
              No. 33-34284, filed April 20, 1990); Supplemental Indenture, dated
              December 24, 1991 (Form 10-K, No. 1-2700, filed January 29, 1992).
     4.B.3 -- Indenture, dated as of January 1, 1992, between EPG and Citibank,
              N.A., Trustee, with respect to EPG's 6.90% Notes due 1997, 7 3/4%
              Notes due 2002 and 8 5/8% Debentures due 2022 (Form 10-K, No. 1-2700,
              filed January 29, 1992).
     4.C   -- Shareholder Rights Plan (Form 10-Q, No. 1-2700, filed November 12,
              1992).
   *5      -- Opinion of Britton White, Jr., Senior Vice President and General
              Counsel of EPG, regarding the issuance of the shares.
   10.A    -- Mojave Pipeline General Partnership Agreement by and among El Paso
              Mojave Pipeline Co., HNG Mojave, Inc., and Pacific Interstate Mojave
              Company, dated as of March 26, 1985 (Form 10-Q, No. 1-2700, filed May
              15, 1985); Amendment No. 1 to General Partnership Agreement, dated as of September 29, 1986 (Form 10-Q, No. 1-2700, filed May 13, 1988);
              Amendment No. 2 to General Partnership Agreement, dated as of
              September 30, 1991 (Form 10-Q, No. 1-2700, filed November 14, 1991).
   10.B    -- Lease, dated May 27, 1982, between EPG and First Capital Kayser
              Center (Form 10-Q, No. 1-2700, filed November 14, 1991).
   10.C    -- Transportation Service Agreement as Amended and Restated, effective
              November 1, 1993, between EPG and Pacific Gas and Electric Company
              (Form 10-K, No. 1-2700, filed January 26, 1995).
   10.D    -- Transportation Service Agreement as Amended and Restated, effective
              July 16, 1993, between EPG and Southern California Gas Company (Form
              10-K, No. 1-2700, filed January 26, 1995).
   10.E    -- Transportation Service Agreement, dated August 9, 1991, and effective
              September 1, 1991, between EPG and Southwest Gas Corporation for service to Arizona; Transportation Service Agreement, dated August 9,
              1991, and effective September 1, 1991, between EPG and Southwest Gas
              Corporation for service to Nevada (Form 10-Q, No. 1-2700, filed
              November 14, 1991); Amendatory

                                                                                   SEQUENTIALLY
  EXHIBIT                                                                           NUMBERED
    NO.                                  DESCRIPTION                                  PAGES
----------------------------------------------------------------------------------------------
              Agreement and replacement of Exhibit B to Transportation Service
              Agreement, dated August 9, 1991, and effective May 8, 1992, between
              EPG and Southwest Gas Corporation for service to Nevada (Form 10-K,
              No. 1-2700, filed February 3, 1993); Exhibit B to the Transportation
              Service Agreement, dated August 9, 1991, and effective March 1, 1994, between EPG and Southwest Gas Corporation for service to Arizona
              (Form 10-K, No. 1-2700, filed January 26, 1995).
   10.F    -- Credit Agreement among Mojave Pipeline Company and Deutsche Bank AG,
              New York Branch, and Swiss Bank Corporation, New York Branch,
              individually and as Agents, and the Banks named therein, dated as of
              September 30, 1991, and the following documents related thereto:
              Sponsor Performance Agreement among EPG and Deutsche Bank AG, New
              York Branch, as Collateral Agent and Deutsche Bank AG, New York
              Branch and Swiss Bank Corporation, New York Branch, as Agents, dated as of September 30, 1991; Partner Performance Agreement among El Paso
              Mojave Pipeline Co. and Deutsche Bank AG, New York Branch, as
              Collateral Agent and Deutsche Bank AG, New York Branch and Swiss Bank
              Corporation, New York Branch, as Agents, dated as of September 30,
              1991; Pledge Agreement made by El Paso Mojave Pipeline Co. with and to Deutsche Bank AG, New York Branch (as Collateral Agent) for the
              Secured Creditors, dated as of September 30, 1991; $90,000,000 Note dated September 30, 1991, executed by Mojave Pipeline Company and payable to Deutsche Bank AG, New York Branch; $90,000,000 Note dated
              September 30, 1991, executed by Mojave Pipeline Company and payable to Swiss Bank Corporation, New York Branch (Form 10-Q, No. 1-2700,
              filed November 14, 1991); Syndication and replacement of Notes with a
              $52,750,000 Note dated September 30, 1991, executed by Mojave
              Pipeline Company and payable to Swiss Bank Corporation, New York
              Branch; a $40,000,000 Note dated September 30, 1991, executed by
              Mojave Pipeline Company and payable to Deutsche Bank AG, New York
              Branch; a $30,000,000 Note dated September 30, 1991, executed by
              Mojave Pipeline Company and payable to Banque Indosuez; a $20,000,000
              Note dated September 30, 1991, executed by Mojave Pipeline Company and payable to the Sumitomo Bank, Limited, Houston Agency; a
              $20,000,000 Note dated September 30, 1991, executed by Mojave
              Pipeline Company and payable to the Bank of Nova Scotia; a
              $17,250,000 Note dated September 30, 1991, executed by Mojave
              Pipeline Company and payable to Credit Lyonnais Cayman Islands Branch
              (Form 10-K, No. 1-2700, filed January 29, 1992). First Amendment to
              Credit Agreement, dated as effective December 23, 1992, among Mojave
              Pipeline Company and Deutsche Bank AG, New York Branch and Swiss Bank
              Corporation, New York Branch; Amendment to Sponsor and Partner
              Performance Agreements entered into effective as of December 23,
              1992; Syndication and replacement of Note for $52,750,000 payable to
              Swiss Bank Corporation, New York Branch and Note for $17,250,000
              payable to Credit Lyonnais Cayman Islands Branch with a $40,000,000
              Note dated September 30, 1991, executed by Mojave Pipeline Company and payable to Swiss Bank Corporation, New York Branch; and a
              $30,000,000 Note dated September 30, 1991, executed by Mojave
              Pipeline Company and payable to Credit Lyonnais Cayman Islands
              Branch. Second Amendment to Credit Agreement, dated as effective June
              1, 1993, among Mojave Pipeline Company and Deutsche Bank AG, New York
              Branch and Swiss Bank Corporation, New York Branch; Amended and
              Restated Sponsor Performance Agreement dated as effective June 1,
              1993, among EPG and Deutsche Bank AG, New York Branch and Swiss Bank
              Corporation, New York Branch; Amendment and Ratification of Partner
              Documents dated as

                                                                                   SEQUENTIALLY
  EXHIBIT                                                                           NUMBERED
    NO.                                  DESCRIPTION                                  PAGES
----------------------------------------------------------------------------------------------
              effective June 1, 1993, among EPNG Mojave, Inc. and El Paso Mojave
              Pipeline Co. and Deutsche Bank AG, New York Branch and Swiss Bank
              Corporation, New York Branch (Form 10-Q, No. 1-2700, filed August 16,
              1993). Replacement of $30,000,000 Note dated September 30, 1991, executed by Mojave Pipeline Company and payable to Banque Indosuez with a $30,000,000 Note dated September 30, 1991, executed by Mojave
              Pipeline Company and payable to Bank of Scotland (Form 10-Q, No.
              1-2700, filed May 13, 1994).
   10.G    -- Master Separation Agreement and documents related thereto, dated
              January 15, 1992, by and among Burlington Resources Inc., EPG and
              Meridian Oil Holding Inc., including Exhibits (Form 10-K, No. 1-2700, filed January 29, 1992).
   10.H    -- Revolving Credit and Competitive Advance Facility Agreement, dated as of August 10, 1994, between EPG, Chemical Bank and certain other banks (Form 10-Q, No. 1-2700, filed November 14, 1994).
   10.I    -- Omnibus Compensation Plan, dated as of January 1, 1992 (Amendment No.
              1 to Form S-2, No. 33-45369, filed February 27, 1992).
   10.J    -- 1995 Incentive Compensation Plan, effective as of January 13, 1995
              (Form S-8, No. 33-57553, filed February 2, 1995); Amendment No. 1 to
              EPG's 1995 Incentive Compensation Plan, effective as of July 21, 1995
              (Form 10-Q, No. 1-2700, filed July 21, 1995).
   10.K    -- 1995 Compensation Plan for Non-Employee Directors, effective as of
              January 13, 1995 (Form S-8, No. 33-57553, filed February 2, 1995).
   10.L    -- Stock Option Plan for Non-Employee Directors, dated as of January 1,
              1992 (Amendment No. 1 to Form S-2, No. 33-45369, filed February 27,
              1992).
   10.M    -- Supplemental Benefits Plan, Amended and Restated Effective as of
              January 13, 1995 (Form 10-K, No. 1-2700, filed January 26, 1995).
   10.N    -- Senior Executive Survivor Benefit Plan, effective January 1, 1992
              (Amendment No. 1 to Form S-2, No. 33-45369, filed February 27, 1992).
   10.O    -- Deferred Compensation Plan, Amended and Restated Effective as of
              January 13, 1995 (Form 10-K, No. 1-2700, filed January 26, 1995).
   10.P    -- Retirement Income Plan for Non-Employee Directors, Amended and
              Restated Effective as of January 13, 1995 (Form 10-K, No. 1-2700,
              filed January 26, 1995).
   10.Q    -- Key Executive Severance Protection Plan, Amended and Restated
              Effective as of January 13, 1995 (Form 10-K, No. 1-2700, filed
              January 26, 1995).
   10.R    -- Director Charitable Award Plan, Amended and Restated Effective as of
              January 13, 1995 (Form 10-K, No. 1-2700, filed January 26, 1995).
   10.S    -- Receivables Purchase and Sale Agreement, dated as of January 14,
              1992, between EPG, CIESCO L.P., Corporate Asset Funding Company, Inc.
              and Citicorp North America, Inc. (Form 10-K, No. 1-2700, filed
              February 3, 1993).
   10.T    -- Employment Agreement, dated July 31, 1992, between EPG and William A.
              Wise (Form 10-K, No. 1-2700, filed February 3, 1993).
   10.U    -- Letter Agreement, dated February 22, 1991, between EPG and Britton
              White, Jr. (Form 10-K, No. 1-2700, filed February 3, 1993).
   10.V    -- Letter Agreement, dated January 13, 1995, between EPG and William A.
              Wise (Form 10-K, No. 1-2700, filed January 26, 1995).
   10.W    -- Participation and Credit Agreement, dated as of February 9, 1995, among EPG, El Paso New Chaco Company, State Street Bank and Trust
              Company, as Trustee,

                                                                                   SEQUENTIALLY
  EXHIBIT                                                                           NUMBERED
    NO.                                  DESCRIPTION                                  PAGES
----------------------------------------------------------------------------------------------
              Chemical Bank, as Agent, the Note Holders Signatories and the
              Certificate Holders Signatories (without exhibits and schedules, except for the schedule of defined terms), and the following documents related thereto: Lease Agreement, dated as of February 9,
              1995, between State Street Bank and Trust Company and El Paso New
              Chaco Company; Support Agreement, dated as of February 9, 1995, between El Paso New Chaco Company and State Street Bank and Trust
              Company; Guaranty Agreement by EPG in favor of Chemical Bank, as
              Agent, and each of the Participants as of February 9, 1995; Sponsor
              Agreement by EPG in favor of State Street Bank and Trust Company as of February 9, 1995; Mortgage, Assignment, Security Agreement and
              Financing Statement, executed February 7, 1995, between State Street
              Bank and Trust Company (Mortgagor) and Chemical Bank (Mortgagee); and
              Security Agreement among State Street Bank and Trust Company and
              Chemical Bank, as Agent, dated February 9, 1995 (Form 10-Q, No.
              1-2700, filed April 28, 1995).
   10.X    -- 1995 Omnibus Compensation Plan, effective as of January 13, 1995
              (Form S-8, No. 33-57553, filed February 2, 1995); Amendment No. 1 to
              EPG's 1995 Omnibus Compensation Plan, effective as of July 21, 1995
              (Form 10-Q, No. 1-2700, filed July 21, 1995).
   21      -- Subsidiaries of EPG (Form 10-K, No. 1-2700, filed January 26, 1995).
  *23.A    -- Consent of Rauscher Pierce Refsnes, Inc.
  *23.B    -- Consent of Britton White, Jr. (contained in Exhibit 5).
  *23.C    -- Consent of Fried, Frank, Harris, Shriver & Jacobson.
  *23.D    -- Consent of Arthur Andersen, L.L.P. with respect to Eastex.
  *23.E    -- Consent of Coopers & Lybrand L.L.P. with respect to EPG.
  *24      -- Power of Attorney (See page II-7)
  *99      -- Form of Proxy

     Each exhibit identified on this Exhibit List is filed as a part of this Registration Statement. Exhibits not incorporated by reference to a prior filing are designated by an asterisk; all exhibits not so designated are incorporated herein by reference to a prior filing as indicated.